PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-203150

4,818,761 Shares

Common Stock

This prospectus relates to the resale by the selling stockholders named herein of up to an aggregate of 4,818,761 shares of common stock, par value $0.001 per share, of Integrity Applications, Inc., consisting of 1,465,578 shares issuable upon conversion of our Series B 5.5% Convertible Preferred Stock, par value $0.001 per share, which we refer to as our Series B Preferred Stock, 2,931,156 shares issuable upon the exercise of warrants, 18,987 shares issued as stock dividends on the Series B Preferred Stock and 403,040 shares issuable as stock dividends on the Series B Preferred Stock.

The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholders named herein.  The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 92, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.

All of the shares of common stock are being sold by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock being sold by the selling stockholders.  We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

Our common stock is quoted on the OTCQB under the symbol “IGAP”.

You should read this prospectus, the applicable prospectus supplement, if any, and other offering materials carefully before you invest.

There is no relationship between Integrity Applications, Inc., the registrant under the registration statement of which this prospectus is a part, and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

An investment in our common stock involves substantial risks.  See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2015.

TABLE OF CONTENTS

Prospectus

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  These forward looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies or prospects.  All statements other than statements of historical fact included in this prospectus, including statements regarding our future activities, events or developments, including such things as future revenues, product development, clinical trials, regulatory approval, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, projected performance and trends, and other such matters, are forward-looking statements.  The words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “plan,” “may,” “will,” “could,” “would,” “should” and other similar words and phrases or the negative of such terms, are intended to identify forward-looking statements.  The forward-looking statements made in this prospectus are based on certain historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.  These statements relate only to events as of the date on which the statements are made and we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.  Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially.  Risks and uncertainties, the occurrence of which could adversely affect our business, include the risks identified in this prospectus under the caption “Risk Factors,” beginning on page 7.  We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus unless required by law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus, including the section entitled “Risk Factors,” and our financial statements and the notes thereto incorporated herein by reference before deciding to invest in our common stock.  Unless the context otherwise requires, the terms “the Company”, “Integrity”, “we”, “our”, “ours” and “us”, refer to A.D. Integrity Applications, Ltd., an Israeli corporation, which we refer to as Integrity Israel, for all periods prior to July 15, 2010 and to Integrity Israel and Integrity Applications, Inc., a Delaware corporation, which we refer to as Integrity U.S., on a combined basis, for all periods from and including July 15, 2010.

Our Company

Overview

We are a medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by persons suffering from diabetes.  Integrity Israel was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive blood glucose monitor, the GlucoTrack® model DF-F glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger-stick devices.  The GlucoTrack® model DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood.

On June 4, 2013, we received CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from DEKRA Certification B.V., our European notified body, which we refer to as the Notified Body. Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in European Union, or EU, member countries that have adopted the European Medical Device Directive, which we refer to as the MDD, without being subject to additional national regulations with regard to demonstration of performance and safety. However, although the MDD is applicable throughout the EU, in practice it does not ensure uniform regulation throughout the EU.  Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis.  The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU.  The GlucoTrack® model DF-F has not yet been approved for commercial sale in the United States.  We expect to begin clinical trials in the United States during 2015, if our clinical trial protocol is approved by the U.S. Food and Drug Administration, which we refer to as the FDA.

Since receiving CE Mark approval for our GlucoTrack® model DF-F glucose monitoring device, we have expanded our primary focus to include, in addition to research and development activities, preparation for anticipated future mass-production and distribution of the GlucoTrack® model DF-F in EU member countries and other countries that have an MDD Mutual Recognition Agreement with the EU.  We have entered into exclusive distribution agreements with distribution firms in more than 10 countries, subject in certain cases to the receipt of local regulatory approval or registration, if required, for the commencement of sales of the GlucoTrack® model DF-F in the subject territory.  We cannot provide any assurance that we will receive the required local regulatory approvals in any of the countries in which such approvals are required, and therefore we may never be permitted to commence commercial sales of our products in such territories. Further discussions with other potential distributors are in different stages.  We received our first wholesale purchase orders for the GlucoTrack® model DF-F in the second quarter of 2014 and we recognized initial revenues with respect to such orders in third quarter of 2014.

We do not have commercial manufacturing facilities and do not intend to build commercial manufacturing facilities of our own in the foreseeable future. We currently utilize a third party-manufacturer in Israel to manufacture the GlucoTrack® model DF-F.  In July 2014, we entered into a manufacturing agreement with Wistron Corp., which we refer to as Wistron, a Taiwanese entity and the manufacturing arm of Acer Inc.  Pursuant to such agreement, Wistron has agreed to mass produce and service, on a non-exclusive basis, the GlucoTrack® model DF-F and any future products, if any, introduced by us.  Pursuant to such agreement, Wistron has also agreed to provide full turn-key manufacturing services for the GlucoTrack® model DF-F, including components procurement, unit assembly, device integration, testing and packaging.  Wistron is in the process of preparing a production line for the GlucoTrack model DF-F, and we expect such production line to be operational in the second quarter of 2015.  Subject to the completion of Wistron’s production line, we intend to utilize the services of both Wistron and the Israeli third-party manufacturer to produce the GlucoTrack model DF-F.

In support of our sales and distribution efforts, we are continuing to seek to expand our sales and customer support capabilities by increasing our sales and customer support teams, by adding new members to our advisory board, as well as by raising market awareness of our GlucoTrack® model DF-F device and its benefits.  For example, on July 1, 2014, we hired an experienced director in the medical devices field, Ron Roobroeck, to serve as our Director of International Marketing and Sales.

We have not yet generated any material revenues from our operations and, as of December 31, 2014, have incurred accumulated deficit of $23,087,063, stockholders’ deficit of $4,832,203 and negative operating cash flows.  We currently have no material sources of recurring revenue and therefore are dependent upon external sources for financing our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We were incorporated in Delaware in May 2010.  On July 15, 2010, we completed a reverse triangular merger with Integrity Israel and Integrity Acquisition Corp. Ltd., an Israeli corporation and a wholly owned subsidiary of ours, pursuant to which Integrity Acquisition Corp. Ltd. merged with and into Integrity Israel and all of the stockholders and option holders of Integrity Israel became entitled to receive shares and options in us in exchange for their shares and options in Integrity Israel, which we refer to as the Reorganization.  Following the Reorganization, the former equity holders of Integrity Israel were entitled to the same proportional ownership in us as they had in Integrity Israel prior to the Reorganization.  As a result of the Reorganization, Integrity Israel became a wholly owned subsidiary of ours.  We operate primarily through Integrity Israel.

Recent Corporate Developments

Resolution of Dimri Arbitration

On March 11, 2015, the arbitrator in the previously disclosed arbitration proceeding among Integrity Israel, Avner Gal, David Malka, Zvi Cohen, Ilana Freger and Alexander Reykhman, as defendants, and Y.H. Dimri Holdings (2001) Ltd., or Dimri, as the plaintiff, issued a binding arbitration decision (the "Arbitration Decision") which documents the parties' negotiated settlement of the arbitration proceedings among Integrity Israel, Dimri, and the other parties thereto.  Pursuant to the terms of the Arbitration Decision, (1) Avner Gal, David Malka, Zvi Cohen, Ilana Freger and Alexander Reykhman transferred to Dimri, on March 18, 2015, an aggregate of 440,652 shares of the Company's outstanding Common Stock, (2) Integrity Israel (A) paid to Dimri on March 23, 2015, NIS 1,767,674 (approximately $439,939 based on the exchange rate of 4.018 NIS:$1 as of March 23, 2015), as repayment in full of the outstanding principal amount under the Investment Agreement, as adjusted for changes in the Israeli consumer price index since the date on which the loan was made, and (B) is required to pay to Dimri, upon the receipt of the appropriate documentation thereof, approximately NIS 290,000 (approximately $72,175 based on the exchange rate as of March 23, 2015), as partial reimbursement of Dimri's attorney's fees in the arbitration.  Subject to the completion of the foregoing transfers and payments, the Arbitration Decision releases Integrity Israel, the Company and the other defendants in the arbitration from any legal claim by Yigal Dimri, the principal shareholder of Dimri, and any other companies under his control in respect of the subject matter of the arbitration, including the shareholder loan granted under and any claim of anti-dilution rights under the Investment Agreement, and similarly releases Mr. Dimri and all companies under his control from any legal claim by Integrity Israel, the Company and the other defendants in the arbitration in respect of the subject matter of the arbitration.

Private Placement

Between August and December of 2014, we received aggregate net proceeds of approximately $7.3 million (net of related cash expenses) from the issuance and sale in private placement transaction, at a price of $1,000 per unit, of 8,500 Series B units, which we refer to as the Series B Units, each consisting of (a) one share of our newly designated Series B Preferred Stock, each of which is convertible into shares of our common stock, par value $0.001 per share, at an initial conversion price of $5.80 per share, (b) a five year warrant to purchase, at an exercise price of $5.80 per share, up to such number of shares of our common stock issuable upon conversion of such share of Series B Preferred Stock, which we refer to as the Series B-1 Warrants, and (c) a five year warrant to purchase, at an exercise price of $10.00 per share, up to such number of shares of our common stock issuable upon conversion of such share of Series B Preferred Stock, which we refer to as the Series B-2 Warrants and, together with the Series B-1 Warrants, collectively, the Series B Warrants.  The shares of Series B Preferred Stock included in the Series B Units are convertible into an aggregate of 1,465,578 shares of our common stock, and the Series B Warrants included in the Series B Units are exercisable for an aggregate of 2,931,156 shares of our common stock, in each case subject to adjustment in certain circumstances as described below.  See “Description of Securities” on page 78 below for a description of the material terms of the Series B Preferred Stock and the Series B Warrants.

Pursuant to a placement agent agreement, which we refer to as the Placement Agent Agreement, Andrew Garrett, Inc., the placement agent for the offering of the Series B Units, which we refer to as the Placement Agent, at the closing of the sale of the Series B Units we paid the Placement Agent, as a commission, an amount equal to 6% of the aggregate sales price of the Series B Units, plus 4% of the aggregate sales price as a management fee plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the Series B Units.  In addition, pursuant to the Placement Agent Agreement, we issued to the Placement Agent, (a) 5 year warrants to purchase up to 293,115 shares of our common stock at an exercise price of $5.80 per share and (b) 5 year warrants to purchase up to 146,559 shares of our common stock at an exercise price of $10.00 per share.  The terms of the Placement Agent warrants are substantially similar to the terms of the Series B Warrants, except that the Placement Agent warrants may also be exercisable on a cashless basis at all times.

Going Concern

We have not generated material revenues from our operations and as of December 31, 2104 have incurred an accumulated deficit   of $23,087,063, stockholder’s deficit of $4,832,203 and cumulative negative operating cash flows.  We are dependent upon external sources for financing our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  Management’s plans concerning these matters are described in Note 1B to our financial statements incorporated into this prospectus by reference; however management cannot assure you that its plans will be successful in addressing these issues.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  If we cannot successfully continue as a going concern, our stockholders may lose their entire investment in the common stock.

Market Opportunity

Diabetes

Diabetes is a chronic, life-threatening disease for which there is no known cure.  Diabetes is caused by the body’s inability to produce or effectively utilize the hormone insulin.  This inability prevents the body from adequately regulating blood glucose levels.  Glucose, the primary source of energy for cells, must be maintained at certain concentrations in the blood in order to permit optimal cell function and health.  Normally, the pancreas provides control of blood glucose levels by secreting the hormone insulin to decrease blood glucose levels when concentrations are too high.  In people with diabetes, blood glucose levels fluctuate between very high levels, a condition known as hyperglycemia, and very low levels, a condition known as hypoglycemia.  Hyperglycemia can lead to serious long-term complications, such as blindness, kidney disease, nervous system disease, amputations, stroke and cardiovascular disease.  Hypoglycemia can lead to confusion, loss of consciousness or death.

According to the Diabetes Atlas (Sixth Edition) published by the International Diabetes Federation in 2013, an estimated 382 million adults worldwide, between the ages of 20 to 79, or approximately 8.4% of the world’s adult population, were estimated to suffer from diabetes in 2013 (not including those persons who suffer from impaired glucose tolerance or gestational diabetes, diabetic conditions first arising during pregnancy).  The International Diabetes Federation estimates that this number will grow to approximately 592 million adults worldwide by 2035, a 55% increase from 2013.  By 2035, the number of adults suffering from diabetes is estimated to increase by 109.1% in Africa, 96.2% in the Middle East and North Africa, 70.6% in Southeast Asia, 59.8% in South and Central America, 46.0% in the Western Pacific, 37.3% in North America and the Caribbean and 22.4% in Europe, over such regions’ respective 2013 levels.

Glucose Monitoring

Clinical data supports the recommendation that frequent monitoring of blood glucose levels is an important component of effective diabetes management.  The Diabetes Control and Complications Trial, consisting of patients with Type 1 diabetes, and the 1998 UK Prospective Diabetes Study, consisting of patients with Type 2 diabetes, demonstrated that patients who intensely managed blood glucose levels delayed the onset and slowed the progression of diabetes-related complications.  In the Diabetes Control and Complications Trial, a major component of intensive management was monitoring blood glucose levels at least four times per day using conventional spot finger stick blood glucose meters.  The Diabetes Control and Complications Trial demonstrated that intensive management reduced the risk of complications by 76% for eye disease, 60% for nerve disease and 50% for kidney disease.  However, the Diabetes Control and Complications Trial also found that intensive management led to a two- to three-fold increase in the frequency of hypoglycemic events.  In the December 2005 edition of the New England Journal of Medicine, the authors of a peer-reviewed study concluded that intensive diabetes therapy has long-term beneficial effects on the risk of cardiovascular disease in patients with Type 1 diabetes.  The study showed that intensive diabetes therapy reduced the risk of cardiovascular disease by 42% and the risk of non-fatal heart attack, stroke or death from cardiovascular disease by 57%.  However, despite evidence that intensive glucose management reduces the long-term complications associated with diabetes, the American Diabetes Association reported in a 2001 issue of its publication Diabetes Care that up to 67% of patients with diabetes fail to routinely monitor their glucose levels.

Spot finger stick devices are the most prevalent devices for blood glucose monitoring. These devices require users to insert a strip into a glucose meter, take a blood sample with a finger stick and place a drop of blood on a test strip that yields a single point in time blood glucose measurement.  Despite continued developments in the field of blood glucose monitors, the routine measurement of glucose levels remains invasive, painful, inconvenient, difficult and costly.  This has resulted in a sub-optimal measurement regimen for many diabetics.

The FDA has approved continuous glucose monitoring system, which we refer to as CGMS, devices for blood glucose monitoring, when prescribed by a doctor.  CGMS devices use sensors inserted under the skin to check glucose levels in interstitial fluid.  The sensor stays in place for several days to a week and then must be replaced.  A transmitter sends information about glucose levels via radio waves from the sensor to a pager-like wireless monitor.  According to the National Institute of Diabetes and Digestive and Kidney Diseases at the National Institutes of Health, CGMS device users must check blood samples with a conventional glucose meter to calibrate the CGMS devices, and because currently approved CGMS devices are not as accurate as standard blood glucose meters, users should confirm glucose levels with a conventional glucose meter when making treatment decisions.

To our knowledge, only one device other than the GlucoTrack® model DF-F is currently approved for use in the EU for spot non-invasive blood glucose measurement. The FDA has previously approved a single non-invasive product for glucose trend analysis, the GlucoWatch®, so long as the device was used with conventional finger stick glucose monitoring devices. However, the device is no longer available commercially.  We are not aware of any other devices that have been approved for use in either the United Stated or the EU for spot or continuous non-invasive blood glucose measurement.

We believe that a significant market opportunity exists for a reliable, inexpensive, non-invasive blood glucose measurement device and that such a device could greatly increase compliance with blood glucose measurement recommendations and help many diabetics better manage their disease, providing significant benefits to both patients and payors.

Competitive Advantage

Our non-invasive blood glucose monitor, the GlucoTrack® model DF-F, utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a handheld control and display unit.

We believe that the GlucoTrack® model DF-F addresses the expressed, currently unmet needs of the diabetic market as it removes or diminishes two of the most significant barriers to the recommended frequent monitoring of blood glucose by diabetics:

•	pain, as the GlucoTrack® model DF-F is a truly non-invasive device; and
•
cost, as, despite the relatively high upfront cost of purchasing a GlucoTrack® model DF-F, we anticipate that the total cost of purchasing a device and purchasing replacement ear clips every six months (anticipated to be the only recurring cost, other than calibration costs, which are expected to be minimal) over the useful life of the device will be significantly lower than the cost of purchasing single use glucose sticks over that same period.  See Figure B on page 42 and the accompanying footnotes for a direct cost comparison of the GlucoTrack® model DF-F and conventional (invasive) spot finger stick devices.

Despite the fact that the overall costs associated with owning and using a GlucoTrack® model DF-F device are expected to be substantially lower than the cost of purchasing and using single use invasive devices over an extended period of time, the significant initial purchase price of a GlucoTrack® device might present a barrier to adoption of the GlucoTrack® system by patients.  In light of this fact, we are suggesting to distributors of the GlucoTrack® model DF-F that they consider offering end users financing and/or leasing options to lessen the initial financial burden associated with purchasing a GlucoTrack® device.  There can be no assurance that any such alternatives will be made available to end users.  In addition, we intend to seek reimbursement approval for the GlucoTrack® device from third-party payors, including government payors (such as the Medicare and Medicaid programs in the United States), in the event the GlucoTrack® model DF-F is approved for commercial sale in the United States, managed care organizations and other third-party payors.  There can be no assurance that such third party-payors will provide any reimbursement coverage for the GlucoTrack® or, if so, whether such reimbursement coverage will be adequate.  See “Risk Factors - If the GlucoTrack® model DF-F or our future product candidates, if any, fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability” on page 15 of this prospectus.

The GlucoTrack® model DF-F does not directly measure the glucose level concentration in the blood.  Rather, it measures several physiological phenomena that are correlated with the glucose level.  In order to correlate between the measured signal and the glucose level, a translation is needed.  This translation is accomplished through the individual calibration of the device by reference to a measurement obtained from an invasive device.

Non-invasive devices under different stages of development generally require frequent recalibration.  For example, GlucoWatch, a single non-invasive product for glucose trend analysis that was previously approved for sale by the FDA, but which is no longer available commercially, required recalibrations approximately every 13 hours.  The main reasons for calibration are that tissue parameters generally fluctuate in the area of the measurement, and are sensitive to the location of the sensor and the impact of potential disturbances.  Disturbances are less frequent in the earlobes, where the GlucoTrack® model DF-F takes its measurements.  Utilizing three channels simultaneously reduces the noise contribution in the measurement.  In addition, the personal ear clip contains sensors to help users attach the device to the proper part of the ear lobe.

The GlucoTrack® model DF-F has received CE Mark approval, which allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety. While the MDD is applicable throughout the EU, it requires only a minimum level of harmonization among member countries. Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis. Moreover, the MDD notwithstanding, because the regulatory regimes of the EU member countries are significantly diverse, it is difficult to predict future regulatory developments and risks. The GlucoTrack® model DF-F has not yet been cleared or approved for commercial sale in any other jurisdiction, including the United States.  See “Government Regulation - Regulation of the Design, Manufacture and Distribution of Medical Devices” below for a discussion of the approval process for commercial sale in the United States.  There can be no assurance that approval for commercial sale in any additional jurisdiction will be obtained on a timely basis or at all.

Corporate Information

Our principal offices are located at 102 Ha’Avoda St., Ashkelon, Israel 7810301 and our telephone number is 972-8-675-7878. Our website address is http://www.integrity-app.com; the reference to such website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus. There is no relationship between Integrity Applications, Inc., the registrant under the registration statement of which this prospectus is a part, and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

GlucoTrack® is a registered trademark of Integrity Israel.

The Offering

Common stock offered by the selling stockholders:
4,818,761 shares, consisting of 1,465,578 shares issuable upon conversion of our Series B Preferred Stock, 2,931,156 shares issuable upon the exercise of the Series B Warrants, 18,987 shares issued as stock dividends on the Series B Preferred Stock and 403,040 shares issuable as stock dividends on the Series B Preferred Stock.

Common stock outstanding before the offering:	5,323,059 shares as of March 30, 2015, excluding:

●
1,277,050 shares issuable upon the conversion of our Series A 5% Convertible Preferred Stock, par value $0.001 per share, which we refer to as our Series A Preferred Stock and together with our Series B Preferred Stock, our Preferred Stock;

●	1,465,578 shares issuable upon the conversion of our Series B Preferred Stock;
●	5,349,918 shares issuable upon the exercise of warrants;
●	403,040 shares issuable as stock dividends on the Series B Preferred Stock; and
●	503,989 shares issuable upon the exercise of outstanding stock options.
Common stock outstanding after the offering:
9,719,793 shares, assuming the conversion in full of the Series B Preferred Stock and the exercises of the Series B Warrants, excluding 439,674 warrants issued to the placement agent for the offering of the Series B Preferred Stock, 1,277,050 shares issuable upon the conversion of the outstanding Series A Preferred Stock, 503,989 shares issuable upon the exercise of options and 5,349,918 shares issuable upon the exercise of warrants outstanding.

Trading market:	Our common stock is quoted on the OTCQB under the symbol “IGAP”.
Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.
Risk factors:
We are subject to a number of risks that you should be aware of before you decide to purchase our common stock. These risks are discussed more fully in the section captioned “Risk Factors,” beginning on page 7 of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

We have a history of operating losses, and there is no assurance that we will generate material revenues or become profitable in the near future.

We are a medical device company with a limited operating history.  We are not profitable and have incurred losses since our inception.  To date we have not generated material revenue from sale of products and we do not anticipate that we will report operating income in the near future.  Our initial product, the GlucoTrack® model DF-F, has not been approved for marketing in the United States and may not be sold or marketed without FDA clearance or approval in the United States.  While our GlucoTrack® model DF-F received CE Mark approval in 2013, there is no assurance that we will be able to generate any material revenues from sales of such model in the EU or any other jurisdictions.  We continue to incur research and development and selling, marketing and general and administrative expenses related to our operations, development and commercialization of our first product.  Our operating losses for the years ended December 31, 2014 and 2013 were approximately $3.6 million and $3.0 million, respectively, and we had an accumulated deficit of approximately $23.1 million as of December 31, 2014.  We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we prepare for and begin to commercialize the GlucoTrack® model DF-F.  If we are not successful in manufacturing and distributing the GlucoTrack® model DF-F, or if the GlucoTrack® model DF-F does not achieve market acceptance, we may never become profitable.  Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm noted in its report accompanying our financial statements for the fiscal year ended December 31, 2014 that we had suffered significant accumulated deficit and had a negative operating cash flows and that the development and commercialization of our product is expected to require substantial expenditures.  We have not yet generated any material revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations.  There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  If we cannot successfully continue as a going concern, our stockholders may lose their entire investment in our common stock.

We may require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our cash on hand was approximately $4.8 million as of March 30, 2015.  Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents, will enable us to operate for a period of approximately 18 months from the date of this prospectus.  In order to fund our anticipated liquidity needs beyond such 18 month period (or possibly earlier if our current cash burn rate, strategy or operating plan change in a way that accelerates or increases our liquidity needs), we will need to raise additional capital.  Our future funding requirements will depend on many factors, including but not limited to:

•	the costs associated with the manufacture of our product in sufficient quantities for commercial sale;

•	the costs associated with establishing commercialization capabilities, including a sales force if we distribute our product other than through distributors;

•	the costs and timing of seeking and obtaining FDA and other non-U.S. regulatory clearances and approvals;

•	our need to expand research and development activities;

•	the need and ability to hire additional management and scientific and medical personnel;

•	the effect of competing technological and market developments;

•	the need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the rate of progress and cost of our clinical trials; and

•	the ability to maintain, expand and defend the scope of our intellectual property portfolio.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, or at all, we may have to delay, reduce the scope of or eliminate clinical trials or research and development programs. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution, and debt financing, if available, may involve restrictive covenants.  In addition to the dilution normally attendant to an equity offering, holders of shares of our common stock may experience additional dilution as a result of the anti-dilution provisions of our Series A 5.0% Convertible Preferred Stock, par value $0.001 per share, which we refer to as the Series A Preferred Stock and, together with the Series B Preferred Stock, the Preferred Stock, and the Series B Preferred Stock. See “Description of Securities” on page 78.

The conversion of our Series A Preferred Stock or Series B Preferred Stock and the exercise of the warrants issued to the purchasers of our Series A Preferred Stock or the Series B Warrants would have a dilutive impact on our existing stockholders.

As of the March 30, 2015, there were 1,277,050 and 1,465,578 shares of common stock underlying our Series A Preferred Stock and Series B Preferred Stock, respectively, and 1,821,833 and 3,370,830 shares of common stock underlying warrants that were issued to the purchasers of our Series A Preferred Stock and the placement agent for the offering of the our Series A Preferred Stock, and the Series B Warrants and the warrants that were issued to the Placement Agent in connection with the offering of our Series B Preferred Stock, respectively.  If and when issued, these additional 7,935,291 shares of common stock will equal approximately 60.00% of our currently outstanding shares of common stock (after giving effect to the conversion and exercise of the Series A Preferred Stock, the Series A Warrants, the Series B Preferred Stock and Series B Warrants) and would immediately dilute the ownership percentage of our stockholders.  The terms of the Preferred Stock and related warrants contain provisions that restrict the amount of shares a holder can receive upon conversion or exercise to 4.99% of the outstanding number of shares of our common stock after giving effect to such conversion (subject to increase to 9.99% at the option of the holder thereof upon not less than 61 days prior written notice to us).  However, these restrictions do not prevent the holders from selling some of their holdings and then receiving additional shares.  In this way, the holders could convert shares of Preferred Stock and exercise warrants in excess of these limits while never holding more than the limits.  As a result, even with the restrictions, the holders of the Preferred Stock and related warrants could ultimately convert and exercise, and then sell, the full amount issuable upon conversion and exercise of the Preferred Stock and related warrants, respectively, in which case our current stockholders would suffer the full amount of dilution.

The agreements governing our outstanding Preferred Stock contain various covenants that limit our ability to take certain actions and our failure to comply with any of the covenants would have a material adverse effect on our business, financial condition and results of operations.

The agreements governing our outstanding Preferred Stock contain a number of significant covenants that, among other things, limit our ability to incur indebtedness or liens, and repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of common stock or other securities junior to the Preferred Stock.  Unless we receive a consent or a waiver from the holders of our Preferred Stock, these covenants may restrict our ability to take certain actions that we would have otherwise taken in the absence of these covenants and which may be in the best interests of the Company and our stockholders.  There can be no assurance that we will be able to receive a consent or waiver on acceptable terms, if at all.  If we fail to comply with these covenants, we will be in default of the agreements governing our outstanding Preferred Stock, which would have a material adverse effect on our business, financial condition and results of operations.

We may be required to redeem our Preferred Stock upon the occurrence of certain events, which would have a material adverse effect on our financial condition and results of operations.

We may become obligated to redeem the Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by us of certain contractual obligations to the holders of the Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the common stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service.  In addition, upon the occurrence of certain triggering events, each holder of Preferred Stock will have the option to require us to redeem such holder’s shares of Preferred Stock for a redemption price payable in shares of common stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Preferred Stock.  Any obligation to redeem the Preferred Stock would require a large expenditure of cash by us, which would have a material adverse effect on our financial condition and results of operations.

The recent worldwide economic crisis and market instability may materially and adversely affect the demand for our products, as well as our ability to obtain credit or secure funds through sales of our stock, which may materially and adversely affect our business, financial condition and ability to fund our operations.

The recent worldwide economic crisis may reduce the demand for new and innovative medical devices, resulting in delayed market acceptance of our products, if and when they are approved.  Such a delay could have a material adverse impact on our business, expected cash flows, results of operations and financial condition.  Additionally, we have funded our operations to date primarily through private sales of securities, including common stock and other securities convertible into or exercisable for shares of our common stock.  The recent economic turmoil and instability in the world’s equity and credit markets may materially adversely affect our ability to sell additional securities and/or borrow cash. There can be no assurance that we will be able to raise additional working capital on acceptable terms or at all, and any failure to do so may materially adversely affect our ability to continue operations.

Healthcare reforms, changes in healthcare policies, including recently enacted legislation reforming the U.S. healthcare system, and changes to third-party reimbursements for diabetes-related products may affect demand for our products and have a material adverse effect on our financial condition and results of operations.

The United States government has in the past considered and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare products such as the GlucoTrack® model DF-F.  These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness and costs of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; and other measures.

Congress passed healthcare reform legislation that the President signed into law on March 23, 2010 and March 30, 2010.  The package signed into law is considered by some to be the most dramatic change to the country’s healthcare system in decades.  The principal aim of the law currently enacted is to expand health insurance coverage to approximately 32 million Americans who are currently uninsured.  The law’s most far-reaching changes did not take effect until 2014, including a requirement that most Americans carry health insurance. The consequences of these significant coverage expansions on the sale of our products are still unknown and speculative at this point.

The enacted legislation contains many provisions designed to generate the revenues necessary to fund the coverage expansions.  The most relevant of these provisions are those that impose fees or taxes on certain health-related industries, including medical device manufacturers like us.  The legislation imposes an annual excise tax (or sales tax) on medical devices like ours, beginning with calendar year 2013.  The taxes are allocated based on our proportionate share of the prior-year’s aggregate domestic gross receipts from medical device sales.

In addition to the new legislation discussed above, the effect of which cannot presently be quantified given its recent enactment, various healthcare reform proposals have also emerged at the state level.  Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for the GlucoTrack® model DF-F or other GlucoTrack® products, if approved for sale, or our future products, if any. These include changes that may lower reimbursement rates for such products from what we might otherwise have obtained and changes that may be proposed or implemented by the current administration or Congress.

We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. In addition to the taxes imposed by the new federal legislation, any further expansion in government’s role in the U.S. healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and materially adversely affect our business, financial condition and results of operations.

In the EU, although there have not been any recent amendments to the relevant regulatory legislation, there are ongoing discussions regarding amending the current regulatory framework for medical devices. Moreover, because the MDD requires only minimum harmonization in the EU, member countries may alter their enforcement of the directives or amend their national regulatory rules. We cannot predict what healthcare initiatives, if any, will be implemented by the EU or EU member countries, or the effect any future legislation or regulation will have on us.

The GlucoTrack® model DF-F may not be approved in the United States or other (non-CE Mark) jurisdictions.

We will likely be required to undertake significant clinical trials to demonstrate to the FDA that the GlucoTrack® model DF-F is either safe and effective for its intended use or is substantially equivalent in terms of safety and effectiveness to an existing, lawfully marketed non-Section 515 premarket approval, or PMA, device.  We may also be required to undertake clinical trials by non-U.S. regulatory agencies in non-CE Mark jurisdictions.  Clinical trials are expensive and uncertain processes that may take years to complete.  Failure can occur at any point in the process and early positive results do not ensure that the entire clinical trial will be successful.  Product candidates in clinical trials may fail to show desired efficacy and safety traits despite early promising results.  A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after their product candidates demonstrated promising results at earlier points.

Positive results from the limited pre-clinical trials and safety and performance clinical trial that we have conducted should not be relied upon as evidence that later-stage or large-scale clinical trials will succeed.  These trials involved limited patient populations and there is no assurance that the experimental protocol or protocols, as the case may be, used in these informal trials will be methodologically similar to ones submitted to the FDA or any other regulatory body for its approval.  Because of the sample size, possible variation in methodology, differences in exclusion/inclusion criteria, or differences in endpoints, the results of these pre-clinical trials may not be indicative of future results.  We will likely be required to demonstrate through well-controlled clinical trials that the GlucoTrack® model DF-F or future product candidates, if any, are safe and effective for their intended uses.  In the event that the FDA deems the GlucoTrack® model DF-F to be a Class II device, which we do not believe is likely at this point, then we would be required to demonstrate that it is substantially equivalent in terms of safety and effectiveness to a device lawfully marketed either through a premarket notification or prior to May 28, 1976.

Additionally, although we have received our CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device, EU member countries may request or require additional performance and/or safety data from time to time, on a case-by-case basis.

Further, the GlucoTrack® model DF-F or our future product candidates, if any, may not be cleared or approved, as the case may be, even if the clinical data are satisfactory and support, in our view, its or their clearance or approval.  The FDA or other non-U.S. regulatory authorities may disagree with our trial design or interpretation of the clinical data.  In addition, any of these regulatory authorities may change requirements for the clearance or approval of a product candidate even after reviewing and providing comment on a protocol for a pivotal clinical trial that has the potential to result in FDA approval.  In addition, any of these regulatory authorities may also clear or approve a product candidate for fewer or more limited uses than we request or may grant clearance or approval contingent on the performance of costly post-marketing clinical trials.  In addition, the FDA or other non-U.S. regulatory authorities may not approve the labeling claims necessary or desirable for the successful commercialization of the GlucoTrack® model DF-F or our future product candidates, if any.

We are highly dependent on the success of our initial product candidate, the GlucoTrack® model DF-F, and cannot give any assurance that it will receive regulatory approval or clearance or be successfully commercialized.

We are highly dependent on the success of our initial product candidate, the GlucoTrack® model DF-F.  We cannot give any assurance that the FDA will permit us to clinically test the device, nor can we give any assurance that the clinical trials will be successful or that the GlucoTrack® model DF-F will receive regulatory clearance or approval or be successfully commercialized, for a number of reasons, including, without limitation, the potential introduction by our competitors of more clinically-effective or cost-effective alternatives, failure in our sales and marketing efforts, or the failure to obtain positive coverage determinations or reimbursement.  Any failure to obtain approval to conduct clinical trials, favorable clinical data, clearance or approval of or to successfully commercialize the GlucoTrack® model DF-F would have a material adverse effect on our business.

If our competitors develop and market products that are more effective, safer or less expensive than the GlucoTrack® model DF-F or our future product candidates, if any, our commercial opportunities will be adversely affected.

The life sciences industry is highly competitive and we face significant competition from many medical device companies that are researching and marketing products designed to address the needs of persons suffering from diabetes.  We are currently developing medical devices that will compete with other medical devices that currently exist or are being developed.  Products that we may develop in the future are also likely to face competition from other medical devices and therapies.  Some of our competitors have significantly greater financial, manufacturing, marketing and product development resources than we do.  Large medical device companies, in particular, have extensive experience in clinical testing and in obtaining regulatory clearances or approvals for medical devices.  These companies also have significantly greater research and marketing capabilities than us.  Some of the medical device companies that we expect to compete with include Roche Disetronic, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; the MediSense and TheraSense divisions of Abbott Laboratories; Bayer Corporation; Echo Therapeutics, Inc.; Grove Instruments; and Medtronic, Inc.  In addition, many other universities and private and public research institutions are or may become active in research involving blood glucose measurement devices.

We believe that our ability to successfully compete will depend on, among other things:

•	our ability to have partners manufacture and sell commercial quantities of any approved products to the market;

•	acceptance of product candidates by physicians and other healthcare providers;

•	the results of our clinical trials;

•	our ability to recruit and enroll patients for our clinical trials;

•	the efficacy, safety, performance and reliability of our product candidates;

•	the speed at which we develop product candidates;

•	our ability to obtain prompt and favorable institutional review boards, which we refer to as IRB, review and approval at each of our clinical sites;

•	our ability to commercialize and market any of our product candidates that may receive regulatory clearance or approval;

•	our ability to design and successfully execute appropriate clinical trials;

•	the timing and scope of regulatory clearance and approvals;

•	appropriate coverage and adequate levels of reimbursement under private and governmental health insurance plans, including Medicare; and

•	our ability to protect intellectual property rights related to our products.

If our competitors market products that are more effective, safer, easier to use or less expensive than the GlucoTrack® model DF-F or our future product candidates, if any, or that reach the market sooner than the GlucoTrack® model DF-F or our future product candidates, if any, we may not achieve commercial success. In addition, the medical device industry is characterized by rapid technological change. It may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete or less competitive.

Our product development activities could be delayed or stopped.

We do not know whether our future clinical trials will begin on time, or at all, and whether ongoing and/or future clinical trials will be completed on schedule, or at all.

The commencement of future clinical trials could be substantially delayed or prevented by several factors, including:

•	the failure to obtain sufficient funding to pay for all necessary clinical trials;

•	limited number of, and competition for, suitable patients that meet the protocol’s inclusion criteria and do not meet any of the exclusion criteria;

•	limited number of, and competition for, suitable sites to conduct the clinical trials, and delay or failure to obtain FDA approval, if necessary, to commence a clinical trial;

•	delay or failure to obtain sufficient supplies of the product candidate for clinical trials;

•	requirements to provide the medical device required in clinical trials at cost, which may require significant expenditures that we are unable or unwilling to make;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and

•	delay or failure to obtain IRB approval or renewal of such approval to conduct a clinical trial at a prospective or accruing site, respectively.

The completion of clinical trials in connection with our application for FDA approval could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy evidenced during clinical trials;

•	termination of clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or medical investigators to follow clinical trial protocols; and

•	inability to monitor patients adequately during or after treatment.

Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB for any given site, or us. Any failure or significant delay in completing clinical trials for GlucoTrack® or future product candidates, if any, could materially harm our financial results and the commercial prospects for our product candidates.

The regulatory approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of the GlucoTrack® model DF-F or our future product candidates, if any.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of medical devices are subject to extensive regulation by the FDA and other non-U.S. regulatory authorities, which regulations differ from country to country.  We are not permitted to market our product candidates in the United States until we receive a clearance letter under the 510(k) premarket notification process or approval of a Section 515 PMA application, from the FDA, depending on the nature of the device.  We have not submitted an application or premarket notification for or received marketing clearance or approval for any of our product candidates.  Obtaining approval of any PMA application, can be a lengthy, expensive and uncertain process.  While the FDA normally reviews and clears a premarket notification in three months, there is no guarantee that our products will qualify for this more expeditious regulatory process, which is reserved for Class I and II devices, nor is there any assurance that, even if a device is reviewed under the 510(k) premarket notification process, the FDA will review it expeditiously or determine that the device is substantially equivalent to a lawfully marketed non-PMA device.  If the FDA fails to make this finding, then we cannot market the device.  In lieu of acting on a premarket notification, the FDA may seek additional information or additional data which would further delay our ability to market the product.  In addition, failure to comply with FDA, non-U.S. regulatory authorities or other applicable U.S. and non-U.S. regulatory requirements may, either before or after product clearance or approval, if any, subject us to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters or non-warning letters incorporating inspectional observations, i.e., so-called “untitled letter”;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory clearances or approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

Regulatory approval of a PMA application or PMA application supplement or clearance pursuant to a 510(k) premarket notification is not guaranteed, and the approval or clearance process, as the case may be, is expensive and may, especially in the case of the PMA application, take several years.  The FDA also has substantial discretion in the medical device clearance or approval processes.  Despite the time and expense exerted, failure can occur at any stage and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials.  The number of pre-clinical studies and clinical trials that will be required for FDA clearance or approval varies depending on the medical device candidate, the disease or condition that the medical device candidate is designed to address, and the regulations applicable to any particular medical device candidate.  The FDA can delay, limit or deny clearance or approval of a medical device candidate for many reasons, including:

•	a medical device candidate may not be deemed safe or effective, in the case of a PMA application;

•	a medical device candidate may not be deemed to be substantially equivalent to a lawfully marketed non-PMA device in the case of a 510(k) premarket notification;

•	FDA officials may not find the data from the clinical trials sufficient;

•	the FDA might not approve our third-party manufacturer’s processes or facilities; or

•	the FDA may change its clearance or approval policies or adopt new regulations.

Further, while we have received CE Mark approval for the GlucoTrack® model DF-F, the MDD requires only minimum harmonization.  In practice, uniform regulation throughout the EU is not ensured.  Rather, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis.  Therefore, we cannot predict whether we will be able to successfully commercialize the GlucoTrack® model DF-F or our future product candidates, if any, in the EU.

Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.

We may encounter delays if we are unable to recruit and enroll and retain enough patients to complete clinical trials.  Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial.  Delays in patient enrollment are not unusual.  Any such delays in planned patient enrollment may result in increased costs, which could harm our ability to develop products.

The terms of clearances or approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues.

Once regulatory clearance or approval has been granted, the cleared or approved product and its manufacturer are subject to continual review.  Any cleared or approved product may only be promoted for its indicated uses.  In addition, if the FDA or other non-U.S. regulatory authorities clear or approve the GlucoTrack® model DF-F or our future product candidates, if any, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements.  We, and the manufacturers of our products, if other than us, also will be required to comply with the FDA’s Quality System Regulation, which includes requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation.  Moreover, device manufacturers are required to report adverse events by filing Medical Device Reports with the FDA, which are publicly available.  Further, regulatory agencies must approve our manufacturing facilities before they can be used to manufacture products, and these facilities are subject to ongoing regulatory inspection.  If we fail to comply with the regulatory requirements of the FDA and other non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters, or non-warning letters incorporating inspectional observations;

•	civil or criminal penalties or fines;

•	injunctions;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	suspension or withdrawal of regulatory clearances or approvals;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

In addition, the FDA and other non-U.S. regulatory authorities, including the EU and each of the EU member countries individually, may change their policies and additional regulations may be enacted that could prevent or delay regulatory clearance or approval of our product candidates.  We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad.  If we are not able to maintain regulatory compliance, we will likely not be permitted to market future product candidates and may not achieve or sustain profitability.

Even if we receive regulatory clearance or approval to market the GlucoTrack® model DF-F or our future product candidates, if any, the market may not be receptive to our products.

Even if the GlucoTrack® model DF-F or our future product candidates, if any, obtain regulatory clearance or approval, resulting products may not gain market acceptance among physicians, patients, healthcare payors or the medical community.  We believe that the degree of market acceptance will depend on a number of factors, including:

•	timing of market introduction of competitive products;

•	safety and efficacy of our product;

•	prevalence and severity of any side effects;

•	potential advantages or disadvantages over alternative treatments;

•	strength of marketing and distribution support;

•	price of our product candidates, both in absolute terms and relative to alternative treatments; and

•	availability of coverage and reimbursement from government and other third-party payors.

If the GlucoTrack® model DF-F or our future product candidates, if any, fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability.

The coverage and reimbursement status of newly cleared or approved medical devices is uncertain, and failure to obtain adequate coverage and adequate reimbursement could limit our ability to market the GlucoTrack® model DF-F or future product candidates, if any, and may inhibit our ability to generate revenue from the GlucoTrack® model DF-F or our future product candidates, if any, that may be cleared or approved.

There is significant uncertainty related to the third-party coverage and reimbursement of newly cleared or approved medical devices.  The commercial success of the GlucoTrack® model DF-F or our future product candidates, if any, in both domestic and international markets will depend in part on the availability of coverage and adequate reimbursement from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations and other third-party payors.  Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for the GlucoTrack® model DF-F or our future product candidates, if any.  These payors may conclude that our products are not as safe or effective as existing devices or that the overall cost of using one of our devices exceeds the overall cost of the competing device, and third-party payors may not approve the GlucoTrack DF-F or our future product candidates, if any, for coverage and adequate reimbursement.  Furthermore, deficit reduction and austerity measures in the United States and abroad may put further pressure on governments to limit coverage of, and reimbursement for, our products.  The failure to obtain coverage and adequate reimbursement for the GlucoTrack® model DF-F or our future product candidates, if any, or healthcare cost containment initiatives that limit or restrict reimbursement for such products may reduce any future product revenue.

If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize the GlucoTrack® model DF-F or our future product candidates, if any.

We will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for the GlucoTrack® model DF-F or our future product candidates, if any.  Our success depends on our continued ability to attract, retain and motivate highly qualified management and pre-clinical and clinical personnel.  The loss of the services of any of our senior management, particularly Avner Gal, our Chairman of the Board and Chief Executive Officer, could delay or prevent the development or commercialization of the GlucoTrack® model DF-F or our future product candidates, if any.  At present, we maintain key man insurance on Mr. Gal, but do not have key man insurance policies with respect to any of our other employees.  We will need to hire additional personnel as we continue to expand our research and development activities and build a sales and marketing function.  Although we currently have employment agreements with each of Messrs. Hertz, Gal and Malka, those agreements provide that they may be terminated by Mr. Hertz, Gal or Malka, as applicable, upon 60, 180 or 90 days written notice to us, respectively.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among medical device and other businesses.  If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy.  In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements in a timely fashion or at all and our business may be harmed as a result.

As we evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.

As the GlucoTrack® model DF-F has received a CE Mark, we have begun to expand our manufacturing, marketing and sales capabilities by contracting with third parties to provide these capabilities.  We anticipate that, as our operations expand, we will need to manage additional relationships with such third parties.  Maintaining these relationships and managing our future growth will impose significant added responsibilities on members of our management.  We must be able to manage our development efforts effectively; manage our clinical trials effectively; hire, train and integrate additional management, development, administrative and sales and marketing personnel; improve managerial, development, operational and finance systems; and expand our facilities, all of which may impose a strain on our administrative and operational infrastructure.

We rely on third parties to manufacture and supply our product.

We do not own or operate manufacturing facilities for clinical or commercial production of the GlucoTrack® model DF-F, other than a prototype lab.  We have no experience in medical device manufacturing, and lack the resources and the capability to manufacture the GlucoTrack® model DF-F on a commercial scale.  We currently manufacture the GlucoTrack® model DF-F with a third-party manufacturer in Israel.  In July 2014, we entered into a manufacturing agreement with Wistron.  Wistron is in the process of preparing a production line for the GlucoTrack® model DF-F, and we expect such production line to be operational in the second quarter of 2015.  Subject to the completion of Wistron’s production line, we intend to utilize the services of both Wistron and the Israeli third-party manufacturer to produce the GlucoTrack® model DF-F.

If our future manufacturing partners are unable to produce our products in the amounts, timing or pricing that we require, we may not be able to establish a contract and obtain a sufficient alternative supply from another supplier on a timely basis and in the quantities or pricing we require.  We expect to depend on third-party contract manufacturers for the foreseeable future.

The GlucoTrack® model DF-F does, and our future product candidates, if any, likely will require precise, high quality manufacturing.  Any of our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and other non-U.S. regulatory authorities to ensure strict compliance with quality system regulations, including current good manufacturing practices and other applicable government regulations and corresponding standards.  If our contract manufacturers fail to achieve and maintain high manufacturing standards in compliance with quality system regulations, we may experience manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.

Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory clearance or approval of our product candidates or commercialization of our future product candidates, depriving us of potential product revenue and resulting in additional losses.  In addition, our dependence on a third-party for manufacturing may adversely affect our future profit margins.  Our ability to replace an existing manufacturer may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer before it can begin manufacturing our product candidates.  Such approval would require additional non-clinical testing and compliance inspections.  It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.

We are dependent on third-party distributors to market and sell our products.

We have limited internal marketing, sales or distribution capabilities and currently we do not intend to develop extensive internal marketing, sales or distribution capabilities in the future.  Rather, we intend to utilize third-party distributors to market our products, and have entered into exclusive distribution agreements with respect to certain territories.  There is no assurance that third party distributors will achieve acceptable levels of sales or that, if any of our existing arrangements expire or terminate, we will be able to replace any distributors on terms advantageous to us, or at all.  Further, there is no assurance that we will be able to expand our distribution network by adding additional distributors.  If third party distributors cease to promote our products, or if we are unable to make acceptable arrangements with distributors or sales personnel in other markets, our business, prospects, operating results or financial condition could be materially adversely affected.

Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely.

We will depend on independent clinical investigators to conduct our clinical trials.  Contract research organizations may also assist us in the collection and analysis of data.  These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time, that they devote to products that we develop.  If independent investigators fail to devote sufficient resources to the clinical trials, or if their performance is substandard, it will delay the approval or clearance and commercialization of any products that we develop.  Further, the FDA requires that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected.  If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed.  Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with federal regulations could adversely affect the clinical development of our product candidates and harm our business.

If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

Our success depends, among other things, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information.  However, we may not hold proprietary rights to some patents required for us to commercialize proposed products.  For this and other reasons, we may be unable to secure desired patent rights, thereby losing desired exclusivity.  Although we do not believe that we need any licenses for the GlucoTrack® model DF-F, we may need to obtain licenses in the future for other products or in certain circumstances, such as if one of our patents were declared invalid in the future.  If such licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we successfully challenge the validity, enforceability or infringement of the third-party patent or otherwise circumvent the third-party patent.

Our strategy depends on our ability to rapidly identify and seek patent protection for our discoveries.  The process of obtaining patent protection is expensive and time-consuming.  Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.

The issuance of a patent does not guarantee that it is valid or enforceable.  Any patents we have obtained, or which we may obtain in the future, may be challenged, invalidated, unenforceable or circumvented.  Moreover, the United States Patent and Trademark Office, or the USPTO, may commence interference proceedings involving our patents or patent applications.  Any challenge to, finding of unenforceability or invalidation or circumvention of our patents or patent applications would be costly, would require significant time and attention of our management and could have a material adverse effect on our business.  In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by medical device companies.

Our pending patent applications may not result in issued patents.  The patent position of medical device companies, including us, is generally uncertain and involves complex legal and factual considerations.  The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change.  There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in medical device patents.  Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.  The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States.  Therefore, the enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own may not provide sufficient protection against competitors.  We may not be able to obtain or maintain patent protection for our pending patent applications or those we may file in the future.

We cannot assure you that any patents that will issue, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, thus allowing others to more effectively compete with us.  Therefore, any patents that we own may not adequately protect our product candidates or our future products.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information.  To maintain the confidentiality of trade secrets and proprietary information, we will seek to enter into confidentiality and non-disclosure agreements with our employees, consultants and collaborators upon the commencement of their relationships with us.  These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties.  Our agreements with employees also generally provide and will generally provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property.  However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms.  In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for trade secrets or other confidential information.  To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information.  The disclosure of trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.

Some jurisdictions may require us to grant licenses to third parties.  Such compulsory licenses could be extended to include some of our product candidates, which may limit potential revenue opportunities.

Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties.  In addition, most countries limit the enforceability of patents against government agencies or government contractors.  In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent.  Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives.  Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position.  In addition, to the extent that a third-party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available on commercially reasonable terms, if at all.  If licenses are not available on acceptable terms, we will not be able to market the affected products or conduct the desired activities unless we successfully challenge the validity, enforceability or infringement of the third-party patent or circumvent the third-party patent, which would be costly and would require significant time and attention of our management.  Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using our technology.  Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our product development and commercialization efforts.

Third parties may sue us for infringing their patent rights.  Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of proprietary rights of others.  In addition, a third-party may claim that we have improperly obtained or used our confidential or proprietary information.  The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert management’s efforts.  Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources.  Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights.  In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license.  Any license required under any patent may not be made available on commercially acceptable terms, if at all.  In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology.  If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain operations.

Failure to obtain additional regulatory approvals outside the United States will prevent or limit us from marketing our product candidates abroad.

We intend to market our product candidates in non-U.S. markets.  In order to market product candidates in the EU and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals.  In December 2012, we submitted our technical file to the Notified Body in connection with our application to obtain CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device.  On June 4, 2013, we received CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from the Notified Body.  Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F non-invasive glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety.  The CE Mark also permits the sale in countries that have a MDD Mutual Recognition Agreement with the EU.  However, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require that we provide performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis, in order to be cleared to market and sale the GlucoTrack® model DF-F in such countries.  Receipt of FDA approval does not ensure approval by regulatory authorities in countries, and approval by one or more non-U.S. regulatory authorities (including receipt of the CE Mark) does not ensure approval by regulatory authorities in other countries or by the FDA.  The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval or clearance.  We may not obtain additional non-U.S. regulatory approvals on a timely basis, if at all.  We may not be able to file for additional non-U.S. regulatory approvals and may not receive necessary approvals to commercialize our product candidates in any market.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market the GlucoTrack® model DF-F and our future product candidates, if any, in both the U.S. and in non-U.S. jurisdictions.  If we obtain approval in one or more non-U.S. jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our products.  In some countries, particularly countries of the EU, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances.  In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a medical device candidate.  Each of the EU member states has its own unique legal system and thus it is difficult to predict the particular requirements to which we may be subject.  To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products.  If reimbursement of our product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Our business may become subject to economic, political, regulatory and other risks associated with international operations, which could harm our business.

Our business is subject to risks associated with conducting business internationally.  Accordingly, our future results could be harmed by a variety of factors, including:

•	difficulties in compliance with non-U.S. laws and regulations;

•	changes in non-U.S. regulations and customs;

•	changes in non-U.S. currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	negative consequences from changes in tax laws; and

•	difficulties associated with staffing and managing foreign operations, including differing labor relations.

Conditions in Israel may harm our ability to produce and sell our products and may adversely affect our business.

Our principal executive offices and research and development facilities, as well as some of our suppliers, are located in Israel.  Political, economic and military conditions in Israel directly affect our operations.  Specifically, we could be materially adversely affected by:

•	any major hostilities involving Israel;

•	a full or partial mobilization of the reserve forces of the Israeli army;

•	the interruption or curtailment of trade between Israel and its present trading partners; and

•	a significant downturn in the economic or financial conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighbors.  A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  Despite the progress towards peace between Israel and its neighbors, the future of these peace efforts remains uncertain.  Since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and Palestinian militants, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza Strip.  During the summer of 2006 and the fall of 2012, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party.  In December 2008, January 2009, November 2012 and July 2014, there were escalations in violence between Israel, on the one hand, and Hamas, the Palestinian Authority and/or other groups, on the other hand, as well as extensive hostilities along Israel’s border with the Gaza Strip, which resulted in missiles being fired from the Gaza Strip into Southern and central Israel, including near Tel Aviv and at areas surrounding Jerusalem.  These conflicts involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel.  Our offices are located in Ashkelon, Israel, which is within the range of the missiles and rockets that have been fired at Israeli cities and towns from Gaza sporadically since 2006, with escalations in violence (such as the recent escalation in July 2014) during which there were a substantially larger number of rocket and missile attacks aimed at Israel.  Since December 2010, there has been a wave of protests and civil resistance demonstrations in several countries in the Middle East and North Africa, including Egypt and Syria, which share a border with Israel.  The demonstrations and acts of civil resistance in Egypt led to the resignation of the former Egyptian president Hosni Mubarak and to extensive revisions in the Egyptian governmental structure.  The demonstrations and acts of civil resistance in Syria have led to an extended period of violence and political instability in Syria.  It is not clear how this revolutionary wave, also known as the Arab Spring, will develop and how it will affect the political and security situation in the Middle East.  It is also not clear how it will affect Israel and its relationship with its neighbors.  Presently, there is great international concern in connection with Iran’s efforts to develop and enrich uranium which could lead to the development of nuclear weapons.  Iran’s successful enrichment of uranium could significantly alter the geopolitical landscape in the Middle East, including the threat of international war, which could significantly impact business conditions in Israel.  Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and results of operations and could make it more difficult for us to raise capital.  Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face.  In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

In addition, Israel’s economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to middle 1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest.  Furthermore, several countries restrict business with Israel and Israeli companies, which may limit our ability to make sales in those countries.  These restrictions, continuing or escalating hostilities in the region or curtailment of trade between Israel and its present trading partners may have an adverse effect on our operating results and financial condition, including our ability to develop, manufacture and market our products.

Our operations could be disrupted as a result of the obligations of key personnel to perform Israeli military service.

Some of our employees in Israel are obligated to perform up to 40 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances.  Moreover, in light of escalating hostilities and threats of armed conflict in the Middle East since October 2000, our executive officers and employees may be called for active military duty for an unlimited period of time.  Increased military activity could also result in a reduction of prospective qualified employees available to work for us to increase our business or replace employees on active military duty.  Our operations could be disrupted by the absence for a significant period of our executive officers or key employees as a result of military service.  Any disruption in our operations could adversely affect our ability to develop and market products.

It may be difficult to enforce a United States judgment against us or our officers and directors to the extent they are located in Israel based upon asserted United States securities law claims.

Most of our executive officers and directors are non-residents of the United States and a substantial portion of our assets and the assets of these persons will be located outside of the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a United States court judgment, including a judgment based upon the civil liability provisions of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, in original actions instituted in an Israeli court against any of these persons.  Furthermore, service of process upon these persons may be difficult to obtain within the United States.

We may not be able to enforce covenants not-to-compete under current Israeli law, which might result in added competition for our products.

We have non-competition agreements or provisions with all of our employees and executive officers, all of which are governed by Israeli law.  These agreements or provisions prohibit our employees from competing with us or working for our competitors, generally during, and for up to nine months after termination of, their employment with us.  However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for only relatively brief periods of time or in restricted geographical areas.  In addition, Israeli courts typically require the presence of additional circumstances, such as a demonstration of an employer’s legitimate interest which was damaged; breach of fiduciary duties, loyalty and acting not in good faith; a payment of a special consideration for employee’s non-compete obligation; material concern for disclosing employer’s trade secrets; or a demonstration that an employee has unique value to the employer specific to that employer’s business, before enforcing a non-competition undertaking against such employee.

The funding that we received through the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel, which we refer to as the OCS, for research and development activities restricts our ability to manufacture products or to transfer technology outside of Israel.

On March 4, 2004, the OCS agreed to provide us with a grant of 420,000 New Israeli Shekels, or NIS, or approximately $93,300 at an exchange rate of 4.502 NIS/dollar (the exchange rate in effect on such date), for our plan to develop a non-invasive blood glucose monitor, which we refer to as the Development Plan.  This grant constituted 60% of our research and development budget for the Development Plan at that time.  Due to our acceptance of this grant, we are subject to the provisions of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, which we refer to as the R&D Law.  Among other things, the R&D Law restricts our ability to sell or transfer rights in technology or know-how developed with OCS funding or transfer any Means of Control (as defined in the R&D Law) of us to non-Israeli entities.  The Industrial Research and Development Committee at the OCS, which we refer to as the Research Committee, may, under special circumstances, approve the transfer outside of Israel of rights in technology or know-how developed with OCS funding subject to certain conditions, including the condition that certain payments be made to the OCS.  Additionally, we may not manufacture products developed with OCS funding outside of Israel without the approval of the Research Committee.  The restrictions regarding the sale or transfer of technology or manufacturing rights out of Israel could have a material adverse effect on our ability to enter into strategic alliances or enter into merger or acquisition transactions in the future that provide for the sale or transfer of our technology or manufacturing rights.

If we are successful in bringing the GlucoTrack® model DF-F to market, we will be required to use a portion of our net sales to repay certain loans and to pay royalties to the OCS, which will have a negative impact on our profitability.

Integrity Israel is required to pay royalties to the OCS on the proceeds from the sale of our systems resulting from research and development projects for which the OCS provided a grant.  During the first three years of sales, we will be required to pay royalties of 3% of the sales of such products.  In the fourth, fifth and sixth years of sales, we will be required to pay royalties of 4% of such sales and from the seventh year on we will be required to pay royalties of 5% of such sales, in all cases, up to 100% of the amount of grants received by us from the OCS plus interest at the London Interbank Offered Rate, which we refer to as LIBOR.  We do not have any other future performance obligations related to the OCS grants.  As of December 31, 2014, the contingent liabilities with respect to OCS grants subject to repayment under these royalty agreements equaled $91,507, not including interest.  To the extent that we are required to pay royalties to the OCS, such payments will increase our expenses for the year(s) in which such payment(s) are accrued, and, as a result, will reduce our profits (or increase our losses, as applicable) for such periods.  Payments made to the OCS in lieu of royalties and repayment of the loans described above will reduce our free cash-flow and our cash balance for the year(s) in which such payment(s) are made.

Messrs. Avner Gal and Zvi Cohen collectively loaned us NIS 176,000 ($45,256 based on the exchange rate of 3.889 NIS/dollar as of December 31, 2014) in May 2002 pursuant to an oral agreement. Messrs.  Nir Tarlovsky, Yitzhak Fisher and Asher Kugler loaned us NIS 336,300 ($86,475 based on the same exchange rate) on March 16, 2004.  These loans are not required to be repaid until the first year in which we realize profits in our statement of operations.  At such time, the loans are to be repaid on a quarterly basis in an amount equal to 10% of our total sales after deduction of VAT in the relevant quarter, beginning the quarter following the first year in which we realize profits in our annual statement of operations.  The total amount to be repaid by us to each lender shall be an amount equal to the aggregate principal amount loaned by such lender to us, plus an amount equal to the product of the amount of each payment made by us in respect of such loan multiplied by the percentage difference between the Israeli Consumer Price Index on the date on which the loan was made and the Israeli Consumer Price Index on the date of such payment. However, notwithstanding the abovementioned mechanism, we will not be required to repay the loans during any time when such repayment would cause a deficit in our working capital.   The Israeli Consumer Price Index was 177.6386 and 178.5793, respectively, as of the dates of the Gal/Cohen loan and the Tarlovsky/Fisher/Kugler Loan.  The Israeli Consumer Price Index as of December 31, 2014 was 223.3581.  Our board of directors is entitled to modify the repayment terms of these loans, so long as such modification does not discriminate against any particular lender, and provided that all payments must be allocated among the lenders on a pro-rata basis.

We are subject to certain employee severance obligations, which may result in an increase in our expenditures.

Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, on the basis of the latest monthly salary for each year of service.  This obligation results in an increase in our expenses, including accrued expenses.  Integrity Israel currently makes monthly deposits to insurance policies and severance pay funds in order to provide for this liability.

The Company’s and its Israeli subsidiary’s agreements with certain of their Israeli employees are in accordance with Section 14 of the Israeli Severance Pay Law -1963, or Section 14.  Payments in accordance with Section 14 release the Company from any other future severance payments in respect of those employees.  Deposits under Section 14 are not recorded as an asset in the Company’s balance sheet.

There is a limited trading market for our common stock, which may make it difficult for our stockholders to sell their shares.

Although our stock is quoted on the OTCQB, few trades in our stock have taken place, to-date, and an active trading market in our securities may not develop, or if developed, may not be sustained.  If no active market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in our Company.  In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.  In the absence of an active public trading market, an investor may be unable to liquidate an investment in our common stock.  As a result, investors: (i) may be precluded from transferring their shares of common stock; (ii) may have to hold their shares of common stock for an indefinite period of time; and (iii) must be able to bear the complete economic risk of losing their investment in us.  In the event a market should develop for the common stock, there can be no assurance that the market price will equal or exceed the price paid for such share by any of our stockholders.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market or if there is a perception in the market that substantial sales may occur in the future upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or warrants or upon the conversion of our Preferred Stock, the market price of our common stock could fall.  The occurrence of such substantial sales or the perception that substantial sales of common stock may occur in the future could also make it more difficult for us to raise additional financing through the sale of equity or equity related securities in the future at a time and price that we deem reasonable or appropriate.

The market price of our common stock may fluctuate significantly.

The market price of the common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if the common stock is covered by analysts;

•	developments in the medical device industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, in recent years, the stock market in general, and the market for medical device companies in particular, have experienced extreme price and volume fluctuations.  Continued or renewed market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of the common stock.  Price volatility of our common stock might be significant if the trading volume of the common stock is low, which often occurs with respect to newly traded securities on the OTCQB.

Future sales of common stock could reduce our stock price.

As of March 30, 2015, we had 5,323,059 shares of common stock outstanding.  In addition, the shares of Preferred Stock, warrants and employees’ stock options outstanding on such date were convertible into, or exercisable for, an aggregate of 8,596,535 shares of common stock.  Pursuant to the registration rights agreement we entered into with certain of our stockholders who participated in the private placement of units of the Company consisting of our Series A Preferred Stock and warrants to purchase shares of common stock and the Placement Agent Agreement entered into with the Placement Agent, we have filed a registration statement registering for resale an aggregate of 2,824,471 shares of common stock underlying the Series A Preferred Stock and related warrants and the Placement Agent warrants issued in respect thereof.  In addition, the shares of common stock sold by us in a previous private placement consummated in the period from December 16, 2010 through July 29, 2011 may be eligible for resale without registration in accordance with one or more exceptions under the Securities Act.  Sales by stockholders of substantial amounts of shares of common stock (pursuant to the registration statement of which this prospectus is a part, the registration statement described in the preceding sentence or pursuant to an exemption from registration), the issuance of new shares of common stock (or securities convertible into or exercisable for shares of our common stock) by us or the perception that these sales may occur in the future, could materially and adversely affect the market price of the common stock.

Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of the common stock, and the market price of the common stock may be adversely affected.

Our common stock may be a penny stock if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national securities exchange or it has not met certain net tangible asset or average revenue requirements.  Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities and Exchange Commission, or the SEC.  This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market.  A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase.  Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock.  If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of common stock.  Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of the common stock may be adversely affected.  Also, many brokers choose not to participate in penny stock transactions.  Accordingly, investors may not always be able to resell their shares of common stock publicly at times and prices that they feel are appropriate.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new regulations promulgated by the SEC and rules promulgated by the national securities exchanges.  These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  Our directors, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties.  As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business.  If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

Because a certain portion of our expenses is incurred in currencies other than the NIS, our results of operations may be harmed by currency fluctuations and inflation.

The functional currency of Integrity Israel is the NIS, and we pay a substantial portion of our expenses in NIS.  However, we expect a portion of our future revenues to be denominated in U.S. dollars or in Euros.  As a result, we will be exposed to the currency fluctuation risks relating to the recording of our revenues in NIS.  For example, if the NIS strengthens against either the U.S. dollar or the Euro, our reported expenses in NIS may be higher than anticipated.  The Israeli rate of inflation has not offset or compounded the effects caused by fluctuations between the NIS and the U.S. dollar or the Euro.  To date, we have not engaged in hedging transactions.  Although the Israeli rate of inflation has not had a material adverse effect on our financial condition to date, we may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of the currencies mentioned above in relation to the NIS.  These measures, however, may not adequately protect us from material adverse effects.

The adoption of the “Conflict Minerals” regulations may adversely affect the manufacturing of our current and future products.

Recent regulatory requirements regarding the use of “conflict minerals” could affect the sourcing and availability of the raw materials used by our third-party manufacturers.  We may be subject to costs associated with the new regulations, including for the diligence pertaining to the presence of any conflict minerals used in our products and the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities.  The impact of the regulations may result in a limited pool of suppliers who provide conflict free minerals, and we cannot assure that we will be able to obtain products in sufficient quantities or at competitive prices.  We may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins for the metals used in the products we sell.  As a result, we may not be able to obtain the materials necessary to manufacture our products, which could force us to cease production or search for alternative supply sources, possibly at a higher cost.  Such disruptions may have a material adverse effect on our business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.  Any cash that might be available for payment of dividends will be used to expand our business.  Payments of any cash dividends in the future will depend on our financial condition, results of operation and capital requirements, as well as other factors deemed relevant to our board of directors.  Furthermore, pursuant to the certificate of designations, preferences and rights governing the Series A Preferred Stock, which we refer to as the Series A Certificate of Designations, as long as at least 15% of the originally issued shares of Series A Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the then outstanding Series A Preferred Stock, we will not be permitted to, among other things, pay dividends on or otherwise make distributions in respect of any shares of our common stock or other securities junior to the Series A Preferred Stock.  Similarly, pursuant the certificate of designations, preferences and rights governing the Series B Preferred Stock, which we refer to as the Series B Certificate of Designations, as long as any shares of the Series B Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the then outstanding Series B Preferred Stock, we will not be permitted to, among other things, pay dividends on or otherwise make distributions in respect of any shares of our common stock or other securities junior to the Series B Preferred Stock.

Pursuant to the Series A Certificates of Designations, the holders of Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 5% per annum, based on the stated value per share of Series A Preferred Stock, which was initially $1,000 per share.  Dividends on the Series A Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, and on each conversion date (with respect to the shares of Series A Preferred Stock being converted).  For the year ending December 31, 2014, we paid an amount of $370,441 in dividends to holders of Series A Preferred Stock.

Pursuant to the Series B Certificates of Designations, the holders of Series B Preferred Stock are entitled to receive cumulative dividends at a rate of 5.5% per annum, based on the stated value per share of Series B Preferred Stock, which was initially $1,000 per share.  Dividends on the Series B Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, and on each conversion date (with respect to the shares of Series B Preferred Stock being converted).  So long as any shares of Series A Preferred Stock are outstanding and the limitation in the Series A Certificate of Designations includes a limitation on the payment of cash dividends on securities junior to the Series A Preferred Stock, then we will pay dividends on the Series B Preferred Stock solely in shares of our common stock.  As of December 31, 2014, we distributed a total of 18,986 shares of common stock at an estimated fair value of $43,858 as dividends to holders of Series B Preferred Stock.  See “Description of Securities” on page 78 for a description of the material terms of the Preferred Stock.  No shares of Preferred Stock are being offered by this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at prevailing market prices or privately negotiated prices.

CAPITALIZATION

The table below sets forth our capitalization on an unaudited basis as of December 31, 2014:

You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference into this prospectus.

As of December 31, 2014 (audited)
Cash and cash equivalents	$5,827,560
Liabilities
Accounts payable	104,711
Other current liabilities	440,764
Long-Term Loans from Stockholders, current portion	454,532
Liability for employee rights upon retirement	210,700
Long-Term Loans from Stockholders	163,459
Warrants with down round protection	2,057,618
Total Liabilities	$3,431,784

Temporary equity	$7,748,685
Stockholders’ Deficit
Common Stock	$5,324
Additional Paid-In Capital	18,182,866
Accumulated Other Comprehensive Income (Loss)	66,670
Accumulated Deficit	(23,087,063)
Total Stockholders’ Equity (Deficit)	$(4,832,203)
Total Capitalization	$6,348,266

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information incorporated by reference into this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by persons suffering from diabetes.  Integrity Israel, was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive blood glucose monitor, the GlucoTrack® model DF-F glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger stick devices.  The GlucoTrack® model DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood.

On June 4, 2013, we received CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from the Notified Body.  On March 17, 2014, we received CE Mark approval for six-month calibration validity of GulcoTrack® model DF-F.  Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety.  However, although the MDD is applicable throughout the EU, in practice it does not ensure uniform regulation throughout the EU.  Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis.  The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU.  The GlucoTrack® model DF-F has not yet been approved for commercial sale in the United States.  We expect to begin clinical trials in the United States during 2015, if our clinical trial protocol is approved by the FDA.

We have not yet generated material revenues from our operations and as of December 31, 2014, have incurred accumulated deficit of $23,087,063, stockholder’s deficit of $4,832,203 and negative operating cash flows.  We currently have no material sources of recurring revenue and therefore are dependent upon external sources for financing our operations.  There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Recent Corporate Developments

Resolution of Dimri Arbitration

On March 11, 2015, the arbitrator in the previously disclosed arbitration proceeding among Integrity Israel, Avner Gal, David Malka, Zvi Cohen, Ilana Freger and Alexander Reykhman, as defendants, and Dimri, as the plaintiff, issued a binding Arbitration Decision which documents the parties' negotiated settlement of the arbitration proceedings among Integrity Israel, Dimri, and the other parties thereto.  Pursuant to the terms of the Arbitration Decision, (1) Avner Gal, David Malka, Zvi Cohen, Ilana Freger and Alexander Reykhman transferred to Dimri, on March 18, 2015, an aggregate of 440,652 shares of the Company's outstanding Common Stock, (2) Integrity Israel (A) paid to Dimri on March 23, 2015, NIS 1,767,674 (approximately $439,939 based on the exchange rate of 4.018 NIS:$1 as of March 23, 2015), as repayment in full of the outstanding principal amount under the Investment Agreement, as adjusted for changes in the Israeli consumer price index since the date on which the loan was made, and (B) is required to pay to Dimri, upon the receipt of the appropriate documentation thereof, approximately NIS 290,000 (approximately $72,175 based on the exchange rate as of March 23, 2015), as partial reimbursement of Dimri's attorney's fees in the arbitration.  Subject to the completion of the foregoing transfers and payments, the Arbitration Decision releases Integrity Israel, the Company and the other defendants in the arbitration from any legal claim by Yigal Dimri, the principal shareholder of Dimri, and any other companies under his control in respect of the subject matter of the arbitration, including the shareholder loan granted under and any claim of anti-dilution rights under the Investment Agreement, and similarly releases Mr. Dimri and all companies under his control from any legal claim by Integrity Israel, the Company and the other defendants in the arbitration in respect of the subject matter of the arbitration.

Private Placement

Between August and December of 2014, we received net proceeds of approximately $7.3 million (net of related cash expenses) from the issuance of the Series B Units, each consisting of (a) one share of the Series B Preferred Stock, (b) a Series B-1 Warrant and (c) a Series B-2 Warrant.  The shares of Series B Preferred Stock included in the Series B Units are convertible into an aggregate of 1,465,578 shares of our common stock, and the Series B Warrants included in the Series B Units are exercisable for an aggregate of 2,931,156 shares of our common stock, in each case subject to adjustment in certain circumstances as described below.  See “Description of Securities” on page 78 below for a description of the material terms of the Series B Preferred Stock and the Series B Warrants.

Pursuant to the Placement Agent Agreement with the Placement Agent, at the closing of the sale of the Series B Units the Company paid the Placement Agent, as a commission, an amount equal to 6% of the aggregate sales price of the Series B Units, plus 4% of the aggregate sales price as a management fee plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the Series B Units.  In addition, pursuant to the Placement Agent Agreement, we issued to the Placement Agent: (a) 5 year warrants to purchase up to 293,115 shares of our common stock at an exercise price of $5.80 per share and (b) 5 year warrants to purchase up to 146,559 shares of our common stock at an exercise price of $10.00 per share.  The terms of the Placement Agent warrants are substantially similar to the terms of the Series B Warrants, except that the Placement Agent warrants may also be exercisable on a cashless basis at all times.

Critical Accounting Policies

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements incorporated by reference into this prospectus.  Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as U.S. GAAP.  In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures.  We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared.  On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.  As applicable to the consolidated financial statements incorporated by reference into this prospectus, the most significant estimates and assumptions relate to (a) the allocation of the proceeds and the related issuance costs of units of the Company consisting of convertible Preferred Stock and warrants, (b) the fair value estimate of the warrants with the down-round protection and (c) the going concern assumptions.

Our significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements incorporated by reference into this prospectus.  Our management believes that, as for the financial statements for the periods included in this prospectus, the going concern assessment is a critical accounting policy. However, due to the early stage of operations of the Company, there are no other accounting policies that are considered to be critical accounting policies by management.

Going Concern Uncertainty

The development and commercialization of our product will require substantial expenditures.  We have not yet generated any material revenues and have incurred substantial accumulated deficit and negative operating cash flows.  We currently have no sources of recurring revenue and are therefore dependent upon external sources for financing our operations.  There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recently Issued Accounting Pronouncements

1.	ASC Topic 830, “Foreign Currency Matters”

Effective January 1, 2014, the Group adopted Accounting Standards Update 2013-5, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, which we refer to as ASU 2013-5.

ASU 2013-5 clarifies among other things that, when a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets that is a business (other than a sale of in-substance real estate or conveyance of oil and gas mineral rights) within a foreign entity, the parent is required to apply the guidance in Subtopic 830-30 to release any related cumulative translation adjustment into net income.  Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided.

For public companies, the amendments in ASU 2013-5 became effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013.  The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted.

The adoption of ASU 2013-5 did not have a material impact on the our consolidated results of operations and financial condition.

2.	ASC Topic 915, “Development Stage Entities”

On June 10, 2014, the FASB issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements (which includes an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation), which we refer to as ASU 2014-10.  The amendments in ASU 2014-10 remove all incremental financial reporting requirements from U.S. GAAP for development stage entities, including the removal of Topic 915, Development Stage Entities, from the FASB Accounting Standards Codification.  In addition, ASU 2014-10 amends the disclosures required in Topic 275, Risks and Uncertainties, to illustrate relevant disclosures about the risks and uncertainties related to current activities of an entity that has not begun planned principal operations.  Also, ASU 2014-10, removes an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity.

Under current U.S. GAAP, a development stage entity is defined as an entity that devotes substantially all of its efforts to establishing a new business and for which: (a) planned principal operations have not commenced; or (b) planned principal operations have commenced, but have produced no significant revenue.  Currently, U.S. GAAP requires that a development stage entity present the same basic financial statements and apply the same recognition and measurement rules as established companies and in addition, present inception-to-date information about income statement line items, cash flows, and equity transactions.

The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively.  For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein.  For public business entities, the amendment eliminating the exception to the sufficiency-of-equity-at-risk criterion for development stage entities should be applied retrospectively for annual reporting periods beginning after December 15, 2015, and interim periods therein.

Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities).  Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company adopted ASU-2014-10 as of December 31, 2014.  Other than the elimination of the inception-to-date information and other disclosure requirements of Topic 915 and the update of risks and uncertainties disclosure in accordance with Topic 275, the adoption of ASU 2014-10 did not have a material impact on the financial position or results of operations of the Company.

3.	Accounting Standard Update 2014-09, “Revenue from Contracts with Customers”

In May 2014, the FASB issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606), which we refer to as ASU 2014-09.

ASU 2014-09 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.  ASU 2014-09 also requires entities to disclose sufficient information, both quantitative and qualitative, to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

An entity should apply the amendments in this ASU using one of the following two methods: 1.  Retrospectively to each prior reporting period presented with a possibility to elect certain practical expedients, or, 2.  Retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application.  If an entity elects the latter transition method, it also should provide certain additional disclosures.

For a public entity, the amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period (the first quarter of fiscal year 2017 for the Company).  Early application is not permitted.

The Company is in the process of assessing the impact, if any, of ASU 2014-09 on its consolidated financial statements.

4.	Accounting Standards Update 2014-15, “Presentation of Financial Statements—Going Concern”

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern , which we refer to as ASU 2014-15.

ASU 2014-15 provide guidance on management’s responsibility in evaluating whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).

ASU 2014-15 also provide guidance related to the required disclosures as a result of management evaluation.

The amendments in ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.  Early application is permitted.

The Company is in the process of assessing the impact, if any, of ASU 2014-15 on its consolidated financial statements or related disclosures.

5.	Accounting Standard Update 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity”

In November 2014, the FASB issued Accounting Standard Update 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, which we refer to as ASU 2014-16.

The amendments in ASU 2014-16 clarify how current U.S. GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share.  Specifically, the amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract.  Furthermore, the amendments clarify that no single term or feature would necessarily determine the economic characteristics and risks of the host contract.  Rather, the nature of the host contract depends upon the economic characteristics and risks of the entire hybrid financial instrument.  The amendments also clarify that, in evaluating the nature of a host contract, an entity should assess the substance of the relevant terms and features (i.e., the relative strength of the debt-like or equity-like terms and features given the facts and circumstances) when considering how to weigh those terms and features.  The assessment of the substance of the relevant terms and features should incorporate a consideration of the characteristics of the terms and features themselves; the circumstances under which the hybrid financial instrument was issued or acquired; and the potential outcomes of the hybrid financial instrument, as well as the likelihood of those potential outcomes.

The amendments ASU 2014-16 apply to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share.

The amendments in ASU 2014-16 are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015 (fiscal 2016 for the Company).  Early adoption, including adoption in an interim period, is permitted.  If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period.

The effects of initially adopting the amendments in ASU 2014-16 should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective.  Retrospective application is permitted to all relevant prior periods.

The Company is in the process of assessing the impact, if any, of ASU 2014-16 on its consolidated financial statements.

Results of Operations

The following discussion of our operating results explains material changes in our results of operations for the years ended, December 31, 2014, December 31, 2013 and December 31, 2012.  The discussion should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues

In the year ended December 31, 2014, we had revenues of $59,775 from the first orders for our GlucoTrack® model DF-F glucose monitoring device.  We did not have any revenue in the prior-year period, as we had not yet commenced sales of the GlucoTrack® model DF-F.  We recognize revenues from the GlucoTrack® model DF-F when delivery has occurred, persuasive evidence of an agreement exists, the fee is fixed and determinable, collectability is reasonably assured and no further obligations exist.

Research and development expenses

Research and development expenses were $1,849,624 for the year ended December 31, 2014, as compared to $1,986,754 for the prior-year period.  The decrease is attributable primarily to lower salaries and related expenses resulting from our shift of resources towards the marketing of the GlucoTrack® model DF-F and lower expenses associated with materials used in the development of the GlucoTrack® model DF-F, offset partially by higher costs associated with patent and trademarks.  Research and development expenses consist primarily of salaries and other personnel-related expenses, including stock-based compensation expenses, materials, travel expenses, clinical trials and other expenses including patents and trademark registration expenses.  We expect to maintain similar levels of research and development expenses in 2015; however, we may adjust the level of our research and development expenses based on our commercial needs, including the FDA process, specific requirements from customers, efforts to improve the device and development of new GlucoTrack® models and others.

Selling, marketing and general and administrative expenses

Selling, marketing and general and administrative expenses were $1,817,510 for the year ended December 31, 2014, as compared to $1,041,140 for the prior-year period.  The increase is attributable primarily to increased salaries and related expenses resulting from our shift of resources from research and development activities and from an increase in consultancy fees relating to the Dimri arbitration and travel expenses resulting from our focus on marketing the GlucoTrack® model DF-F.  Selling, marketing and general and administrative expenses consist primarily of professional services, salaries, travel expenses and other related expenses for executive, finance and administrative personnel, including stock-based compensation expense.  Other general and administrative costs and expenses include facility-related costs not otherwise included in research and development costs and expenses, and professional fees for legal and accounting services.  We expect selling, marketing and general and administrative expenses to increase in 2015 and beyond as we continue our focus on marketing and sales of the GlucoTrack® model DF-F and incur increased costs to comply with the reporting and other obligations applicable to public reporting companies.

Financing (Income) expenses, net

Financing income, net was $(6,587,785) for the year ended December 31, 2014, as compared to financing expense of $6,768,959 for the prior-year period.  The change is primarily attributable to a decrease in the fair value estimate relating to our warrants with down-round protection that were issued to investors and by issuance expenses allocated to such warrants at the issuance date.  In accordance with U.S. GAAP, we mark the warrants to market on a quarterly basis based on the fair value estimate derived by using a binomial pricing model, with the changes in fair value recognized as finance expense or income, as applicable, in our consolidated statement of operations.  During the years ended December 31, 2014 and 2013, the estimated fair value of our warrants with down-round protection decreased by $6,559,758 and increased by $6,251,242, respectively, resulting primarily from management’s estimate of the Company’s fair value per share (see Note 2T and Note 11D) to our consolidated financial statements incorporated by reference in this prospectus.

Net Income (Loss)

Net income was $2,980,426 for the year ended December 31, 2014, as compared to a net loss $(9,796,853) for the prior-year period.  The increase in net income is attributable primarily to the change in financing income, net, as described above.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenues

We had no revenue during the years ended December 31, 2013 and 2012 as we had not yet commercialized the GlucoTrack® product candidate.

Research and development expenses

Research and development expenses were $1,986,754 for the year ended December 31, 2013, as compared to $1,920,690 for the prior-year period.  The increase is attributable primarily to higher travel expenses in connection with Our Post Market Clinical Follow-up (PMCF) trials.

Selling, marketing and general and administrative expenses

Selling, marketing and general and administrative expenses were $1,041,140 for the year ended December 31, 2013, as compared to $852,908 for the prior-year period.  The increase is attributable primarily to increased professional fees, including investor relations and public relations expenses, business development and strategic planning services and other expenses relating to our reporting and other obligations as a public reporting company.

Financing (Income) expenses, net

Financing expenses, net were $6,768,959 for the year ended December 31, 2013, as compared to a financing income of $1,291 for the prior-year period.  The change is attributable primarily to $6,251,242 of fair market value adjustments relating to our warrants with down-round protection that were issued to investors and $390,928 relating to issuance expenses allocated to such warrants.

Net Income (Loss)

Net loss was $9,796,853 for the year ended December 31, 2013, as compared to $2,772,307 for the prior-year period.

Liquidity and Capital Resources

As of December 31, 2014 and March 30, 2015, cash on hand was approximately $5.8 million and $4.8 million, respectively.  Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents will enable us to operate for a period of approximately 18 months from the date of this prospectus.  In order to fund our anticipated liquidity needs beyond such time period (or possibly earlier if our current cash burn rate, strategy or operating plan change in a way that accelerates or increases our liquidity needs), we will need to raise additional capital.

As of December 31, 2014, we had NIS 300,000 (approximately $77,141 based on the exchange rate of 3.889 NIS/dollar as of December 31, 2014) available for borrowing under our line of credit with Bank HaPoalim.  Borrowings under the line of credit are secured by our funds on deposit with the bank at the time of borrowing, which generally must be sufficient to cover the principal amount of the borrowings in full.  As of December 31, 2014, we did not have any borrowings outstanding under the line of credit.

Messrs. Avner Gal and Zvi Cohen collectively loaned Integrity Israel NIS 176,000 ($45,256 based on the same exchange rate) in May 15, 2002 pursuant to a board approval.  Messrs. Nir Tarlovsky, Yitzhak Fisher and Asher Kugler loaned Integrity Israel NIS 336,300 ($86,475 based on the same exchange rate) on March 16, 2004.  These loans are not required to be repaid until the first year in which we realize profits in our annual statement of operations.  At such time, the loans are to be repaid on a quarterly basis in an amount equal to 10% of our total sales in the relevant quarter, beginning on the quarter following the first year in which we realize profits in our annual statement of operations.  The total amount to be repaid by us to each lender shall be an amount equal to the aggregate principal amount loaned by such lender to us, plus an amount equal to the product of the amount of each payment made by us in respect of such loan multiplied by the percentage difference between the Israeli Consumer Price Index on the date on which the loan was made and the Israeli Consumer Price Index on the date of such payment.  However, notwithstanding the above-mentioned mechanism, we will not be required to repay the loans during any time when such repayment would cause a deficit in our working capital.  Our board of directors is entitled to modify the repayment terms of these loans, so long as such modification does not discriminate against any particular lender, and provided that all payments must be allocated among the lenders on a pro-rata basis.

Integrity Israel is required to pay royalties to the OCS at a rate ranging between 3-5% of the proceeds from the sale of the Company’s products arising from the Development Plan up to an amount equal to $93,300, plus interest at LIBOR from the date of grant.  As of December 31, 2014, the contingent liability with respect to royalty payment on future sales equals to approximately $91,507, excluding interest.

Net Cash Used in Operating Activities for the Years Ended December 31, 2014 and December 31, 2013

Net cash used in operating activities was $3,361,645 and $3,217,767 for the years ending December 31, 2014 and 2013, respectively.  Net cash used in operating activities primarily reflects the net income (loss) for those periods of $2,980,426 and $(9,796,853), respectively.  For the year ended December 31, 2014, the net income was partially offset by non-cash charges in the amount of $(6,559,758), $50,380 and $34,683, resulting from changes in the fair value of warrants with down-round protection, stock-based compensation and depreciation, respectively, and by changes in operating assets and liabilities in the amounts of $133,180.  For the year ended December 31, 2013, the net loss was partially offset by non-cash charges in the amount of $6,251,242, $390,928, $35,619 and $33,684, resulting from changes in the fair value of warrants with down-round protection, issuance costs allocated to warrants with down-round protection, stock-based compensation and depreciation, respectively, and by changes in operating assets and liabilities in the amounts of $(136,810).

Net Cash Used in Investing Activities for the Years Ended December 31, 2014 and December 31, 2013

Net cash used in investing activities was $91,513 and $104,281 for the years ended December 31, 2014 and 2013, respectively.  During the years ended December 31, 2014, and 2013, cash used primarily to purchase equipment (such as computers, research and development and office equipment) amounted to $63,455 and $64,252 respectively, and cash used to fund deposits in respect of employees rights upon retirement amounted to $28,058 and $40,029, respectively.

Net Cash Provided by Financing Activities for the Years Ended December 31, 2014 and December 31, 2013

Net cash provided by financing activities was $6,972,950 and $5,055,892 for the years ended December 31, 2014 and 2013, respectively. Cash provided by financing activities reflects net capital raised in the amounts of $7,343,391 and $5,382,941 for the years ended December 31, 2014 and 2013, respectively, offset partially by cash dividends paid to the holders of our Series A Preferred Stock in the amounts of $370,441 and $288,248 for the years ended December 31, 2014 and 2013, respectively.

Net Cash Used in Operating Activities for the Years Ended December 31, 2013 and December 31, 2012

Net cash used in operating activities was $3,217,767 and $2,296,989 for the years ended December 31, 2013 and 2012, respectively.  Net cash used in operating activities primarily reflects the net loss for those periods of $9,796,853 and $2,772,307, respectively, which was reduced in part by stock-based compensation of $35,619 and $349,522, respectively, change in fair value of warrants with “down-round” protection of $6,251,242 and $(35,892), respectively, issuance costs allocated to warrants with “down-round” protection of $390,928 and $0, respectively, and cash provided due to the adjustment to the net loss and changes in operating assets and liabilities in the amounts of $(136,810) and $143,530, respectively.

Net Cash Used in Investing Activities for the Years Ended December 31, 2013 and December 31, 2012

Net cash used in investing activities was $104,281 and $17,734 for the years ended December 31, 2013, and 2012, respectively, and was used primarily to purchase equipment (such as computers, research and development and office equipment), and fund deposits in respect of employees’ rights upon retirement.

Net Cash Provided by Financing Activities for the Years Ended December 31, 2013 and December 31, 2012

Net cash provided by financing activities was $5,055,892 and $953,527 for the years ended December 31, 2013 and 2012, respectively. Cash provided by financing activities reflects net capital raised in the amounts of $5,382,941 and $917,179 for the years ended December 31, 2013 and 2012, respectively, offset partially by dividends paid to the holders of our Series A Preferred Stock in the amounts of $288,248 and $0 for the years ended December 31, 2013 and 2012, respectively.

Off-Balance Sheet Arrangements

As of December 31, 2014, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

BUSINESS

Overview

We are a medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by persons suffering from diabetes.   Integrity Israel was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive blood glucose monitor, the GlucoTrack® model DF-F glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger stick devices.  The GlucoTrack® model DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood.

On June 4, 2013, we received CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device, from the Notified Body.  Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety.  However, although the MDD is applicable throughout the EU, in practice it does not ensure uniform regulation throughout the EU.  Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis.  The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU.  The GlucoTrack® model DF-F has not yet been approved for commercial sale in the United States.  We expect to begin clinical trials in the United States during 2015, if our clinical trial protocol is approved by the FDA.

Since receiving CE Mark approval for our GlucoTrack® model DF-F glucose monitoring device, we have expanded our primary focus to include, in addition to research and development activities, preparation for anticipated future mass-production and distribution of the GlucoTrack® model DF-F in EU member countries and other countries that have an MDD Mutual Recognition Agreement with the EU.  We have entered into exclusive distribution agreements with distribution firms in more than 10 countries, subject in certain cases to the receipt of local regulatory approval or registration, if required, for the commencement of sales of the GlucoTrack® model DF-F in the subject territory.  We cannot provide any assurance that we will receive the required local regulatory approvals in any of the countries in which such approvals are required, and therefore we may never be permitted to commence commercial sales of our products in such territories. Further discussions with other potential distributors are in different stages.  We received our first wholesale purchase orders for the GlucoTrack® model DF-F in the second quarter of 2014 and we recognized initial revenues with respect to such orders in the third quarter of 2014.

We do not have commercial manufacturing facilities and do not intend to build commercial manufacturing facilities of our own in the foreseeable future.  We currently utilize a third-party manufacturer in Israel to manufacture the GlucoTrack® model DF-F.  In July 2014, we entered into a manufacturing agreement with Wistron, a Taiwanese entity and the manufacturing arm of Acer Inc.  Pursuant to such agreement, Wistron has agreed to mass produce and service, on a non-exclusive basis, the GlucoTrack® model DF-F and any future products, if any, introduced by us.  Wistron has also agreed to provide full turn-key manufacturing services for the GlucoTrack® model DF-F, including components procurement, unit assembly, device integration, testing and packaging.  Wistron is in the process of preparing a production line for the GlucoTrack® model DF-F, and we expect such production line to be operational in the second quarter of 2015.  Subject to the completion of Wistron’s production line, we intend to utilize the services of both Wistron and the Israeli third-party manufacturer to produce the GlucoTrack® model DF-F.

In support of our sales and distribution efforts, we are continuing to seek to expand our, sales and customer support capabilities by increasing our sales and customer support teams, by adding new members to our advisory board, as well as by raising market awareness of our GlucoTrack® model DF-F device and its benefits.  For example, on July 1, 2014, we hired an experienced director in the medical devices field, Ron Roobroeck, to serve as our Director of International Marketing and Sales.

We have not yet generated any material revenues from our operations and, as of December 31, 2014, have incurred accumulated deficit of $23,087,063, stockholder’s deficit of $4,832,203 and negative operating cash flows.  We currently have no material sources of recurring revenue and therefore are dependent upon external sources for financing our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We were incorporated in Delaware in May 2010.  On July 15, 2010, we completed the Reorganization.  Following the Reorganization, the former equity holders of Integrity Israel were entitled to the same proportional ownership in us as they had in Integrity Israel prior to the Reorganization.  As a result of the Reorganization, Integrity Israel became a wholly owned subsidiary of ours.  We operate primarily through Integrity Israel.

Our principal offices are located at 102 Ha’Avoda St., Ashkelon, Israel 7810301 and our telephone number is 972-8-675-7878.  Our website address is http://www.integrity-app.com; the reference to such website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus. There is no relationship between us and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

Market Opportunity

Diabetes

Diabetes is a chronic, life-threatening disease for which there is no known cure.  Diabetes is caused by the body’s inability to produce or effectively utilize the hormone insulin.  This inability prevents the body from adequately regulating blood glucose levels.  Glucose, the primary source of energy for cells, must be maintained at certain concentrations in the blood in order to permit optimal cell function and health.  Normally, the pancreas provides control of blood glucose levels by secreting the hormone insulin to decrease blood glucose levels when concentrations are too high.  In people with diabetes, blood glucose levels fluctuate between very high levels, a condition known as hyperglycemia, and very low levels, a condition known as hypoglycemia.  Hyperglycemia can lead to serious long-term complications, such as blindness, kidney disease, nervous system disease, amputations, stroke and cardiovascular disease.  Hypoglycemia can lead to confusion, loss of consciousness or death.

Diabetes is typically classified into two major groups: Type 1 and Type 2.  Type 1 diabetes is characterized by the body’s inability to produce insulin, resulting from destruction of the insulin producing cells of the pancreas. Individuals with Type 1 diabetes must rely on frequent insulin injections in order to regulate and maintain blood glucose levels. Type 1 diabetes is frequently diagnosed during childhood or adolescence, although disease onset can occur at any age.  Type 2 diabetes, the more common form of diabetes, is characterized by the body’s inability to either properly utilize insulin or produce enough insulin.  Type 2 diabetes is associated with older age, obesity, family history of diabetes, history of gestational diabetes, impaired glucose metabolism, physical inactivity and race or ethnicity.  Depending on the severity of Type 2 diabetes, individuals may require diet and nutrition management, exercise, oral medications or insulin injections to regulate blood glucose levels.

According to the Diabetes Atlas (Sixth Edition) published by the International Diabetes Federation in 2013, an estimated 382 million adults worldwide, between the ages of 20 to 79, or approximately 8.4% of the world’s adult population, were estimated to suffer from diabetes in 2013 (not including those persons who suffer from impaired glucose tolerance or gestational diabetes, diabetic conditions first arising during pregnancy).  The International Diabetes Federation estimates that this number will grow to approximately 592 million adults worldwide by 2035, a 55% increase from 2013.  By 2035, the number of adults suffering from diabetes is estimated to increase by 109.1% in Africa, 96.2% in the Middle East and North Africa, 70.6% in Southeast Asia, 59.8% in South and Central America, 46.0% in the Western Pacific, 37.3% in North America and the Caribbean and 22.4% in Europe, over such regions’ respective 2013 levels.

Glucose Monitoring

Blood glucose levels can be affected by many factors, including the carbohydrate and fat content of meals, exercise, stress, illness or impending illness, hormonal releases, variability in insulin absorption and changes in the effects of insulin in the body.  Given the many factors that affect blood glucose levels, maintaining glucose within a normal range can be difficult.  Diabetics generally manage their blood glucose levels by administering insulin or ingesting carbohydrates throughout the day to maintain blood glucose within normal ranges.  Normal ranges in diabetics vary from person to person.  In order to maintain blood glucose levels within normal ranges, diabetics must first measure their blood glucose levels so that they can make the proper therapeutic adjustments.  As adjustments are made, additional blood glucose measurements may be necessary to gauge the individual’s response to the adjustments.  More frequent testing of blood glucose levels provides patients with information that can be used to better understand and manage their diabetes.  Testing of blood glucose levels is usually done before meals, after meals and before going to sleep.  Diabetics who take insulin usually need to test more often than those who do not take insulin.

Clinical data supports the recommendation that frequent monitoring of blood glucose levels is an important component of effective diabetes management.  The Diabetes Control and Complications Trial, consisting of patients with Type 1 diabetes, and the 1998 UK Prospective Diabetes Study, consisting of patients with Type 2 diabetes, demonstrated that patients who intensely managed blood glucose levels delayed the onset and slowed the progression of diabetes-related complications.  In the Diabetes Control and Complications Trial, a major component of intensive management was monitoring blood glucose levels at least four times per day using conventional spot finger stick blood glucose meters.  The Diabetes Control and Complications Trial demonstrated that intensive management reduced the risk of complications by 76% for eye disease, 60% for nerve disease and 50% for kidney disease.  However, the Diabetes Control and Complications Trial also found that intensive management led to a two- to three-fold increase in the frequency of hypoglycemic events.  In the December 2005 edition of the New England Journal of Medicine, the authors of a peer-reviewed study concluded that intensive diabetes therapy has long-term beneficial effects on the risk of cardiovascular disease in patients with Type 1 diabetes.  The study showed that intensive diabetes therapy reduced the risk of cardiovascular disease by 42% and the risk of non-fatal heart attack, stroke or death from cardiovascular disease by 57%.  However, despite evidence that intensive glucose management reduces the long-term complications associated with diabetes, the American Diabetes Association reported in a 2001 issue of its publication Diabetes Care that up to 67% of patients with diabetes fail to routinely monitor their glucose levels.

Spot finger stick devices are the most prevalent devices for blood glucose monitoring.  These devices require users to insert a strip into a glucose meter, take a blood sample with a finger stick and place a drop of blood on a test strip that yields a single point in time blood glucose measurement.  Despite continued developments in the field of blood glucose monitors, the routine measurement of glucose levels remains invasive, painful, inconvenient, difficult and costly.  This has resulted in a sub-optimal measurement regimen for many diabetics.

The FDA has approved CGMS devices for blood glucose monitoring, when prescribed by a doctor.  CGMS devices use sensors inserted under the skin to check glucose levels in interstitial fluid.  The sensor stays in place for several days to a week and then must be replaced.  A transmitter sends information about glucose levels via radio waves from the sensor to a pager-like wireless monitor.  According to the National Institute of Diabetes and Digestive and Kidney Diseases at the National Institutes of Health, CGMS device users must check blood samples with a conventional glucose meter to calibrate the CGMS devices, and because currently approved CGMS devices are not as accurate as standard blood glucose meters, users should confirm glucose levels with a conventional glucose meter when making treatment decisions.

To our knowledge, only one device other than the GlucoTrack® model DF-F is currently approved for use in the EU for spot non-invasive blood glucose measurement.  The FDA has previously approved a single non-invasive product for glucose trend analysis, the GlucoWatch®, so long as the device was used with conventional finger stick glucose monitoring devices. However, the device is no longer available commercially.  We are not aware of any other devices that have been approved for use in either the United Stated or the EU for spot or continuous non-invasive blood glucose measurement.

We believe that a significant market opportunity exists for a reliable, inexpensive, non-invasive blood glucose measurement device and that such a device could greatly increase compliance with blood glucose measurement recommendations and help many diabetics better manage their disease, providing significant benefits to both patients and payors.

The Product

Our non-invasive blood glucose monitor, the GlucoTrack® model DF-F, utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a handheld control and display unit.  See Figure A, below.

Figure A

We believe that the GlucoTrack® model DF-F addresses the expressed, currently unmet needs of the diabetic market as it removes or diminishes two of the most significant barriers to the recommended frequent monitoring of blood glucose by diabetics:

•	pain, as the GlucoTrack® model DF-F is a truly non-invasive device; and

•
cost, as, despite the relatively high upfront cost of purchasing a GlucoTrack® model DF-F, we anticipate that the total cost of purchasing a device and purchasing replacement ear clips every six months (anticipated to be the only recurring cost, other than calibration costs, which are expected to be minimal) over the useful life of the device will be significantly lower than the cost of purchasing single use glucose sticks over that same period.  See Figure B and the accompanying footnotes for a direct cost comparison of the GlucoTrack® model DF-F and conventional (invasive) spot finger stick devices.

We estimate that, over a five-year period, a GlucoTrack® model DF-F user could save an average of $6,405 when compared to the cost of a conventional invasive blood glucose monitoring system, while also taking advantage of the benefits of more frequent blood glucose testing.  See Figure B, below.

Figure B

The direct cost comparison assumes (i) a single invasive measurement costs $1.00; (ii) the average user of an invasive device takes five measurements daily; (iii) the average retail price for the GlucoTrack® model DF-F is $2,000 (including one personal ear clip); and (iv) the personal ear clip is replaced every six months at a cost of $100.  The direct cost comparison excludes calibration costs, which are expected to be approximately $70, in total, over a five year period.

Despite the fact that the overall costs associated with owning and using a GlucoTrack® model DF-F device are expected to be substantially lower than the cost of purchasing and using single use invasive devices over an extended period of time, as demonstrated in Figure B above, the significant initial purchase price of a GlucoTrack® device might present a barrier to adoption of the GlucoTrack® system by patients.  In light of this fact, we are suggesting to distributors of the GlucoTrack® model DF-F that they consider offering end users financing and/or leasing options to lessen the initial financial burden associated with purchasing a GlucoTrack® device.  There can be no assurance that any such alternatives will be made available to end users.  In addition, we intend to seek reimbursement approval for the GlucoTrack® device from third-party payors, including government payors (such as the Medicare and Medicaid programs in the United States, in the event the GlucoTrack® model DF-F is approved for commercial sale in the United States), managed care organizations and other third-party payors.  There can be no assurance that such third party-payors will provide reimbursement coverage for the GlucoTrack® or, if so, whether such reimbursement coverage will be adequate.  See “Risk Factors - If the GlucoTrack® model DF-F or our future product candidates, if any, fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability” on page 15 of this prospectus.

Instead of directly measuring the glucose level of a user’s blood, as conventional spot finger stick devices do, the GlucoTrack® model DF-F uses a small, non-invasive sensor that is clipped onto a user’s earlobe to obtain certain body measurements using three technologies, which are then analyzed using a proprietary algorithm on a small, handheld control and display unit.  Within one minute, the GlucoTrack® model DF-F will produce a blood glucose measurement that can be simultaneously audibly announced and displayed on the control unit, as well as recorded on internal flash memory.  The two units of the device (main unit and personal ear clip) are connected through a multi-wire flexible cable.  When and if we develop a continuous measurement model, we plan for this connection to be wireless.

Since the GlucoTrack® model DF-F non-invasive measurement does not directly measure glucose levels in the blood, but rather measures a series of physiological characteristics that correlate with glucose levels, each patient must be calibrated by using a reference to a measurement obtained from an invasive device.  Calibration consists of comparing an individual patient’s physiological measurements obtained using the GlucoTrack® model DF-F to measurements obtained from an invasive device under different circumstances over a defined period (such as fasting and after eating).

The three different technologies used by the GlucoTrack® model DF-F, ultrasound, electromagnetic and thermal, simultaneously measure three independent criteria.  These three measurements (criteria) are combined together by a unique (on line) algorithm to produce an acceptable measurement of a user’s blood glucose level.

The technologies operate as follows:

•
Ultrasound:  The GlucoTrack® model DF-F uses ultrasound technology to measure the change of speed of sound through the earlobe, which is impacted by the glucose concentration in the capillary blood vessels.

•
Electromagnetic: The GlucoTrack® model DF-F’s electromagnetic technology uses a measurement of conductivity to measure the change in tissue impedance, which is a function of glucose concentration.  The GlucoTrack® model DF-F’s electromagnetic technology analyzes criteria similar to those analyzed by conventional invasive devices, such as spot finger stick devices, but does so in a non-invasive manner.

•	Thermal: The GlucoTrack® model DF-F’s thermal technology uses a measurement of heat capacity characteristics of the tissue, which are influenced by glucose concentration.

The GlucoTrack® model DF-F does not directly measure the glucose level concentration in the blood.  Rather, it measures several physiological phenomena that are correlated with the glucose level.  In order to correlate between the measured signal and the glucose level, a translation is needed.  This translation is accomplished through the individual calibration of the device by reference to a measurement obtained from an invasive device.

Non-invasive devices (under different stages of development) generally require frequent recalibration.  For example, GlucoWatch, a single non-invasive product for glucose trend analysis that was previously approved for sale by the FDA, but which is no longer available commercially, required recalibrations approximately every 13 hours.  The main reasons for calibration are that tissue parameters generally fluctuate in the area of the measurement, and are sensitive to the location of the sensor and the impact of potential disturbances.  Disturbances are less frequent in the earlobes, where the GlucoTrack® model DF-F takes its measurements.  Utilizing three channels simultaneously reduces the noise contribution in the measurement.  In addition, the personal ear clip contains sensors to help users attach the device to the proper part of the ear lobe.  The Notified Body for our CE Mark approval has determined that the initial calibration of the GlucoTrack® model DF-F device is valid for a period of six months, while to our knowledge, competing products require recalibration significantly more frequently. Therefore, the GlucoTrack® model DF-F will require only an initial calibration upon use of a new personal ear clip (to be replaced every six months) and will not require recalibration. However, to date, in informal discussions with the FDA, the FDA has indicated that initially it would require recalibration of the GlucoTrack® model DF-F every month, but has not yet indicated what standards will be used for clearance. Thus, if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States, we may be required to provide for calibration on at least a monthly basis. Recalibration of the device would be accomplished in the same manner as the initial calibration of the device, by comparing the readings obtained from the GlucoTrack® model DF-F against measurements obtained using an invasive device. We expect that the initial calibration and the first one or two recalibrations would be completed by experienced clinicians in a clinical setting, and all other recalibrations after the initial one or two recalibrations would be completed by the patient in a location of his or her choosing.

The GlucoTrack® does not use any optical method (either Infra Red (IR) or Near Infra Red (NIR) technology), which we understand are being used by other developers of non-invasive blood glucose measurement devices.  We believe that optical technologies are less reliable than the GlucoTrack®’s combination of ultrasound, electromagnetic and thermal technologies due to inherent physiological limitations with optical technology.  More specifically, optical technology is based on dispersion of a beam that is analyzed by spectrometric methods.  As such devices are non-invasive, the beam passes through other components in the finger tip, such as skin, bone, muscle and fat tissue, which interfere with the measurements.  Generally, most of these interferences have been overcome, but not the epidermis, primarily due to roughness, pigmentation and perspiration, which act like lenses in optical wavelengths.

Unlike conventional spot finger stick devices, which require single-use glucose test strips, the GlucoTrack® model DF-F requires no short term disposables.  We believe that the personal ear clip that accompanies each GlucoTrack® model DF-F will need to be replaced only once every six months, although regulatory authorities may require that replacement occur more frequently.  Since there is no additional cost or pain involved with each blood glucose measurement using the GlucoTrack® model DF-F, we believe that users of our device would be encouraged to take multiple blood glucose measurements per day, significantly increasing compliance with blood glucose measurement recommendations and helping diabetics better manage their disease.  More frequent testing of blood glucose levels may provide a patient with information that can be used to determine optimal timing and dosage for corrective treatments such as insulin, and can also direct a patient to seek a clinical analysis or detailed testing and diagnosis.  We believe that the GlucoTrack® model DF-F’s non-invasive advantages will hold particular appeal for classes of users that require special care, including premature infants (through a separate GlucoTrack® device which we may develop in the future), children and the elderly.

We intend to eventually develop a family of GlucoTrack® devices, including a device for nighttime usage (which would provide advance warnings of potential hypoglycemic episodes); a continuous measurement device; a driver alert device; a basic model to be used in poorer countries; a device for use in pediatric incubators; and a device for people with pre-diabetes.  The current GlucoTrack® model DF-F, measures glucose levels at discrete times as desired by the user, known as spot measurement.  We intend that next generation models of GlucoTrack® will include both spot and continuous measurements of glucose levels.  We also intend to develop accessories for GlucoTrack®, and software applications for data processing and analysis. Certain models of the device will include a USB port to allow offline analysis of downloaded data.  All of the above models will be derivative of the technologies currently used by the DF-F model.  The modifications involve mostly engineering changes as opposed to development.  Notwithstanding the foregoing, there is no assurance that we will be successful in developing or engineering any of these models or accessories.

The GlucoTrack® model DF-F has received CE Mark approval, which allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety. While the MDD is applicable throughout the EU, it requires only a minimum level of harmonization among member countries. Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data additional to the MDD’s requirements from time to time, on a case-by-case basis. Moreover, the MDD notwithstanding, because the regulatory regimes of the EU member countries are significantly diverse, it is difficult to predict future regulatory developments and risks. The GlucoTrack® model DF-F has not yet been cleared or approved for commercial sale in any other jurisdiction, including the United States.  See “Government Regulation - Regulation of the Design, Manufacture and Distribution of Medical Devices” below for a discussion of the approval process for commercial sale in the United States.  There can be no assurance that approval for commercial sale in any additional jurisdiction will be obtained on a timely basis or at all.

Manufacturing

We do not have commercial manufacturing facilities and do not intend to build commercial manufacturing facilities of our own in the foreseeable future.  We currently manufacture the GlucoTrack® model DF-F with a third party manufacturer in Israel.  In July 2014, we entered into a manufacturing agreement with Wistron, the manufacturing arm of Acer Inc.  Wistron has agreed to mass produce and service on a non-exclusive basis the GlucoTrack® model DF-F and any future products, if any, introduced by us.  Pursuant to such agreement, Wistron has agreed to provide full turn-key manufacturing services for the GlucoTrack® model DF-F, including components procurement, unit assembly, device integration, testing and packaging.  Wistron prepares the production line, which is expected to be ready in the second quarter of 2015. We intend to utilize both Wistron and the Israeli third party manufacturer as production facilities, in order to keep flexibility in certain cases, as applicable.  Our suppliers and their manufacturing facilities must comply with applicable regulations in the jurisdictions in which the GlucoTrack® model DF-F is being marketed (including ISO 13485 in the EU), current quality system regulations, which include current good manufacturing practices, and to the extent laboratory analysis is involved, current good laboratory practices.  There can be no assurance that we will be able to enter into agreements with qualified manufacturers on terms acceptable to us, or at all, or that, once contracted, such manufacturers will perform as expected.

Furthermore, the manufacturing of the GlucoTrack® model DF-F may be impacted by the Recast Directive on the Restriction of Hazardous Substances in Electrical and Electronic Equipment, 2011/65/EU, which we refer to as RoHS 2.  RoHS 2 is a new EU directive that came into force on July 22, 2014.  Like the MDD, RoHS 2, a recast of Directive 2002/95/EC that will cover electrical and electronic medical devices, is relevant in order to obtain CE Marking for certain products.  RoHS 2 compliance requires medical device manufacturers to: draw up required technical documentation; conduct an internal control procedure in accordance with Module A of Annex II to Decision No. 768/2008/EC; prepare a Declaration of Conformity; and affix CE Marking to a finished product.  Although these requirements are similar to those of the MDD, RoHS 2 does not require a Notified Body assessment of compliance.  However, if they are not compliant with RoHS 2, medical device manufacturers face the risk of being barred from selling medical devices in the EU after July 22, 2014.

Sales & Marketing

Currently, we have a limited number of dedicated sales or marketing personnel, as we intend to collaborate with third parties with established sales and marketing operations in the medical device industry to market and sell the GlucoTrack® model DF-F to point of sale end users and/or local distributors.  On July 1, 2014, we hired an experienced director in the medical devices field, Mr. Ron Roobroeck, to serves as our Director of International Marketing and Sales.

We have entered into agreements with distributors to sell the GlucoTrack® model DF-F device in more than 10 countries, subject in certain cases to the receipt of local regulatory approval or registration, if required, for the commencement of sales of the GlucoTrack® model DF-F in the subject territory. We cannot provide any assurance that we will receive the required local regulatory approvals in any of the countries in which such approvals are required, and therefore we may never be permitted to commence commercial sales of our products in such territories. Further discussions with other potential distributors are in different stages.  However, there can be no assurance that we will be able to enter into additional distribution agreements on terms acceptable to us or at all or that, once contracted, our distributors will perform as expected.

Our distribution agreements entered into to date generally appoint the counterparty as the exclusive distributor of the GlucoTrack® model DF-F in a stated territory.  Where local regulatory approval of the device is required, such appointment is generally conditioned upon receipt of such approval.  Our distributions agreements generally have a term of 18 months to three years, subject to renewal for additional terms, each of one year, unless either party provides notice of non-renewal at least 90 days prior to the end of the then current term. The distribution agreements provide minimum purchase quotas for the first contract year. If a distributor fails to reach a specified quota, we may either terminate the distributor’s appointment upon 30 days prior written notice to the distributor, or, by notice to the distributor, provide that its distribution rights in the applicable territory shall no longer be exclusive.

Research & Development

We focus significant time and resources on research and development in connection with our efforts to continue to develop, improve and commercialize the GlucoTrack® model DF-F, as well as in connection with our development of other GlucoTrack® models.  Our continuing research and development activities are primarily focused on software and algorithm improvements intended to improve the accuracy of the device, clinical trials to test the performance of the GlucoTrack® device when used by children and teenagers between the ages of six and 18, preparation for future FDA trials, testing new characteristics of the device, development of a new device in the GlucoTrack® family and seeking to streamline and shorten the calibration process.

Government Regulation

Healthcare is heavily regulated by federal, state and local governments in the United States, and by similar authorities in other countries.  Any product that we develop must receive all relevant regulatory approvals or clearances, as the case may be, before it may be marketed in a particular country.  The laws and regulations affecting healthcare change regularly, thereby increasing the uncertainty and risk associated with any healthcare-related venture.  The United States government has in the past considered, is currently considering and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly and adversely affect reimbursement for healthcare products such as GlucoTrack® devices.  These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness and costs of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; and other measures.  Future significant changes in the healthcare systems in any jurisdiction in which the GlucoTrack® model DF-F or our future products, if any, may be cleared for sale could also have a negative impact on the demand for the GlucoTrack® model DF-F, or our future products, if any.  These include changes that may reduce reimbursement or payment rates for such products.

In the United States, the federal government regulates healthcare through various agencies, including but not limited to the following:  (i) the FDA, which administers the Food, Drug, and Cosmetic Act, as well as other relevant laws; (ii) the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General, which enforces various laws aimed at curtailing fraudulent or abusive practices including, by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as the Stark Law, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the Office of Inspector General to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights which administers the privacy and security aspects of the Health Insurance Portability and Accountability Act of 1996, which we refer to as HIPAA.  All of the aforementioned are agencies within the Department of Health and Human Services.  Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Department of Veterans Affairs under, among other laws, the Veterans Health Care Act of 1992, the Public Health Service within the Department of Health and Human Services under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid program and their internal laws regulating all healthcare activities.  If and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States, we will be subject to regulation by some or all of the foregoing agencies.

The applicable regulatory schemes in the EU are significantly more diverse than those in the United States and do not lend themselves to similar summary. Although the CE Mark system and the MDD require a minimum level of harmonization in the EU, each EU member country may impose additional regulatory requirements. Because there are numerous EU member countries with distinct legal systems, the scope of potential regulatory requirements in each of the EU countries (additional to the harmonized EU requirements) is difficult to summarize or predict.

Regulation of the Design, Manufacture and Distribution of Medical Devices

Any product that we develop must receive all relevant regulatory clearances or approvals, as the case may be, before it may be marketed in a particular country.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country.  These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others.  As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval (as described below).  These differences may affect the efficiency and timeliness of international market introduction of the GlucoTrack® model DF-F.  For countries in the EU, medical devices must display a CE Mark before they may be imported or sold and must comply with the requirements of the MDD or the Active Implantable Medical Device Directive.  On June 4, 2013, we received our CE Mark approval for the GlucoTrack® model DF-F non-invasive glucose monitoring device from the Notified Body.  Receipt of the CE Mark allows us to market and sell the GlucoTrack® model DF-F glucose monitoring device in EU member countries that have adopted the MDD without being subject to additional national regulations with regard to demonstration of performance and safety.  However, although the MDD is applicable throughout the EU, in practice it does not ensure uniform regulation throughout the EU.  Rather, the MDD requires only a minimum level of harmonization in the EU.  Accordingly, member countries may apply and enforce the MDD’s terms differently, and certain EU member countries may request or require performance and/or safety data in addition to the MDD’s requirements from time to time, on a case-by-case basis.  The CE Mark also permits the sale in countries that have an MDD Mutual Recognition Agreement with the EU.

We may also seek regulatory approval to market the GlucoTrack® devices in foreign countries that do not rely on the CE Mark.  To the extent that we seek to market our devices in other non-CE Mark countries in the future, we will be required to comply with the applicable regulatory requirements in each such country.  Such regulatory requirements vary by country and may be onerous.  As a result, no assurance can be given that we will be able to satisfy the regulatory requirements to sell our products in any such country.

In the United States, under Section 201(h) of the Food, Drug, and Cosmetic Act, a medical device is an article which, among other things, is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease in man or other animals.  We believe that GlucoTrack® devices will be classified as medical devices and subject to regulation by numerous agencies and legislative bodies, including the FDA and its foreign counterparts.  Devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives approval for commercial distribution.  The FDA classifies medical devices into one of three classes.  Class I devices are relatively simple and can be manufactured and distributed with general controls.  Class II devices are somewhat more complex and require greater scrutiny.  Class III devices are new and frequently help sustain life.

In the United States, a company generally can obtain permission to distribute a new device in two ways – through a so-called “510(k)” premarket notification application or through a Section 515 PMA application.  The 510(k) submission applies to any device that is substantially equivalent to a device first marketed prior to May 28, 1976 or to another device marketed after that date, but which was substantially equivalent to a pre-May 28, 1976 device.  These devices are either Class I or Class II devices.  Under the 510(k) submission process, the FDA will issue an order finding substantial equivalence to a predicate device (pre-May 28, 1976 or post-May 28, 1976 device that was substantially equivalent to a pre-May 28, 1976 device) and permitting commercial distribution of that device for its intended use.  A 510(k) submission must provide information supporting its claim of substantial equivalence to the predicate device.  The FDA permits certain low risk medical devices to be marketed without requiring the manufacturer to submit a premarket notification.  In other instances, the FDA may require that a premarket notification not only be submitted, but also be accompanied by clinical data.  If clinical data from human experiments are required to support the 510(k) submission, these data must be gathered in compliance with investigational device exemption regulations for investigations performed in the United States.  The FDA review process for premarket notifications submitted pursuant to section 510(k) should take about 90 days, but it can take substantially longer if the FDA has concerns, and there is no guarantee that the FDA will clear the device for marketing, in which case the device cannot be lawfully distributed in the United States.  If the FDA finds that the device subject to the premarket notification is substantially equivalent to a proper predicate device, then the FDA may “clear” that device for marketing.  These devices are not “approved” by the FDA.  There is no guarantee, however, that the FDA will deem the device subject to the 510(k) process, as opposed to the more time-consuming, resource intensive and problematic PMA application process described below.

The more comprehensive PMA process applies to a new device that either is not substantially equivalent to a pre-May 28, 1976 product or is to be used in supporting or sustaining life or preventing impairment.  These devices are normally Class III devices and can only be marketed following approval of a PMA application.  For example, most implantable devices are subject to the PMA application approval process.  Two steps of FDA approval generally are required before a company can market a product in the U.S. that is subject to Section 515 PMA application approval, as compared to a Section 510(k) clearance.  First, a company must comply with investigational device exemption regulations in connection with any human clinical investigation of the device; however those regulations permit a company to undertake a clinical study of a “non-significant risk” device without formal FDA approval.  Prior express FDA approval is required if the device is a significant risk device.  If there is any doubt as to whether a device is a “non-significant risk” device, companies normally seek prior approval from the FDA.  Normally, clinical studies of new diagnostic products are conducted in tandem with a cleared or approved device and treatment decisions are based on the results from the existing diagnostic device.  In such a setting, the FDA may consider the clinical trial as one not posing a significant risk.  However, FDA action is always uncertain and dependent on the contours of the design of the clinical trial and the device and there is no assurance that the FDA would consider any proposed clinical trial as one posing a non-significant risk.  Moreover, before undertaking any clinical trial, the company sponsoring the trial and the investigator conducting the trial are required by federal law to seek and obtain the approval of IRB.  An IRB weighs the risks and benefits of a proposed trial to ensure that the human subjects are not exposed to unnecessary risk and reviews the informed consent form to ensure that it meets federal requirements and accurately describes the risks and benefits, if any, of the clinical trial. IRB review occurs annually and annual re-approval is required.  University medical centers as well as other entities maintain and operate IRB.  Second, the FDA must review a company’s PMA application, which contains, among other things, clinical information acquired under the investigational device exemption.  The FDA will approve the PMA application if it finds there is reasonable assurance that the device is safe and effective for its intended use.  The PMA process takes substantially longer than the 510(k) process.

The GlucoTrack® model DF-F has not yet been approved for commercial sale in the United States.  We believe that the GlucoTrack® model DF-F device will be classified as a Class III device that will be subject to the PMA application process and require human clinical trials, although that may not be true with other products mentioned in this prospectus.  We currently anticipate that we will submit the protocol for U.S. clinical trials of the GlucoTrack® model DF-F to the FDA by the end of the first half of 2015.  Following approval of the clinical trial protocol for the GlucoTrack® model DF-F by the FDA, we intend to conduct clinical trials of the GlucoTrack® model DF-F device at one location in the U.S.  We have commenced negotiations for such location.

Even when a clinical study has been approved or cleared by the FDA or a notified body or deemed approved, the study is subject to factors beyond a manufacturer’s control, including, but not limited to the fact that the IRB at a given clinical site might not approve the study, might decline to renew approval which is required annually, or might suspend or terminate the study before the study has been completed.  Also, the interim results of a study may not be satisfactory, in which case the sponsor may terminate or suspend the study on its own initiative or the FDA or a notified body may terminate or suspend the study.  There is no assurance that a clinical study at any given site will progress as anticipated; there may be an insufficient number of patients who qualify for the study or who agree to participate in the study, or the investigator at the site may have priorities other than the study.  Also, there can be no assurance that the clinical study will provide sufficient evidence to assure the FDA or a notified body that the product is safe and effective, a prerequisite for FDA approval of a PMA application, or substantially equivalent in terms of safety and effectiveness to a predicate device, a prerequisite for clearance under 510(k).  Even if the FDA or a notified body approves or clears a device, it may limit its intended uses in such a way that manufacturing and distributing the device may not be commercially feasible.

After clearance or approval to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, are authorized under various circumstances to withdraw the clearance or approval or require changes to a device, its manufacturing process or its labeling or additional proof that regulatory requirements have been met.

A manufacturer of a device approved through the PMA application process is not permitted to make changes to the device which affect its safety or effectiveness without first submitting a supplement application to its PMA application and obtaining FDA approval for that supplement.  In some instances, the FDA may require clinical trials to support a supplement application.  A manufacturer of a device cleared through a 510(k) submission must submit another premarket notification if it intends to make a change or modification in the device that could significantly affect the safety or effectiveness of the device, such as a significant change or modification in design, material, chemical composition, energy source or manufacturing process.  Any change in the intended uses of a PMA application device or a 510(k) device requires an approval supplement or cleared premarket notification.  Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain FDA export requirements.

Recently Enacted Healthcare Reform Legislation in the United States

Congress recently passed healthcare reform legislation, known as the Patient Protection and Affordable Care Act.  The President signed the measure into law on March 23, 2010 and on March 30, 2010, the President signed into law a reconciliation bill that modifies certain provisions of the same.  These two laws are jointly referred to as the “Affordable Care Act” or “ACA.”

The principal aim of the reform legislation as currently enacted is to expand health insurance coverage to approximately 32 million Americans who are currently uninsured.  The law’s most far-reaching changes did not take effect until 2014, including a requirement that most Americans carry health insurance.  The consequences of these significant coverage expansions on the sales of our products is still unknown and speculative at this point, although the ACA and certain state initiatives may compel private insurers to reduce coverage or reimbursement for various items and services, including medical devices of the type that we contemplate distributing.

The enacted legislation contains many provisions designed to generate the revenues necessary to fund the coverage expansions.  The most relevant of these provisions are those that impose fees or taxes on certain health-related industries, including medical device manufacturers.  Beginning in 2013, each medical device manufacturer is required to pay an excise tax (or sales tax) in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices.  The tax applies to all medical devices, including our products and product candidates.  The ACA also provides for increased enforcement of the fraud and abuse regulations previously mentioned.

In June, 2012, the United States Supreme Court upheld most of the provisions of the Affordable Care Act.  While federal regulatory agencies are moving forward with implementation of the provisions of the Affordable Care Act, Congress is attempting to pass legislation which would reverse the Affordable Care Act.  Furthermore, various health insurance reform proposals are also emerging at the state level.  Due to the unsettled nature of these reforms and the numerous steps required to implement them, we cannot predict to what extent (if at all) Congress will succeed in limiting or reversing the Affordable Care Act, whether (and if so, what) additional health insurance reforms will be implemented at the federal or state level and/or the effect that any future legislation or regulation will have on our business.

On August 2, 2011, President Obama and Congress enacted the Budget Control Act of 2011 to increase the federal government’s borrowing authority (the so-called “debt ceiling”) and reduce the federal government’s projected operating deficit.  To implement this legislation, President Obama and members of Congress have proposed various spending cuts and tax reform initiatives, some of which could result in changes (including substantial reductions in funding) to Medicare, Medicaid or Medicare Advantage Plans.  Under the agreement reached to allow the federal government to raise the debt ceiling in August, a 12-member, bipartisan committee was given a deadline of November 23, 2011 to develop recommendations for reducing the federal budget deficit by a total of at least $1.2 trillion over ten years.  However, the committee was not able to agree on a plan and, therefore, $1.2 trillion in automatic spending cuts, including a two-percent reduction in Medicare payments to dialysis facilities went into effect on January 1, 2013.  In November 2013, CMS released a final rule that included a 12% cut for reimbursement of dialysis intravenous services.  While CMS created other offsets to make the first two years of the cut budget neutral, the adjustment itself in the bundle went down by 3.3% starting in January 2014, as part of a 3-4 year transition period to reach the 12% reduction.  This means that Medicare dialysis rates were flat in 2014 and will be flat in 2015 in an environment of increasing expenses.  These measures and any future federal legislation relating to the debt ceiling or deficit reduction could have a material adverse effect on us.

There are ongoing discussions in the EU regarding amending the relevant regulatory framework.  It is difficult to predict what effect any amendments to the existing EU legislation may have.  Furthermore, each individual EU member country has the authority to amend its regulations and requirements additional to the minimum harmonization required by the MDD.  Because the EU member countries have diverse legal systems, it is difficult to predict what, if any, amendments may be implemented in each of the EU member countries and whether they may adversely affect us.

Reimbursement

We anticipate that sales volumes and prices of the GlucoTrack® model DF-F and any other products we commercialize will depend in large part on the availability of reimbursement from third-party payors.  Third-party payors include governmental programs such as Medicare and Medicaid, private insurance plans and workers’ compensation plans.  These third-party payors may deny reimbursement for a product or therapy if they determine that the product was not medically appropriate or necessary.  Also, third-party payors are increasingly challenging the prices charged for medical products and services.  Some third-party payors must also approve coverage for new or innovative devices before they will reimburse healthcare providers who use the products.  Even though a new product may have been cleared for commercial distribution, it may find limited demand for the device until reimbursement approval has been obtained from governmental and private third-party payors.

Inasmuch as a percentage of the projected patient population that could potentially benefit from the GlucoTrack® model DF-F is elderly, Medicare would likely be a potential source of reimbursement in the United States.  Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, certain disabled persons, persons with end-stage renal disease and those suffering from Lou Gehrig’s Disease.  In contrast, Medicaid is a medical assistance program jointly funded by United States federal and state governments and administered by each state pursuant to which benefits are available to certain indigent patients.  The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare and Medicaid.

Medicare reimburses for medical devices in a variety of ways depending on where and how the device is used.  However, Medicare only provides reimbursement if CMS determines that the device should be covered and that the use of the device is consistent with the coverage criteria.  A coverage determination can be made at the local level by the Medicare administrative contractor (formerly called carriers and fiscal intermediaries) or a private contractor that processes and pays claims on behalf of CMS for the geographic area where the services were rendered, or at the national level by CMS.  There are new statutory provisions intended to facilitate coverage determinations for new technologies under the Medicare Prescription Drug Improvement and Modernization Act of 2003 §§ 731 and 942, but it is unclear how these new provisions will be implemented.  Coverage presupposes that the device has been cleared or approved by the FDA and, further, that the coverage will be no broader than the approved intended uses of the device (i.e., the device’s label) as cleared or approved by the FDA, but coverage can be narrower.  In that regard, a narrow Medicare coverage determination may undermine the commercial viability of a device.

Obtaining a coverage determination, whether local or national, is a time-consuming, expensive and highly uncertain proposition, especially for a new technology, and inconsistent local determinations are possible.  On average, according to an industry report, Medicare coverage determinations for medical devices lag 15 months to five years or more behind FDA approval for respective devices.  Moreover, Medicaid programs and private insurers are frequently influenced by Medicare coverage determinations.  A key component in the reimbursement decision by most private insurers will be whether the GlucoTrack® model DF-F is reimbursed by virtue of a national coverage determination by CMS.  We may negotiate contracted rates for the GlucoTrack® model DF-F with private insurance providers for the purchase of the GlucoTrack® model DF-F by their members pending a coverage determination by CMS.  Our inability to obtain a favorable coverage determination for the GlucoTrack® model DF-F may adversely affect our ability to market the GlucoTrack® model DF-F and thus, the commercial viability of the product.  In international markets, reimbursement and healthcare payment systems vary significantly by country and many countries have instituted price ceilings on specific product lines.  Distributors expressly support the reimbursement process and, depending on the distribution agreement and geographic area, may assume responsibility for the process.

We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services.  Furthermore, deficit reduction and austerity measures in the United States and abroad may put further pressure on governments to limit coverage of, and reimbursement for, our products.  There can be no assurance that third-party reimbursement and coverage will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payors will not adversely affect the demand for our products or our ability to sell these products on a profitable basis.  The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on our business, operating results and financial condition.  Until reimbursement or insurance coverage is established, patients will have to bear the financial cost of GlucoTrack®.  Third-party coverage may be particularly difficult to obtain while the GlucoTrack® model DF-F is not approved by the FDA as a replacement for existing single-point finger stick devices.

Outside the United States, availability of reimbursement from third parties varies widely from country to country.  Within the EU, member countries’ medical reimbursement and healthcare coverage regulations and systems differ significantly.  It is, therefore, difficult to analyze and predict the prospect of consistent availability of adequate reimbursement in the various EU member countries.

Until a reimbursement code is achieved, in order to reduce out of pocket expenses for users and increase the number of devices sold, we are suggesting to distributors of the GlucoTrack® model DF-F in the United States (and would anticipate suggesting to our distributors in the United States in the future, if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States) that they consider offering end users financing and/or leasing options to lessen the initial financial burden associated with purchasing a GlucoTrack® device. There can be no assurance that any such alternatives will be made available to end users.

Anti-Fraud and Abuse Rule

There are extensive United States federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties that can materially affect us, if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States. These federal laws include, by way of example, the following:

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The anti-kickback statute (Section 1128B(b) of the Social Security Act), which prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

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The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

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The anti-inducement provisions of the Civil Monetary Penalties Law (Section 1128A(a)(5) of the Social Security Act), which prohibit providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

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The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs); and

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The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, monetary penalties, imprisonment and/or denial of Medicare and Medicaid payments or exclusion from the Medicare and Medicaid programs, or both.  These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protections, such as limiting the use and disclosure of patient specific health information. These state laws also impose criminal and civil penalties similar to the federal laws.

Similarly the EU and EU member countries may have similar fraud and abuse laws which would regulate our business in those jurisdictions.  However, given the diversity of legal systems within the EU, it is difficult to predict with specificity what anti-fraud legislation and regulations may be implemented and the penalties that they impose.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.  Recent federal and state legislation has greatly increased funding for investigations and enforcement actions, which have increased dramatically over the past several years.  This trend is expected to continue.  Private enforcement of healthcare fraud also has increased due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government.  These whistleblower suits by private persons, known as qui tam relators, may be filed by almost anyone, including present and former patients or nurses and other employees, as well as competitors.  HIPAA, in addition to its privacy provisions, created a series of new healthcare-related crimes.

As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs.  A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on a supplier’s liquidity and financial condition.  An investigation into the use of a device by physicians may dissuade physicians from recommending that their patients use the device.  This could have a material adverse effect on our ability to commercialize the GlucoTrack® model DF-F.

The Privacy Provisions of HIPAA

In the United States, HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure.  HIPAA directly regulates “covered entities,” such as healthcare providers, insurers and clearinghouses, and regulates “business associates,” with respect to the privacy of patients’ medical information.  All entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information.  It is uncertain whether we would be deemed to be a covered entity under HIPAA and, owing to changes in the law, it is uncertain, based on our current business model, whether we would be a business associate.  Nevertheless, we will likely be contractually required to physically safeguard the integrity and security of any patient information that we receive, store, create or transmit in the United States.  If we fail to adhere to our contractual commitments, then our physician, hospital or insurance customers may be subject to civil monetary penalties, which could adversely affect our ability to market our devices.  Changes in the law wrought by the provisions of Health Information Technology for Economic and Clinical Health (HITECH) Act, enacted as part of the American Recovery and Reinvestment Act of 2009, increase the duties of business associates and covered entities with respect to protected health information that thereby subject them to direct government regulation, increasing its compliance costs and exposure to civil monetary penalties and other government sanctions.  While HITECH does not alter the definition of a business associate, it makes it more likely that covered entities with whom we are likely to do business in the United States, if and when we receive FDA approval to market the GlucoTrack® model DF-F in the United States, will require us to enter into business associate agreements.

Intellectual Property

We believe that intellectual property is important to our business and to the medical device industry overall.  We rely on a combination of patent, copyright and other intellectual property laws, trade secrets, nondisclosure agreements and other measures to protect our intellectual property and proprietary rights.

We understand the importance of obtaining patent and trade secret protection for new technologies, products and processes.  Our success will depend in large part on our ability to file for and obtain patent protection of our principal products and procedures, to defend existing or future patents, to maintain trade secrets and to operate without infringing upon the proprietary rights of others.

We have obtained an issued patent for “A Method of Monitoring Glucose Level” in the United States, Europe, Australia, Canada, China, India, Israel, Japan, Mexico, the Philippines, Russia, South Africa and South Korea.  This patent expires in 2023 in the United States and 2023 or 2024 in most other jurisdictions.  One additional patent application is awaiting examination in Brazil.

We have also obtained an issued patent in the United States for an invention entitled “Device For Non-Invasively Measuring Glucose,” which covers the technologies related to the GlucoTrack® measurement process.  The issued United States patent expires in 2031.  Additional patents have now been issued in Europe, Australia, China, Israel, Japan, Russia, South Africa and Taiwan, and they will also expire in 2031.  Applications are still pending in Brazil, Canada, Chile, India and South Korea.  Regarding the three measuring technologies used in the GlucoTrack® device, continuation applications are pending in the U.S., Europe, Australia, China, Hong Kong, Israel, Japan and Taiwan.

Regarding the “Ear Clip for Medical Monitoring Device” and its structure, in 2013 we filed a utility patent application in Israel and in March 2014 filed a corresponding Patent Cooperation Treaty application and a corresponding application in Taiwan. A favorable report on patentability under Chapter II of the Patent Cooperation Treaty was received.  National Stage applications have been filed in China and the U.S. and we also expect to file National Stage applications in other key countries.

Regarding the unique designs for the glucose monitoring device, we have design registrations in China, Europe, India, Japan, the Philippines, South Korea and Taiwan for the Hinge Pin Joint and pending design applications in the U.S.  We also have design registrations in China, Europe, India, Japan, the Philippines and South Korea and pending design applications in the U.S., Brazil and Taiwan for the Ear Clip; design registrations in Europe and China for the Temperature Sensor; and a design registration in China for the Measuring Device.

We have obtained trademark registrations for GlucoTrack® in the U.S., Europe and 21 other countries, including Argentina, Australia, Azerbaijan, Brazil, Chile, China, India, Indonesia, Israel, Japan, Kazakhstan, Latvia, Mexico, New Zealand, the Philippines, Russia, South Africa, South Korea, Taiwan, Turkey and Uruguay and have trademark applications pending for GlucoTrack® in Belarus, Canada, Thailand and Vietnam.

Additional applications are pending in the U.S., Israel, Belarus, Brazil, Canada, China, Estonia, France, India, Italy, Japan, Latvia, Lithuania, the Philippines, South Africa, South Korea, Spain and Thailand to register the trademark “JUST CLIP IT.” In addition, applications are pending in the U.S., Israel, Canada, China, France, India, Italy, Japan, the Philippines, South Korea, Spain and Thailand to register the trademark “YOUR TRACK TO HEALTH.”

Trademark applications are in the process of being filed for GlucoTrack® and the company name in Chinese characters in China, Hong Kong and Taiwan.  In addition, a trademark application for the multi-color Company logo has been filed in Israel and additional trademark applications are in the process of being filed in Israel, the U.S., Europe, China and other countries for the multi-color company logo and for the mark Integrity Applications.

Patent protection is highly uncertain and involves complex legal and factual questions and issues.  The patent application and issuance process can be expected to take several years and entails considerable expense.  There can be no assurance that patents will issue as a result of any applications or that any patents resulting from such applications or our existing patents will be sufficiently broad to afford protection against competitors with similar or competing technology.  Patents that we obtain may be challenged, invalidated or circumvented, or the rights granted under such patents may not provide us with any competitive advantages.

We believe that our patents and products do not and will not infringe patents or violate proprietary rights of others, although it is possible that our existing patent rights may not be valid or that infringement of existing or future patents or proprietary rights may occur.  Litigation may be necessary to defend or enforce our patent rights or to determine the scope and validity of the proprietary rights of others.  Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable, and could result in the diversion of substantial resources and management time and attention from our other activities. An adverse outcome could subject us to significant liability to third parties, require us to obtain licenses from third parties, alter our products or processes, or require that we cease altogether any related research and development activities or product sales.

Competition

The market for blood glucose monitoring devices is intensely competitive, subject to rapid change and significantly affected by new product introductions.  Four companies, Roche Disetronic, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; Abbott Laboratories; and Bayer Corporation, currently account for substantially all of the worldwide sales of self-monitored glucose testing systems.  These competitors’ products use a meter and disposable test strips to test blood obtained by pricking the finger or, in some cases, the palm or forearm.

Within the last few years, CGMS devices have been introduced into the market and will compete with the GlocoTrack® model DF-F and our future devices, if any.  Currently, three different brands have obtained FDA clearance to market, and are selling, CGMS devices in the U.S. and EU markets.  These brands are sold by Medtronic plc, Abbott Laboratories (not available in the U.S.) and Dexcom, Inc.  CGMS devices are invasive devices, in which a needle is inserted under the skin (either in the abdomen or the upper arm) and measures interstitial fluid.  Although we cannot predict what standards will be employed by applicable regulatory authorities as we seek FDA clearance, the results achieved by the GlucoTrack® model DF-F in our safety and performance clinical trial conducted in 2012 and 2013 were similar to the results obtained from the CGMS devices that have been introduced to the market, as of the time of their introduction.

Abbott FreeStyle Libre is a relatively new device which was introduces to the market during 2014 and is targeted for type 1 and type 2 diabetics.  It contains a needle that is inserted into the upper arm and must be replaced every two weeks.  In order to receive a reading, the user “scans” the device over the sensor and receives an immediate reading.

In addition, other companies are developing non-invasive glucose testing devices and technologies that could compete with our devices.  There are also a number of academic and other institutions involved in various phases of technology development regarding blood glucose monitoring devices.  We believe that the majority of non-invasive blood glucose monitors in development require frequent calibrations (from a few hours to a few days, compared to the GlucoTrack® model DF-F, which has a demonstrated efficacy period of 6 months from the initial calibration).  Among the companies developing non-invasive glucose testing devices are Echo Therapeutics, Inc. and Grove Instruments.  Other companies developing continuous measurement devices, based on minimally invasive methods, such as implants or subdermal needles include Medtronic, Inc., Abbot Laboratories and Dexcom, Inc.

Some of our competitors are either publicly traded or are divisions of publicly-traded companies, and they enjoy several competitive advantages, including:

•	significantly greater name recognition;

•	established relations with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

Some of our other competitors also enjoy these competitive advantages.  As a result, we cannot assure that we will be able to compete effectively against these companies or their products.

To our knowledge, a summary of potential competitors with non-invasive products in development is set forth below in Figure D.

Figure D

	Company	Product	Technology	Calibration	Type of Measurement	Technology Description
1.	Echo Therapeutics (MA, USA)	Symphony	UltraSound	Daily calibration	Continuous	Needle-free skin permeation and non-invasive, continuous transdermal glucose biosensor (device attached to skin).
2.	Freedom Meditech (MA, USA)		Optical Polarimetry (in front of the eye)	Not known	Spot; Screening	Non-invasive direct measurement of glucose levels in front of the eye via optical polarimetry
3.	Grove Instruments (MA, USA)	GI-200	Optical Bridge	Not known	Spot	Optical bridge uses 3 diode lasers in the NIR spectrum and one in the visible spectrum to measure glucose.
4.	Cybiocare (Quebec, Canada)	OHD	Optical	Not known	Continuous	Through a device strapped to a patient’s arm, continuously measures glucose levels by using infrared light to detect hypoglycemia in the patient.
5.	Cnoga Medical (Israel)	TensorTip CGM Combo Glucometer	Optical Look-up table	At least 200 prickings within a few weeks	Spot	Four LED signals are beamed through the finger; color image sensor executes a special algorithm.

Employees

As of December 31, 2014, we had 25 full-time employees and seven part-time employees. None of our employees are represented by a collective bargaining agreement. In addition as of December 31, 2014 we had two full-time consultants.

Property

We currently lease approximately 3,100 square feet of office space in Ashkelon, Israel for our principal offices and prototype laboratory on a month-to-month basis at a cost of 11,500 NIS ($2,957 based on the exchange rate on December 31, 2014).  We believe that we could easily find similar space at comparable rent if necessary.

Legal Proceedings

We are not presently a party to any material litigation.  We may, however, become involved in litigation from time to time relating to claims arising in the ordinary course of our business.  These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us regarding the beneficial ownership of shares of our common stock and Preferred Stock as of the date of this prospectus by: (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock and/or Preferred Stock; (ii) each executive officer and director of Integrity; and (iii) all executive officers and directors of Integrity as a group.  In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock or Preferred Stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included.  These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own (within the meaning of Rule 13d-3 of the Exchange Act).  Holders of shares of our Preferred Stock are entitled to vote such shares on an as converted to common stock basis; the Preferred Stock does not entitle the holders thereof to separate voting rights.

Principal Stockholders

Name of Beneficial Owner	Class of Security	Number of Shares Beneficially Owned		Percent of Class (1)
Executive Officers and Directors:
Zvi Cohen	Common Stock	241,625		4.5%
Dr. Robert Fischell	Common Stock	40,000		*
Avner Gal	Common Stock	450,507	(2)	8.2%
Eran Hertz	Common Stock	1,250	(3)	*
David Malka	Common Stock	176,651	(4)	3.3%
All Executive Officers and Directors as a Group (5 Persons)	Common Stock	910,033		16.0%
Principal Stockholders:
Amos and Daughters Investments and Properties Ltd. (5)	Common Stock	393,714		7.4%
Vayikra Capital, LLC (6)	Common Stock	531,773	(7)	9.9%
	Series A Preferred Stock	375		5.1%
Y.H. Dimri Holdings (8)	Common Stock	1,160,650		21.8%
Joel L. Gold (9)	Common Stock	318,432	(10)	6.0%
Howard Berg (11)	Series A Preferred Stock	735	(12)	9.9%
William Freas (13)	Series A Preferred Stock	525		7.1%
Andre Marcus (14)	Series A Preferred Stock	400		5.4%
Jasling LLC (15)	Series B Preferred Stock	550		6.5%

______________

(1)
Common stock percentages are based on 5,323,059 shares of common stock outstanding as of March 30, 2015.  Series A Preferred Stock percentages are based on 7,407.14 shares of Series A Preferred Stock outstanding as of March 30, 2015.  Series B Preferred Stock percentages are based on 8,500 shares of Series B Preferred Stock outstanding as of March 30, 2015.

(2)	Includes 176,518 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(3)	Consists of shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(4)	Includes 52,956 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(5)
The address of Amos and Daughters Investments and Properties Ltd. is Shekel House, 111 Arlozorov St. Tel-Aviv 61216 Israel.  Eri Steimatzky has voting and investment control over the shares held by Amos and Daughters Investments and Properties Ltd.

(6)	The address of Vayikra Capital, LLC is 1 Farmstead Road, Short Hills NJ, 07078. Philip M. Darivoff has voting and investment control over the shares held by Vayikra Capital, LLC.

(7)
Includes 64,656 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days; and 67,801 shares of common stock issuable upon the exercise of Series A Warrants which are not exercisable within 60 days.  Excludes 9,785 shares of common stock issuable upon the exercise of the Series A Warrants which are not exercisable within 60 days; 43,104 shares of common stock issuable upon the conversion of shares of Series B Preferred Stock not convertible within 60 days and 86,216 shares of common stock issuable upon the exercise of Series B Warrants not convertible within 60 days.  The conversion of such shares of Series B Preferred Stock and/or exercise of such Series A Warrants and Series B Warrants is limited by the beneficial ownership limitation included in the Certificate of Designations for the Series A Preferred Stock, Certificate of Designations for the Series B Preferred Stock and in Vayikra Capital, LLC’s Series A Warrants and Series B Warrants which provides that Vayikra Capital, LLC will not be permitted to convert such securities if such conversion would cause such holder to beneficially own more than 9.99% of the outstanding number of shares of our common stock outstanding after giving effect to such conversion.

(8)
The address of Y.H. Dimri Holdings is 1 Jerusalem St. Netivot, 87710 Israel.  Y.H. Dimri is entitled to these subject to the fulfillment of certain requirements.  Yigal Dimri has voting and investment control over the shares held by Y.H. Dimri Holdings.

(9)	The address of Joel L. Gold is 874 East 9th Street, Brooklyn, NY 11230.

(10)	Includes 218,280 shares held by relatives and affiliates of Mr. Gold.

(11)	The address of Howard Berg is 101 Old Short Hills Road, West Orange NJ 70521.

(12)	Includes 431 shares held indirectly in Mr. Berg’s IRA account with respect to which Mr. Berg has voting and dispositive power.

(13)	The address of William Freas is 211 Carter Drive, Westchester, PA 19382.

(14)	The address of Andre Marcus is 360 Madison Avenue, New York, NY 10017.

(15)	The address of Jasling LLC is PO Box 7172, 191 Stateline, NV 89449. Greg Wood has voting and investment control over the shares held by Jasling LLC.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Except for the shares of common stock underlying the Placement Agreement’s warrants, the shares of common stock being offered by the selling stockholders hereunder were acquired by the selling stockholders in a private placement, which was completed in four closings held on August 29, 2014, September 30, 2014, October 31, 2014 and December 31, 2014.  The shares of common stock being offered by the selling stockholders hereunder consist of 1,465,578 shares issuable upon conversion of our Series B Preferred Stock; 2,931,156 shares issuable upon the exercise of Series B Warrants issued as part of the Series B Units sold in the private placements; and 439,674 shares of common stock are issuable in respect of warrants that were issued to the Placement Agent as partial compensation for its services as placement agent for the offering of the Series B Units, as partial consideration for its services as such).  Except as otherwise indicated, we believe that each of the beneficial owners and selling stockholders listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.  Unless otherwise noted, the address of each stockholder is c/o Integrity Applications, Inc., P.O. Box 432, Ashkelon 7810301, Israel.

Except for the Placement Agent’s service as placement agent for the offering of the Series B Units and several prior private placements, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.   Each of the selling stockholders has purchased its shares of our common stock to be resold hereunder in the ordinary course of business and, at the time of purchase, none of the selling stockholders was party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock to be resold by such selling stockholder under this registration statement.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included.  These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.  Moreover, the chart below does not take reflect that holders of the Series B Preferred Stock will not be permitted to convert their shares of Series B Preferred Stock if such conversion would cause such holder to beneficially own more than 4.99% (or, with respect to Vayikra Capital, LLC, 9.99%) of the outstanding common stock.

	Shares Owned Prior to the Offering			Number of Shares Being Offered	Shares Owned After the Offering
Name of Beneficial Owner	Number		Percent (1)	Shares	Number		Percent (1)
Mike K. Avery	28,413		*	28,413	0		*
Adam Sackstein	84,709		1.6%	84,709	0		*
Akita Capital LLC(2)	28,328		*	28,328	0		*
Alan Armbrust	36,328		*	28,328	8,000		*
Alan Garin	56,486		1.1%	56,486	0		*
Alfred Gollomp	5,681		*	5,681	0		*
Alvin Fund LLC(3)	170,182		3.1%	170,182	0		*
Anthony & Brigitte Musto JT TEN/WROS(4)	28,371		*	28,371	0		*
Anthony Towell	77,614	(5)	1.4%	62,441	15,173	(5)	*
Aron Green	19,058	(6)	*	11,358	7,700	(6)	*
Arthur K. Mark	56,742		1.1%	56,742	0		*
Barry Shemaria	24,946	(7)	*	11,307	13,639	(7)	*
Bernard Siskin	56,486		1.1%	56,486	0		*
Bill Minkler	28,371		*	28,371	0		*
Bobby & Patricia Wilburn Trust dtd 3/7/2007(8)	16,329		*	16,329	0		*
Brian Dahl	110,588	(9)	2.0%	68,066	42,522	(9)	*
Bryan Chetelat	5,681		*	5,681	0		*
Certified Surgeons Inc.(10)	56,742		1.1%	56,742	0		*
Charles Christopher Ham	31,654		*	31,654	0		*
Charles Glen Wensley Rev Trust(11)	28,371		*	28,371	0		*
Chicago London Investors Ltd.(12)	30,314	(13)	*	22,727	7,587	(13)	*
Curtis Ross	14,133		*	14,133	0		*
David A. Dent	65,500		1.2%	65,500	0		*
David and Kimberly Welty(14)	14,133		*	14,133	0		*

	Shares Owned Prior to the Offering		Number of Shares Being Offered	Shares Owned After the Offering
Name of Beneficial Owner	Number	Percent (1)	Shares	Number	Percent (1)

David Jewell	56,826		1.1%	56,826	0		*
Don B. Moskovitz Living Trust UAD 08/05/2002(15)	9,483	(16)	*	5,689	3,794	(16)	*
Dr. Daniel McCollum	176,764		3.2%	164,306	12,458		*
Dr. Dean Kevin Lurie	28,413		*	28,413	0		*
Dr. James Shen MDPC 401(k) Profit Sharing Plan UAD 1/1/1994(17)	87,931		1.6%	87,931	0		*
Dr. Micheal Ginder	28,328		*	28,328	0		*
Ernest J Chornyei	44,243		*	44,243	0		*
Eugene Massad, II	11,375		*	11,375	0		*
Gary A. Gotto	8,507		*	8,507	0		*
Gary S. Karlin and Jane Zamost JTWROS(18)	28,243		*	28,243	0		*
Geoffrey Green	56,826		1.1%	56,826	0		*
Gregory Schneider	2,838		*	2,838	0		*
Hamilton Systems, Inc.(19)	14,176		*	14,176	0		*
Howard M. Berg	129,443	(20)	2.4%	14,133	115,310	(20)	1.9%
Ian Scott	172,212	(21)	3.1	35,658	136,554	(21)	2.5%
Investor Company F/B/O Rosalind Capital Partners L.P.(22)	111,183		2.0%	111,183	0		*
Investor Company F/B/O Rosalind Master Fund L.P.(23)	59,002		1.1%	59,002	0		*
Ira F. Levy – Separate Property Account II(24)	14,133		*	14,133	0		*
JAG Multi Investments LLC(25)	151,310	(26)	2.8%	113,378	37,932	(26)	*
James J. Shen & Louise L. Shen JTWROS(27)	62,399		1.2%	62,399	0		*
Jasling LLC(28)	312,433		5.5%	312,433	0		*

	Shares Owned Prior to the Offering		Number of Shares Being Offered	Shares Owned After the Offering
Name of Beneficial Owner	Number	Percent (1)	Shares	Number	Percent (1)

John G. Korman	38,415		*	38,415	0		*
John R. and Mary Ann E. Conroy JT TEN/WROS(29)	14,197		*	14,197	0		*
Jonathan Pearse	17,515		*	17,515	0		*
Joseph Taub	28,328		*	28,328	0		*
Kenneth Raboy	4,534		*	4,534	0		*
Keys 1996 Family Trust(30)	56,656		1.1%	56,656	0		*
Landon Koehn	28,413		*	28,413	0		*
Larry E. Roher	14,218		*	14,218	0		*
Lincoln Park Capital Fund, LLC(31)	113,629		2.1%	113,629	0		*
Mark J. Massad	28,413		*	28,413	0		*
Mark O. Sassower	17,036		*	17,036	0		*
Mark Pollack	40,743	(32)	*	25,570	15,173	(32)	*
Mark S. Devan	56,826		1.1%	56,826	0		*
Martin Rosenman	91,021	(33)	1.7%	72,056	18,965	(33)	*
Matthew Maguire	56,742		1.1%	56,742	0		*
Michael and Sir James M. Ah Koy JT TEN/WROS(34)	66,676	(35)	1.1%	10,674	56,002	(35)	1.0%
Michael Engmann	26,592		*	26,592	0		*
Moore Family Trust(36)	28,371		*	28,371	0		*
Morris E. Franklin Jr. Trust(37)	28,371		*	28,371	0		*
O. Bernard Starkman Living Trust UAD 04/27/1998(38)	94,674	(39)	1.7%	56,742	37,932	(39)	*
Peter Flannery	84,709		1.6%	84,709	0		*

	Shares Owned Prior to the Offering		Number of Shares Being Offered	Shares Owned After the Offering
Name of Beneficial Owner	Number	Percent (1)	Shares	Number	Percent (1)

Profit Sharing Plan & Trust of Pruitt & Pruitt Attorney’s At Law FBO J. Calhoun Pruitt Jr.(40)	14,133		*	14,133	0		*
RBC Capital Markets LLC Cust FBO Christine A. Mittman IRA(41)	27,231		*	27,231	0		*
RBC Capital Markets LLC Cust FBO David Moore IRA(42)	28,371		*	28,371	0		*
RBC Capital Markets LLC Custodian FBO Ira F. Levy IRA(43)	14,133		*	14,133	0		*
RBC Capital Markets LLC Cust FBO James F. Ryan IRA(44)	8,519		*	8,519	0		*
RBC Capital Markets LLC Cust FBO Jay Eisen IRA(45)	9,471	(46)	*	4,540	4,931	(46)	*
RBC Capital Markets LLC Cust FBO Jay Eisen Roth IRA(47)	4,435		*	4,435	0		*
RBC Capital Markets LLC Cust FBO Bryan W Chetelat Roth IRA(48)	17,010		*	17,010	0		*
RBC Capital Markets LLC Cust FBO Bryan W Chetelat SEP IRA(49)	2,556		*	2,556	0		*
RBC Capital Markets LLC Cust FBO C. Glen Wensley IRA(50)	47,336	(51)	*	28,371	18,965	(51)	*
RBC Capital Markets LLC Cust FBO Gary A Gotto IRA(52)	33,921		*	33,921	0		*
RBC Capital Markets LLC Custodian FBO Howard M. Berg IRA(53)	206,415	(54)	3.7%	42,932	163,483	(54)	3.0%

	Shares Owned Prior to the Offering		Number of Shares Being Offered	Shares Owned After the Offering
Name of Beneficial Owner	Number	Percent (1)	Shares	Number	Percent (1)

RBC Capital Markets LLC Cust FBO John Douglas Coons IRA(55)	19,854		*	19,854	0		*
RBC Captial Markets LLC Custodian FBO Jonathan Pearse IRA(56)	10,748		*	10,748	0		*
RBC Capital Markets LLC Cust FBO Kenneth Raboy IRA(57)	28,257		*	28,257	0		*
RBC Capital Markets LLC Cust. Kenneth I. Raboy IRA(58)	56,571		1.1%	56,571	0		*
RBC Capital Markets LLC Cust FBO Mark Ruths IRA(59)	141,172		2.6%	141,172	0		*
RBC Capital Markets LLC Cust FBO Roy Mittman IRA(60)	55,346	(61)	1.0%	15,896	39,450	(61)	*
RBC Capital Markets LLC Cust FBO Ryan Rosen IRA(62)	69,113		1.3%	69,113	0		*
RBC Capital Markets LLC Cust FBO Stephen M. Hunt Roth IRA(63)	14,197		*	14,197	0		*
RBC Capital Markets LLC Cust FBO Steven Wagner IRA(64)	28,328		*	28,328	0		*
RBC Capital Markets LLC Cust. Dr. Gordon Downie NE Texas International Medicine PA Sep-IRA(65)	28,413		*	28,413	0		*
RBC Capital Markets LLC Cust. John Bergeron(66)	28,413		*	28,413	0		*
RBC Capital Markets LLC Cust. Kevin Brennan SEP-IRA(67)	42,611		*	42,611	0		*

	Shares Owned Prior to the Offering		Number of Shares Being Offered	Shares Owned After the Offering
Name of Beneficial Owner	Number	Percent (1)	Shares	Number	Percent (1)

RBC Captial Markets LLC Custodian FBO Paul Ruths IRA(68)	56,486		1.1%	56,486	0		*
Robert G. Kammann	28,413		*	28,413	0		*
Robert Lerman	61,576	(69)	1.1%	42,611	18,965	(69)	*
Robert S Rau	28,328		*	28,328	0		*
Roger W. Clark	28,243		*	28,243	0		*
Ryan Rosen	56,742		1.1%	56,742	0		*
Sam Buck	36,968	(70)	*	11,934	25,034	(70)	*
Seaview Orthopaedic 401(k) Plan UAD 06/30/1986 PSDA Aron Green(71)	20,039	(72)	*	14,197	5,842	(72)	*
Seaview Orthopaedics 401(k) Plan UAD 06/30/1986 PSDA Sunil Thacker(73)	56,826		1.1%	56,826	0		*
Spacemaker Marketing Ltd.(74)	189,152	(75)	3.4%	113,290	75,862	(75)	1.4%
SSD Investment Company Ltd.(76)	30,340	(77)	*	11,375	18,965	(77)	*
The Robert Family Trust(78)	113,629		2.1%	113,629	0		*
Theodore L. Stortz	56,826		1.1%	56,826	0		*
Thomas Wollschlager	84,879		1.6%	84,879	0		*
Vayikra Capital LLC(79)	682,731	(80)	12.2%	142,022	540,709	(80)	9.9%
Wardenburg 2009 Family Trust(81)	56,826		1.1%	56,826	0		*
Wayne Griffin	14,133		*	14,133	0		*
Wedbush Securities FBO William M. Johnson Indv 401(k) (82)	56,742		1.1%	56,742	0		*
William Freas	275,153	(83)	4.9%	76,014	199,139	(83)	3.6%
William Hunt	42,611		*	42,611	0		*

——————————

*	Less than one percent.

(1)	Based upon 5,323,059 shares of common stock issued and outstanding as of the date of this prospectus.

(2)	Gary Gotto has voting and investment control over shares held by Akita Capital LLC.

(3)	George Melas-Kyriazi has voting and investment control over shares held by Alvin Fund LLC.

(4)	Anthony Musto and Brigitte Musto share voting and investment control over shares held by them as joint tenants.

(5)
Includes 6,897 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 8,276 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(6)
Includes 3,500 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 4,200 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(7)
Includes 4,018 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 9,621 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(8)	Bobby Wilburn and Patricia Wilburn have voting and investment control over shares held by Bobby & Patricia Wilburn Trust dtd 3/7/2007.

(9)
Includes 17,242 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 20,690 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(10)	Tristan V. Stonger has voting and investment control over shares held by Certified Surgeons Inc.

(11)	C. Glen Wensley has voting and investment control over shares held by Charles Glen Wensley Rev Trust.

(12)	Simon Feldman has voting and investment control over the shares held by Chicago London Investors Ltd.

(13)
Includes 3,449 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 4,138 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(14)	David and Kimberly Welty share voting and investment control over shares held by them.

(15)	Donald B. Moskovitz has voting and investment control over the shares held by Don B. Moskovitz Living Trust UAD 08/05/2002.

(16)
Includes 1,725 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 2,069 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(17)	Dr. James J. Shen and Louise L. Shen have voting and investment control over the shares held by Dr. James Shen MDPC 401(k) Profit Sharing Plan UAD 1/1/1994.

(18)	Gary S. Karlin and Jane Zamost share voting and investment control over shares held by them as joint tenants.

(19)	Mark Hatloy has voting and investment control over the shares held by Hamilton Systems, Inc.

(20)
Includes 52,414 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 62,896 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(21)
Includes 62,070 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 74,484 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(22)
Steven Salamon, President of Rosalind Holdings, Inc., the general partner of Rosalind Capital Partners L.P has voting and investment control over the shares held by Investor Company F/B/O Rosalind Capital Partners L.P.

(23)	Steven Salamon, President of Rosalind Advisors, Inc., advisor to Rosalind Master Fund L.P has voting and investment control over the shares held by Investor Company F/B/O Rosalind Master Fund L.P.

(24)	Ira F. Levy has voting and investment control over the shares held by Ira F. Levy – Separate Property Account II.

(25)	Alexander M. Goren and James G. Goren have voting and investment control over the shares held by JAG Multi Investments.

(26)
Includes 17,242 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 20,690 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(27)	James J. Shen & Louise L. Shen share voting and investment control over shares held by them as joint tenants.

(28)	Greg Wood has voting and investment control over the shares held by Jasling LLC.

(29)	John R. and Mary Ann E. Conroy share voting and investment control over shares held by them as joint tenants.

(30)	William Conklin has voting and investment control over the shares held by Keys 1996 Family Trust.

(31)	Joshua Scheinfeld has voting and investment control over the shares held by Lincoln Park Capital Fund, LLC.

(32)
Includes 6,897 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 8,276 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(33)
Includes 8,621 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 10,344 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(34)	Michael and Sir James M. Ah Koy share voting and investment control over shares held by them as joint tenants.

(35)
Includes 3,450 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 52,552 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(36)	David Moore and Marilyn Moore have voting and investment control over the shares held by Moore Family Trust.

(37)	Morris E. Franklin Jr. has voting and investment control over the shares held by the Morris E. Franklin Jr. Trust.

(38)	O. Bernard Starkman has voting and investment control over the shares held by the O. Bernard Starkman Living Trust UAD 04/27/1998.

(39)
Includes 17,242 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 20,690 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(40)	J. Calhoun Pruitt Jr. has voting and investment control over the shares held by the Profit Sharing Plan & Trust of Pruitt & Pruitt Attorney’s At Law FBO J. Calhoun Pruitt Jr.

(41)	Christine A. Mittman has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Christine A. Mittman IRA.

(42)	David Moore has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO David Moore IRA.

(43)	Ira F. Levy has voting and investment control over the shares held by RBC Capital Markets LLC Custodian FBO Ira F. Levy IRA.

(44)	James F. Ryan has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO James F. Ryan IRA.

(45)	Jay Eisen has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Jay Eisen IRA.

(46)
Includes 2,242 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days, 2,689 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(47)	Jay Eisen has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Jay Eisen Roth IRA.

(48)	Bryan W Chetelat has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Bryan W Chetelat Roth IRA.

(49)	Bryan W Chetelat has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Bryan W Chetelat SEP IRA.

(50)	C. Glen Wensley has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO C. Glen Wensley IRA.

(51)
Includes 8,621 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 10,344 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(52)	Gary A. Gotto has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Gary A Gotto IRA.

(53)	Howard M. Berg has voting and investment control over the shares held by RBC Capital Markets LLC Custodian FBO Howard M. Berg IRA.

(54)
Includes 74,311 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 89,172 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(55)	Douglas Coons has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO John Douglas Coons IRA.

(56)	Jonathan Pearse has voting and investment control over the shares held by RBC Captial Markets LLC Custodian FBO Jonathan Pearse IRA.

(57)	Kenneth Raboy has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Kenneth Raboy IRA.

(58)	Kenneth Raboy has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Kenneth I. Raboy IRA.

(59)	Mark Ruths has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Mark Ruths IRA.

(60)	Roy Mittman have voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Roy Mittman IRA.

(61)
Includes 17,932 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days, and 21,518 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(62)	Ryan Rosen has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Ryan Rosen IRA.

(63)	Stephen M. Hunt has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Stephen M. Hunt Roth IRA.

(64)	Steven Wagner has voting and investment control over the shares held by RBC Capital Markets LLC Cust FBO Steven Wagner IRA.

(65)	Dr. Gordon Downie has voting and investment control over the shares held by RBC Capital Markets LLC Cust. Dr. Gordon Downie NE Texas International Medicine PA Sep-IRA.

(66)	John Bergeron has voting and investment control over the shares held by RBC Capital Markets LLC Cust. John Bergeron.

(67)	Kevin Brennan has voting and investment control over the shares held by RBC Capital Markets LLC Cust. Kevin Brennan SEP-IRA.

(68)	Paul Ruths has voting and investment control over the shares held by RBC Captial Markets LLC Custodian FBO Paul Ruths IRA.

(69)
Includes 8,621 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 10,344 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(70)
Includes 11,380 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 13,654 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(71)	Harry Wolfmuller and Arthur Vasen have voting and investment control over the shares held by Seaview Orthopaedic 401(k) Plan UAD 06/30/1986 PSDA Aron Green.

(72)
Includes 2,656 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 3,186 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(73)	Harry Wolfmuller and Arthur Vasen have voting and investment control over the shares held by Seaview Orthopaedics 401(k) Plan UAD 06/30/1986 PSDA Sunil Thacker.

(74)	Ronald Astrup has voting and investment control over the shares held by Spacemaker Marketing LTD.

(75)
Includes 34,483 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 41,379 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(76)	Scott Dabney has voting and investment control over the shares held by SSD Investment Company LTD.

(77)
Includes 8,621 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 10,344 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(78)	Michael C. Robert has voting and investment control over the shares held by The Robert Family Trust.

(79)
Philip M. Darivoff has voting and investment control over the shares held by Vayikra Capital, LLC.  Not give effect to the  beneficial ownership limitation included in the Certificate of Designations for the Series B Preferred Stock, the Certificate of Designations for the Series A Preferred Stock and in Vayikra Capital, LLC’s Series B Warrants and Series A Warrants which provides that Vayikra Capital, LLC will not be permitted to convert such securities if such conversion would cause such holder to beneficially own more than 9.99% of the outstanding number of shares of our common stock outstanding after giving effect to such conversion.

(80)
Includes 64,656 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 77,586 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(81)	Peter Wardenburg has voting and investment control over the shares held by Wardenburg 2009 Family Trust.

(82)	William M. Johnson has voting and investment control over the shares held by Wedbush Securities FBO William M. Johnson Indv 401(k).

(83)
Includes 90,518 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are convertible within 60 days and 108,621 shares of common stock issuable upon the exercise of warrants which are exercisable within 60 days.

MANAGEMENT

Directors and Executive Officers

The following is a list of the names, ages and positions of our directors and executive officers as as of the date of this prospectus.  The directors hold office for one year terms and until their successors have been elected and qualified.  The executive officers hold office for one year terms or until their successors are elected by the board of directors.  The executive officers and directors of Integrity Israel are the same as our executive officers and directors, except that Yigal Dimri serves as an additional director of Integrity Israel.

Name	Age	Position
Avner Gal	60	Chairman of the Board, President and Chief Executive Officer
Zvi Cohen	60	Director
Dr. Robert Fischell	85	Director
David Malka	49	Director and Vice President of Operations
Eran Hertz	42	Chief Financial Officer

Avner Gal has served as our Chairman of the Board and Chief Executive Officer since our founding in 2001.  Prior to founding us, Mr. Gal served as a managing director of Solid Systems, an Israeli start-up company engaged in the development of radar and ultra-sound technologies from 2000 to 2001.  From 1999 to 2000, Mr. Gal served as an engineering department manager with Comverse Network Systems.  From 1996 to 1999, Mr. Gal was a section head at MTI Engineering Ltd., a consulting company and electronic systems provider in the communications, aerospace and military industries.  Prior to entering the private sector, Mr. Gal served for twenty-three years in various field and headquarters positions in the Israeli Navy and retired as a Naval Commander.  Mr. Gal received a Bachelor of Science degree in electrical engineering from the Technion - Israeli Institute of Technology in Haifa, Israel, a Master of Science degree in electrical engineering from the Naval Postgraduate School in Monterey, California and a Masters of Business Administration in marketing management from the University of Derby, Israeli Branch, Ramat-Efaal, Israel.  As an Israeli Naval Officer, Mr. Gal spent the majority of his duty as a development engineer.  Among other projects, he initiated, characterized and managed the development of a full Electronic Warfare, which we refer to as EW, suite (interception and deception), which is still operational on board all missile patrol boats of the Israeli Navy.  Another EW system which Mr. Gal was in charge of developing is operational on board Israeli submarines.  Mr. Gal was also the head of the Israeli Navy’s technical intelligence branch and served as the managing integrator for the electronic combat suite on board Dolphin submarines.  During the last 25 years, Mr. Gal has been the primary instructor in the Naval Projects’ Officers Course.  Mr. Gal’s scientific and business education and experience, as well as his knowledge of the Company and its product candidate gained through his role as the Company’s Chief Executive Officer, are all factors that led to the conclusion that he should serve as a member of our board of directors.

Zvi Cohen has served as one of our directors since our founding in 2001.  Mr. Cohen founded Zicon Ltd., an Israeli company engaged in the businesses of assembling, manufacturing and engineering electronic components, in 1985 and served as a managing director of the company from inception until February 2001, and as President from February 2011 until September 2011.  Each of Zicon and Mr. Cohen initiated insolvency proceedings in September 2011.  On September 19, 2011, in connection with such insolvency proceedings, the District Court of HaMerkaz District in Petah Tikva, Israel, sitting in its capacity as a bankruptcy court (PRK 24929-09-11), appointed Adv. Israel Bachar and Mr. Uriel Alfasi, CPA as joint trustees for Zicon, and ordered that all proceedings initiated against Zicon and/or against Mr. Cohen, will be stayed until further decision.  In January 2012, the sale of Zicon’s Ltd. outstanding and issued share capital was approved by the court.  However, we have been advised that no distribution to creditors has been made yet.  On July 24, 2013, the court approved a settlement agreement between Mr. Cohen and his creditors.  Prior to founding Zicon, Mr. Cohen served in various operations capacities with Electrical Industries Manufacturing.  Mr. Cohen is currently exploring available opportunities following the sale of Zicon.  Mr. Cohen received a Bachelor of Science degree in industrial management and a Master of Business Administration degree, both from Tel-Aviv University, Tel-Aviv, Israel.  Mr. Cohen’s experience in the medical device industry, and in particular with respect to the manufacture and assembly of such devices, led to the conclusion that he should serve as a member of our board of directors

Dr. Robert Fischell has served as one of our directors since 2010.  Dr. Fischell is an inventor and serial entrepreneur with over 160 issued U.S. patents.  Starting in 1959, Dr. Fischell spent over 30 years with the Johns Hopkins University Applied Physics Laboratory, which resulted in 53 patents in both aerospace and biomedical technology.  His interests at Johns Hopkins then turned to the invention of new medical devices such as pacemakers and implantable heart defibrillators.  Starting in 1969, Dr. Fischell began the formation of 14 private companies that licensed his patents on medical devices.  These companies include Pacesetter Systems, Inc. (purchased by Siemens and now part of St. Jude Medical, Inc.), IsoStent, Inc. (merged with Cordis Company, a Johnson and Johnson Company), NeuroPace, Inc., Neuralieve, Inc., Angel Medical Systems, Inc., and Svelte Medical Systems, Inc.  As it relates to diabetes management devices, he was the inventor of the first implantable insulin pump (which became Minimed, which was sold to Medtronic).  Dr. Fischell’s honors include Inventor of the Year for the USA in 1984, election to the National Academy of Engineering in 1989, the Distinguished Physics Alumnus Award of the University of Maryland, and several medals for distinguished accomplishments in science, engineering and innovation.  In 2004, Discover magazine gave Dr. Fischell their annual Technology for Humanity award.  In 2008, Dr. Fischell received the honorary degree of Doctor of Humane Letters from the Johns Hopkins University in recognition of his many lifesaving inventions.  From June 2009 until March 2011, Dr. Fischell was a director of InspireMD, Inc. (OTCBB: NSPR), a medical device company focusing on the development and commercialization of its proprietary stent system, MGuard.  Dr. Fischell received his BSME degree from Duke University and MS and Sc.D. degrees from the University of Maryland.  Dr. Fischell’s extensive experience in the medical device industry, including inventing and commercializing numerous medical devices, led to the conclusion that he should serve as a member of our board of directors.

Dr. Fischell was appointed to the board of directors by Andrew Garrett, Inc. pursuant to the Placement Agent Agreement between Integrity and Andrew Garrett, Inc. dated September 1, 2009, which agreement permitted Andrew Garrett, Inc. to appoint one person to serve as either a director or observer on Integrity’s board of directors upon Andrew Garrett, Inc. placing an aggregate of $5,000,000 of Integrity’s securities.

David Malka has served as one of our directors and Integrity’s Executive Vice President of Operations since March 2012.  Prior to that, Mr. Malka was a director and Integrity’s Vice President of Operations since 2003.  Prior to joining us, Mr. Malka served as a vice president of operations for Solid Systems from 2000 to 2003.  From 1994 to 2000, Mr. Malka served as a manager of production and purchasing at Kollmorgen-Servotronix, an Israeli company specializing in the design, development and manufacture of digital servo control systems.  From 1991 to 1993, Mr. Malka was a production design and inspection worker at TFL Time & Frequency Systems Ltd.  Mr. Malka has a degree in practical engineering - industrial management from the Institute of Work & Production Productivity, Tel-Aviv and a Bachelor of Arts degree in management from the Open University in Israel.  Mr. Malka’s extensive executive experience in the medical device industry led to the conclusion that he should serve as a member of Integrity’s board of directors.

Eran Hertz joined us in November 2013 as our Chief Financial Officer.  Prior to joining us, Mr. Hertz served as the Controller of Advanced Vision Technology, Ltd., an Israel-based global developer and manufacturer of automated print inspection systems, from January 2009 through November 2013. From July 2008 through January 2009, Mr. Hertz took time off from his professional endeavors in connection with his relocation from the United States to Israel. From April 2005 to June 2008, Mr. Hertz served as a Vice President of BlackRock Inc., an investment management firm. Mr. Hertz received a bachelor’s degree in accounting and economics from Tel-Aviv University in Tel Aviv, Israel and an MBA from Technion - Israeli Institute of Technology in Tel Aviv, Israel. In addition, Mr. Hertz is a certified public accountant in both the United States and Israel.

Advisory Board

In addition to our executive officers and directors, we also have an Advisory Board that provides advice to us with respect the development of our product candidates.   The Advisory Board is an advisory body only and does not have the power to make decisions on behalf of the Company.  Members of the Advisory Board do not receive any compensation from us.  Biographical information regarding the members of our Advisory Board are set forth below.

Dr. Ilana Harman-Boehm, M.D. heads the Department of Internal Medicine and is the Director of the Diabetes Unit at Soroka University Medical Center in Beer-Sheba, Israel.  Dr. Harman served as deputy Chairman for the Israeli Diabetes Association and serves as Director of Educational Programs.

Professor Yariv Malimovka, M.D. is a leading expert in vascular surgery.  He currently serves as a senior scientific advisor to major medical centers (such as Clinica Tara Tenerife España) in Spain, as well as in Eastern Europe.  In addition, Professor Malimovka also manages Internacional Clinic Arterial Disease, an institute for research and treatment of arteriosclerosis in Madrid, Spain.

Mr. Adi Ickowicz, Bsc. ME serves as Director of MedicSense, a consulting firm which specializes in helping companies navigating the international regulatory maze.  With more than 20 years of experience, Mr. Ickowicz has helped many companies meet regulatory demands for their products, guiding them through specific technological requirements and best practices for the collection of clinical data.

Ms. Adi Gluzberg-Ashkenazi, BSc.CE serves as Vice President of Projects of MedicSense. With more than 10 years of experience, Ms. Gluzberg-Ashkenazi specializes in developing company-tailored clinical and regulatory strategies and has helped many companies meet the regulatory demands for their products, guiding them through specific technological requirements and best practices for the collection of clinical data. Ms. Gluzberg-Ashkenazi has previously managed Quality and Regulatory Affairs departments in well-established companies as well as in start-up companies. In addition, Ms. Gluzberg-Ashkenazi has previously managed clinical trials in Israel and Europe and has been responsible for various activities in each firm for which she has worked. Ms. Gluzberg-Ashkenazi is certified to be a British Standards Institution (BSI) trainer for quality management systems for medical devices.

Professor Lutz Heinemann, Ph.D. heads the Company’s new scientific advisory board.  Professor Heinemann was Chief Executive Officer and Head, of Business Development for Profil Institute for Metabolic Research, Ltd., an internationally recognized research institute for clinical studies in the area of diabetes mellitus headquartered in Neuss, Germany, from 1999 until 2009.  Dr. Heinemann served as Director of Scientific Services at Profil Institute for Clinical Research Inc. and serves as its Senior Scientific Consultant.  Dr. Heinemann has performed clinical studies on major suppliers of insulin products in the world.  Dr. Heinemann is an International Authority on insulin absorption and utilization in the human body.  His glucose clamp studies have become the standard in the scientific community for assessing the pharmacodynamic and pharmacokinetic profile of insulin formulations.  He serves on several advisory boards and scientific study groups within the pharmaceuticals industry.  He is Managing Editor of the Journal of Diabetes Science and Technology and is a Member of the Editorial Board of Diabetes Technology & Therapeutics.  In addition, he has published numerous articles on the treatment of diabetes.  He earned his Engineering Degree from Polytechnic College in Dusseldorf and Degree in Biology and Doctorate in Natural Sciences from the University of Düsseldorf.

None of the members of the Advisory Board have entered into any written agreements with the Company (directly or indirectly), except that we are party to an agreement with MedicSense, of which Mr. Adi Ickowicz is a principal and Ms. Gluzberg Ashkenazi is a vice president, pursuant to which MedicSense has agreed to assist us in our efforts to obtain FDA clearance and CE Mark approval for its product candidate in consideration for a monthly fee and options to acquire shares of our common stock.

Director Compensation

Directors and members of the Advisory Board receive no compensation from us other than their compensation as employees of ours, for those that are employees, which compensation is described below under Executive Compensation.

Executive Compensation

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2014 and 2013 concerning the compensation of Avner Gal, Integrity’s Chief Executive Officer and President, Eran Hertz, Integrity’s Chief Financial Officer since November 17, 2013, and David Malka, Integrity’s Executive Vice President of Operations.

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation		Total Compensation
Avner Gal	2014(1)	$134,769	-	-	$109,116	(2)	$243,885
Chief Executive Officer	2013(3)	$134,111	$61,087	-	$59,190	(4)	$254,388

Eran Hertz	2014(1)	$93,256	-	-	$53,303	(5)	$146,559
Chief Financial Officer	2013(3)	$11,664	-	-	$6,125	(6)	$17,789

David Malka	2014(1)	$67,302	-	-	$54,831	(7)	$122,133
Executive Vice President of Operations	2013(3)	$66,639	$30,544	-	$72,106	(8)	$169,289
______________

(1)	Calculated based on the average exchange rate for the year of New Israeli Shekels to U.S. Dollars of NIS 3.593 = U.S. $1.00

(2)
Includes $20,357 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $377 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive, $12,191 in tax gross-up payments, and contributions to the (a) Severance Pay-fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda), (d) statutory national insurance (Bituach Leumi) and (e) vacation pay-out, in the aggregate total amount of $75,990.

(3)	Calculated based on the average exchange rate for the year of New Israeli Shekels to U.S. Dollars of NIS 3.601 = U.S. $1.00.

(4)
Includes $21,129 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $377 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive, $12,164 in tax gross-up payments, and contributions to the (a) Severance Pay-fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi), in the aggregate total amount of $25,520.

(5)
Includes $20,357 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $12,024 in tax gross-up payments, and contributions to the (a) Severance Pay-fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi), in the aggregate total amount of $20,922.

(6)
Includes $1,693 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $1,945 of gross-up taxes paid by us on behalf of the executive and contributions to the (a) Severance Pay-fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $2,489.

(7)
Includes $21,723 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $568 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive, $12,067 in tax gross-up payments, and contributions to the (a) Severance Pay-fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) (d) statutory national insurance (Bituach Leumi) and (e) vacation pay-out, in the aggregate total amount of $20,472.

(8)
Includes $21,675 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile, $567 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive, $12,041 in tax gross-up payments, and contributions to the (a) Severance Pay-fund, (b) retirement plan feature of Managers’ Insurance (Kupat Gemel), (c) disability insurance (Ovdan Kosher Avoda) and (d) statutory national insurance (Bituach Leumi) in the aggregate total amount of $37,823.

Outstanding Equity Awards At Fiscal Year End

The following table sets forth for each of Integrity’s named executive officers certain information regarding unexercised options as of December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercised		Option Expiration
Avner Gal
Chief Executive Officer	176,519	88,259	$6.25	(1)	March 11, 2022
Eran Hertz
Chief Financial Officer	-	10,000	$7.00	(2)	June 30, 2024
David Malka
Executive Vice President of Operations	52,956	26,478	$6.25	(3)	March 11, 2022
_______________

(1)
Mr. Gal’s options vested or will vest in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.

(2)	Mr. Hertz’s options vest in 8 equal quarterly installments beginning February 28, 2015.

(3)
Mr. Malka’s options vested (or in the case of clause (iii) below, will vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control

Avner Gal

Avner Gal entered into an employment agreement with Integrity Israel in October 2010 pursuant to which Mr. Gal agreed to continue to serve as the Chief Executive Officer and managing director of Integrity Israel.  Mr. Gal’s employment agreement provides for an annual salary of NIS 480,000, or $120,876.35 based on the exchange rate of 3.971 NIS / $1.00 USD in effect on March 30, 2015, an annual bonus to be determined by the board of directors, an additional sum payable in the event that Mr. Gal meets certain milestones approved by the board of directors, as well as the payment of certain social and insurance benefits and the use of a company car.  The agreement also provides that Mr. Gal’s salary and bonus shall be subject to increase from time to time at the discretion of the board of directors.  We expect that Mr. Gal’s bonus formula, as previously determined by the board of directors, will be renegotiated once Integrity Israel has begun commercialization of its products.  The agreement is terminable by either party on 180 days’ notice, immediately by Integrity Israel with the payment of an amount equal to 180 days of annual salary, or immediately by Integrity Israel for cause (as defined in the agreement) without the payment of severance.  Mr. Gal’s employment agreement contains non-compete and confidentiality provisions effective during the term of the agreement and for one year thereafter.

Pursuant to his employment agreement, in March 2012, Mr. Gal was granted options to purchase 264,778 shares of common stock at an exercise price per share $6.25 per share.  Mr. Gal’s options vested (or in the case of clause (iii) below, will vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.

Eran Hertz

Eran Hertz entered into an employment agreement with Integrity Israel in November 2013 pursuant to which Mr. Hertz agreed to serve as the Chief Financial Officer of Integrity and Integrity Israel.  Mr. Hertz’s employment agreement provides for an annual base salary of NIS 336,000 (approximately $96,718 based on the exchange rate of 3.971 NIS / $1.00 USD in effect on March 30, 2015), as well as the payment of certain social and insurance benefits and the use of a company car.  In addition, pursuant to the agreement, Integrity has agreed to grant to Mr. Hertz, on the one year anniversary of the commencement of his employment with the Company, options to purchase such number of shares of common stock, at an exercise price of $9.50 per share, with the number of options to be issued and the vesting provisions applicable thereto to be determined by the board of directors.  The agreement is terminable by either party on 60 days’ notice, immediately by the Subsidiary with the payment of an amount equal to 60 days of annual salary, or immediately by Integrity Israel for cause (as defined in the agreement) without the payment of severance.  Mr. Hertz’s employment agreement contains non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the Employment Agreement indefinitely.

On September 30, 2014, Mr. Hertz was granted options to purchase 10,000 shares of common stock at an exercise price of $7.00 per share.  Such options vested or will best in 8 equal quarterly installments beginning February 28, 2015.

David Malka

David Malka entered into an employment agreement with Integrity Israel in July 2010 pursuant to which Mr. Malka agreed to continue to serve as the vice president of operations of Integrity Israel.  Mr. Malka’s employment agreement provides for an annual salary of NIS 240,000, or approximately $60,438.18 based on the exchange rate of 3.971 NIS / $1.00 USD in effect on March 30, 2015, and an annual bonus to be determined by the board of directors and an additional sum provided that Mr. Malka reaches certain milestones approved by the board, as well as the payment of certain social and insurance benefits and the use of a company car.  The agreement also provides that Mr. Malka’s annual salary shall be subject to increase from time to time at the discretion of the board of directors.  We expect that Mr. Malka’s bonus formula, as previously determined by the board of directors, will be renegotiated once Integrity Israel has begun commercialization of its products.  The agreement is terminable by either party on 90 days’ notice, immediately by Integrity Israel with the payment of an amount equal to 90 days of annual salary, or immediately by Integrity Israel for cause (as defined in the agreement) without the payment of severance.  Mr. Malka’s employment agreement contains non-compete and confidentiality provisions effective during the term of the agreement and for one year thereafter.

Pursuant to his employment agreement, in March 2012, Mr. Malka was granted options to purchase 79,434 shares of common stock at an exercise price per share $6.25 per share.  Mr. Malka’s options vested (or in the case of clause (iii) below, will vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Integrity is not aware of any transactions since the beginning of its last fiscal year or any proposed transactions in which Integrity was or is a party, in which (1) the amount involved exceeded the lesser of $120,000 or 1% of the average of Integrity’s total assets at year end for the last two completed fiscal years and (2) in which a director, director nominee, executive officer, holder of more than 5% of Integrity’s common stock or Preferred Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation, bylaws and, with respect to the anti-dilution provision described under “—Common Stock”, the form of subscription agreement between us and the investors in the private placement.

Common Stock

As of March 30, 2015, 40,000,000 shares of common stock were authorized and 5,323,059 shares of common stock were issued and outstanding, held of record by 127 stockholders.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. Holders of common stock are entitled to receive proportionally any dividends declared by the board of directors out of funds legally available therefor, subject to any preferential dividend or other rights of any then outstanding preferred stock.

In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments on liquidation. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Authorizing the board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding stock. Upon the closing of the offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Series A 5% Convertible Series A Preferred Stock

On March 13, 2013, pursuant to our certificate of incorporation, our board of directors filed the Series A Certificate of Designations with the Secretary of State of the State of Delaware.  The Series A Certificate of Designations amends our certificate of incorporation, as amended to date, to provide for the issuance of the Series A Preferred Stock and to fix and determine the rights, preferences and restrictions relating to the Series A Preferred Stock.  The Series A Certificate of Designations authorizes the issuance of up to 7,500 shares of Series A Preferred Stock.  As of March 30, 2015, 7,407.14 shares of Series A Preferred Stock were issued and outstanding, held of record by 58 holders.

Subject to certain ownership limitations described below, the Series A Preferred Stock is convertible at the option of the holder at any time and from time to time into shares of common stock at a conversion price of $5.80 per share.  The conversion price of the Series A Preferred Stock is subject to adjustment for certain issuances of common stock or other securities of the Company at an effective price per share that is lower than the conversion price then in effect, as well as for stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.  In addition, the holders of Series A Preferred Stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by the Company pro rata to the holders of common stock to the same extent as if such holders had converted all of their shares of Series A Preferred Stock prior to such distribution.  In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations of the Company, the holders of Series A Preferred Stock will be entitled to receive, upon conversion of their shares of Series A Preferred Stock, any securities or other consideration received by the holders of the common stock pursuant to the fundamental transaction.

Holders of Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 5% per annum, based on the stated value per share of Series A Preferred Stock, which was initially $1,000 per share.  Dividends on the Series A Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2013, and on each conversion date (with respect to the shares of Series A Preferred Stock being converted).  Until September 13, 2013, dividends were payable only in cash.  Thereafter, dividends on the Series A Preferred Stock are payable, at our option, in cash and/or, if certain conditions are satisfied (including, among others, that the volume weighted average trading price for our common stock on its principal trading market is equal to or greater than 110% of the then current conversion price for the Series A Preferred Stock for five consecutive trading days prior to the dividend payment date), shares of common stock.  Shares of common stock issued as payment of dividends will be valued at the then current conversion price of the Series A Preferred Stock.  We will incur a late fee of 9% per annum, payable in cash, on dividends that are not paid within three trading days of the applicable dividend payment date.

We may become obligated to redeem the Series A Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by us of certain contractual obligations to the holders of the Series A Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the common stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service.  In addition, upon the occurrence of certain triggering events, each holder of Series A Preferred Stock will have the option to require us to redeem such holder’s shares of Series A Preferred Stock for a redemption price payable in shares of common stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Series A Preferred Stock.

Subject to certain conditions contained in the Series A Certificate of Designations, we will have the option to force the conversion of the Series A Preferred Stock (in whole or in part) if the volume weighted average price for our common stock on its principal trading market exceeds $11.60 for each of any 20 trading days during any 30 consecutive trading day period and the average daily dollar trading value for our common stock during such 30 day period exceeds $100,000.

If we fail to timely deliver certificates for shares of common stock issuable upon conversion of the Series A Preferred Stock, which we refer to as conversion shares and, as a result, the holder is required by its brokerage firm to purchase shares of common stock to deliver in satisfaction of a sale by such holder of the conversion shares, which is commonly referred to as a “buy-in”, we will be required to: (a) pay the converting holder in cash an amount equal to the amount, if any, by which such holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds the product of (i) the aggregate number of conversion shares due to the holder, multiplied by (ii) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (b) at the option of such holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of common stock that would have been issued if we had timely complied with its delivery requirements.  In addition, we will be required to pay partial liquidated damages of $10 for each $1,000 of stated value of any shares of Series A Preferred Stock which have been converted by a holder and in respect of which we fail to deliver conversion shares by the eighth day following the applicable conversion date.

As long as at least 15% of the originally issued shares of Series A Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the outstanding Series A Preferred Stock, we will not be permitted to, among other things, incur indebtedness or liens not permitted under the Series A Certificate of Designations; repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of our common stock or other securities junior to the Series A Preferred Stock; or enter into certain transactions with affiliates of the Company.

Subject to the beneficial ownership limitation described below, holders of Series A Preferred Stock will vote together with the holders of our common stock on an as-converted basis.  Holders will not be permitted to convert their Series A Preferred Stock if such conversion would cause such holder to beneficially own more than 4.99% of the outstanding common stock (subject to increase to 9.99%, at the option of the holder, upon no less than 61 days prior written notice to us).  In addition, no holder may vote any shares of Series A Preferred Stock (on an as converted to common stock basis) in excess of such beneficial ownership limitation.

Subject to certain limitations, so long as any Series A Unit purchaser holds any shares of Series A Preferred Stock, if (1) the Company sells any shares of common stock or other securities convertible into, or rights to acquire, common stock and (2) a Series A Unit purchaser then holding Series A Preferred Stock, warrants, conversion shares or shares of common stock issued upon the exercise of the warrants issued as part of the units reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to the purchaser in such subsequent sale of securities than are the terms and conditions granted to such Series A Unit purchaser, then the Series A Unit purchaser will be permitted to require us to amend the terms of this transaction (only with respect to such Series A Unit purchaser) so as to match the terms of the subsequent issuance (including, for the avoidance of doubt, any terms and provisions that are or may be less favorable to such Series A Unit purchaser).

Series B 5.5% Convertible Series B Preferred Stock

On August 29, 2014, pursuant to our certificate of incorporation, our board of directors filed the Series B Certificate of Designations with the Secretary of State of the State of Delaware.  The Series B Certificate of Designations amends our certificate of incorporation, as amended to date, to provide for the issuance of the Series B Preferred Stock and to fix and determine the rights, preferences and restrictions relating to the Series B Preferred Stock.  The Series B Certificate of Designations authorizes the issuance of up to 16,000 shares of Series B Preferred Stock.  As of March 30, 2015, 8,500 shares of Series B Preferred Stock were issued and outstanding, held of record by 112 holders.

Subject to certain ownership limitations described below, the Series B Preferred Stock is convertible at the option of the holder at any time and from time to time into shares of common stock at a conversion price of $5.80 per share.  The conversion price of the Series B Preferred Stock is subject to adjustment for certain issuances of common stock or other securities of the Company at an effective price per share that is lower than the conversion price then in effect, as well as for stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.  In addition, the holders of Series B Preferred Stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by the Company pro rata to the holders of common stock to the same extent as if such holders had converted all of their shares of Series B Preferred Stock prior to such distribution.  In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations of the Company, the holders of Series B Preferred Stock will be entitled to receive, upon conversion of their shares of Series B Preferred Stock, any securities or other consideration received by the holders of the common stock pursuant to the fundamental transaction.

Holders of Series B Preferred Stock are entitled to receive cumulative dividends at a rate of 5.5% per annum, based on the stated value per share of Series B Preferred Stock, which was initially $1,000 per share.  Dividends on the Series B Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2014, and on each conversion date (with respect to the shares of Series B Preferred Stock being converted).  For so long as required under the terms of the Series A Certificate of Designations for the Company’s outstanding Series A Preferred Stock, dividends will be payable only in shares of Common Stock.  Thereafter, dividends on the Series B Preferred Stock will be payable, at our option, in cash and/or, if certain conditions are satisfied, shares of common stock or a combination of both.  Shares of common stock issued as payment of dividends will be valued at the lower of (a) the then current conversion price of the Series A Preferred Stock or (b) the average of the volume weighted average price for our common stock on its principal trading market therefor for the ten trading days immediately prior to the applicable dividend payment date.  We will incur a late fee of 9% per annum, payable in cash, on dividends that are not paid within three trading days of the applicable dividend payment date.

Subject to any limitations under the terms of the Series A Certificate of Designations for the Company’s outstanding Series A Preferred Stock, we may become obligated to redeem the Series B Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by us of certain contractual obligations to the holders of the Series B Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the common stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service.  In addition, upon the occurrence of certain triggering events, each holder of Series B Preferred Stock will have the option to require us to redeem such holder’s shares of Series B Preferred Stock for a redemption price payable in shares of common stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Series B Preferred Stock.

Subject to certain conditions contained in the Series B Certificate of Designations, we will have the option to force the conversion of the Series B Preferred Stock (in whole or in part) if (a) the volume weighted average price for our common stock on its principal trading market exceeds $10.00 for each of any 20 trading days during any 30 consecutive trading day period and the average daily dollar trading value for our common stock during such 30 day period exceeds $50,000 or (b) we receive approval to list our common stock on a national securities exchange.

If we fail to timely deliver certificates for conversion shares issuable upon conversion of the Series B Preferred Stock, and, as a result, the holder is required by its brokerage firm to purchase shares of common stock to deliver in satisfaction of a sale by such holder of the conversion shares, which is commonly referred to as a “buy-in”, we will be required to: (a) pay the converting holder in cash an amount equal to the amount, if any, by which such holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds the product of (i) the aggregate number of conversion shares due to the holder, multiplied by (ii) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (b) at the option of such holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of common stock that would have been issued if we had timely complied with its delivery requirements.  In addition, we will be required to pay partial liquidated damages of $10 per trading day for each $1,000 of stated value of any shares of Series B Preferred Stock which have been converted by a holder and in respect of which we fail to deliver conversion shares by the eighth day following the applicable conversion date.

As long as at least 35% of the originally issued shares of Series B Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the outstanding Series B Preferred Stock, we will not be permitted to, among other things, incur indebtedness or liens not permitted under the Series B Certificate of Designations; repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of our common stock or other securities junior to the Series B Preferred Stock; or enter into certain transactions with affiliates of the Company.

Subject to the beneficial ownership limitation described below, holders of Series B Preferred Stock will vote together with the holders of our common stock and Series A Preferred Stock on an as-converted basis.  Holders will not be permitted to convert their Series B Preferred Stock if such conversion would cause such holder to beneficially own more than 4.99% of the outstanding common stock (subject to increase to 9.99%, at the option of the holder, upon no less than 61 days prior written notice to us) .  In addition, no holder may vote any shares of Series B Preferred Stock (on an as converted to common stock basis) in excess of such beneficial ownership limitation.

Subject to certain limitations, so long as any Series B Unit purchaser holds any shares of Series B Preferred Stock, if (1) the Company sells any shares of common stock or other securities convertible into, or rights to acquire, common stock and (2) a Series B Unit purchaser then holding Series B Preferred Stock, warrants, conversion shares or shares of common stock issued upon the exercise of the warrants issued as part of the units reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to the purchaser in such subsequent sale of securities than are the terms and conditions granted to such Series B Unit purchaser, then the Series B Unit purchaser will be permitted to require us to amend the terms of this transaction (only with respect to such Series B Unit purchaser) so as to match the terms of the subsequent issuance (including, for the avoidance of doubt, any terms and provisions that are or may be less favorable to such Series B Unit purchaser).

Stock Options

We maintain the Integrity Applications, Inc. 2010 Incentive Compensation Plan, which we refer to as the plan, to provide a means for us and our related entities to attract key personnel to provide services to us and our related entities, as well as to provide a means by which those key persons can acquire and maintain stock ownership, resulting in a strengthening of their commitment to our welfare and the welfare of our related entities and promoting the mutuality of interests between participants and our stockholders.  The plan provides participants with additional incentive and reward opportunities designed to enhance our profitable growth and provide the participants with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value.  The plan provides for the issuance of stock options, stock appreciation rights, restricted stock awards, deferred stock awards, shares granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards or performance awards.  We have reserved 529,555 shares of common stock for issuance under the plan.

The following table sets forth information as of December 31, 2014 with respect to securities authorized for issuance under the 2010 Incentive Compensation Plan, which has been approved by our stockholders, as well as securities authorized for issuance under certain compensation arrangements that were not subject to approval by our stockholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	450,847		$5.85	78,708
Equity compensation plans not approved by security holders	932,540	(1)	6.35	--
Total	1,383,387		$6.19	78,708

__________________

(1)
Consists of: (i) warrants to purchase 129,556 shares of common stock issuable to the Placement Agent, as partial consideration for its services as the Placement Agent for Integrity’s private placement of 1,295,545 shares of common stock completed in July 2011, (ii) warrants to purchase 256,769 shares of common stock issued or issuable to the Placement Agent, as partial consideration for its services as Placement Agent for Integrity’s private placement of the Series A Units; (iii) warrants to purchase 439,674 shares of common stock issued or issuable to the Placement Agent, as partial consideration for its services as Placement Agent for Integrity’s private placement of the Series B Units; (iv) warrants to purchase 35,743 shares of common stock issued pursuant to the anti-dilution provisions of outstanding warrants held by the Placement Agent (iv) options to purchase 17,656 shares of common stock issued to the Company’s former investor relations provider, as partial consideration for their services; and (v) options to purchase 53,142 shares of common stock issued to two consultants as consideration for their consulting services.

The total number of shares of common stock subject to outstanding options to purchase common stock as of the date of the prospectus is 503,989 shares.

Warrants

In connection with the 2011 private placement, we issued to the Placement Agent, as partial consideration for its services as Placement Agent for the 2011 private placement, warrants to purchase up to an aggregate of 129,556 shares at an exercise price of $6.25 per share.  The warrants have a five year term expiring on the fifth anniversary of the date on which the shares of our common stock underlying such warrants are fully registered with the SEC.  The warrants include customary adjustment provisions for stock splits, reorganizations and other similar transactions. In March 2013, we issued to the Placement Agent warrants to purchase an additional 10,043 shares of common stock at an exercise price of $5.80 as anti-dilution warrants and reduced the exercise price of the 129,556 existing warrants to $5.80.

On March 13, 2013, we issued to the purchasers of the Series A Preferred Stock warrants to purchase an aggregate of 1,086,178 shares of our common stock.  The warrants have a five-year term commencing on March 13, 2013 and ending on March 31, 2018.  Until the end of the term, the warrants will be exercisable at any time and from time to time at an exercise price of $6.96 per share.  The warrants contain adjustment provisions substantially similar to those to the adjustment provisions of the Series A Preferred Stock as described above.  In addition, the warrants provide for protection for a buy-in on substantially the same terms as described above with respect to the Series A Preferred Stock.  No holder may exercise its warrants in excess of the beneficial ownership limitation.

On May 13, 2013, we cancelled 163,107 of the 165,057 shares of our common stock issued to the first closing purchasers and issued to such purchasers an aggregate of 1,140.35 units, which units include warrants to purchase an aggregate of 196,597 shares of our common stock. On August 29, 2014, pursuant to the anti-dilution provisions of the Series A Warrants, we issued to the holders of Series A warrants an additional 256,589 Series A Warrants, with an exercise price of $5.80 per share, and reduced the exercise price of the outstanding Series A Warrants to $5.80 per share.

On March 13, 2013, we issued to the Placement Agent, as partial consideration for its services as Placement Agent for the private placement of Series A Units, warrants to purchase up to an aggregate of 217,234 shares of our common stock.  On May 13, 2013, we issued to the Placement Agent, as partial consideration for its services as Placement Agent for the private placement, additional warrants to purchase up to an aggregate of 39,320 shares of our common stock.  Half of such warrants are exercisable at an exercise price of $5.80 per share, and the remainder of such warrants are exercisable at an exercise price of $6.96 per share.  These warrants have substantially the same terms as the warrants issued to the purchasers of the Series A Preferred Stock, as described above.  We have issued to the Placement Agent warrants to purchase an aggregate of 215 shares of our common stock at an exercise price of $7.00 per share in partial consideration for its service as Placement Agent for the initial closing of the private placement described herein (representing 10% of the shares issued in the initial closing and not exchanged for Units).  These additional warrants have a five year term expiring on the fifth anniversary of the date on which this registration statement is declared effective and include customary adjustment provisions for stock splits, reorganizations and other similar transactions. On August 29, 2014, pursuant to the anti-dilution provisions of the Placement Agent’s warrants, we issued to the Placement Agent additional 25,700 warrants, at an exercise price of $5.80 per share, and reduced the exercise price of the 256,769 warrants issued to the Placement Agent in connection with the offering of the Series A Units to $5.80 per share.

On each of August 29, 2014, September 30, 2014, October 31, 2014 and December 31, 2014, we issued to the purchasers of the Series B Preferred Stock Series B-1 Warrants to purchase an aggregate of 1,465,578 shares of our common stock at an exercise price of $5.80 per share and Series B-2 warrants to purchase an aggregate of 1,465,578 shares of our common stock at an exercise price of $10.00 per share.  The Warrants have a five-year term commencing on the applicable issue date of either of August 29, 2014, September 30, 2014, October 31, 2014 or December 31, 2014 and ending five years after the issue date.  The warrants contain adjustment provisions substantially similar to those to the adjustment provisions of the Series B Preferred Stock as described above.  In addition, the warrants provide for protection for a buy-in on substantially the same terms as described above with respect to the Series B Preferred Stock.  No holder may exercise its warrants in excess of the beneficial ownership limitation.

On December 31, 2014, we issued to the Placement Agent, as partial consideration for its services as Placement Agent for the private placement of Series B Units, warrants to purchase an aggregate of 293,115 shares of our common stock at an exercise price of $5.80 per share and warrants to purchase an aggregate of 146,559 shares of our common stock at an exercise price of $10.00 per share.  The terms of the Placement Agent warrants are substantially similar to the terms of the Series B Warrants, described above, except that the Placement Agent warrants may also be exercisable on a cashless basis at all times.

Limitations on Resales by FINRA Members

Pursuant to FINRA Rule 5110(g)(1), holders of shares who purchased shares of our common stock in the private placement during the 180 day period prior to the filing of this Registration Statement who are affiliated with members of FINRA and who elect, pursuant to the Registration Rights Agreement, to include their shares for resale pursuant to the registration statement, are required to refrain, during the period commencing on the effective date of the registration statement and ending on the date that is 180 days after such effective date, from selling, transferring, assigning, pledging or hypothecating or otherwise entering into any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such holder’s shares.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Certificate of Incorporation and Bylaws

Blank Check Preferred Stock. Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Election of Directors. Our certificate of incorporation provides that a majority of directors then in office may fill any vacancy occurring on the board of directors, even though less than a quorum may then be in office. These provisions may discourage a third-party from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

Stockholder Action. Our certificate of incorporation provides that stockholders may act at meetings of stockholders or by written consent in lieu of a stockholders’ meeting.

Stockholder Meetings. Our bylaws provide that the only business that may be conducted at a special meeting of stockholders is such business as was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than five days prior to the date our directors determine for proposals to be received. The bylaws also include a similar requirement for making director nominations and specify requirements as to the form and content of the stockholder’s notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders’ meeting.

Delaware Anti-Takeover Statute

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Under Section 203, some business combinations between a Delaware corporation whose stock generally is publicly-traded or held of record by more than 2,000 stockholders and an interested stockholder are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

•	the corporation has elected in its restated certificate of incorporation not to be governed by Section 203;

•	the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the board of directors approves the business combination and holders of two-thirds of the voting stock which the interested stockholder did not own authorize the business combination at a meeting.

We have not made an election in our certificate of incorporation to opt out of Section 203. In addition to the above exceptions to Section 203, the three-year prohibition does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. For the purposes of Section 203, a business combination generally includes mergers or consolidations, transactions involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Also, an interested stockholder generally includes a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Transfer Agent and Registrar

American Stock Transfer and Trust Company, LLC serves as transfer agent and registrar for our common stock.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. Federal income tax considerations for a purchaser of a share of common stock.  This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury regulations promulgated or proposed thereunder, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, in each case as of the date hereof, all of which are subject to change at any time, possibly retroactively.  There can be no assurance that the IRS will not take a view contrary to that set forth herein which may be upheld by a court.  No ruling from the IRS or opinion of counsel has been or will be sought as to any of the matters discussed below.

This summary is for general information purposes only and does not constitute tax advice.  This summary applies only to a purchaser who acquires shares of common stock as a capital asset within the meaning of section 1221 of the Code.  It does not purport to address all tax consequences that may be relevant to any particular investor or to an investor subject to special tax rules (including, for example, a financial institution, dealer or trader in stocks or securities, insurance company, regulated investment company, personal holding company, a corporation that accumulates earnings to avoid U.S. Federal income tax, an S corporation, tax-exempt or governmental organization, a person who holds or receives common stock pursuant to the exercise of any employee stock option or otherwise as compensation, a tax-qualified retirement plan, a person who holds common shares in a hedging transaction or as part of a “straddle”, “conversion transaction” or other risk reduction transaction, a person deemed to sell common stock under the constructive sale provisions of the Code, a person subject to the alternative minimum tax, an individual subject to the U.S. expatriation tax regime, a “controlled foreign corporation” or a “passive foreign investment company”).  In addition, this summary does not address any aspect of state, local or foreign taxation.

If a partnership holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  A partner in a partnership holding shares of our common stock should consult the partner’s own tax advisers.

EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS URGED TO CONSULT THE PURCHASER’S TAX ADVISER CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE PURCHASER OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a share of common stock that for U.S. Federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. Federal income tax purposes, created or organized in or under the law of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

Distributions

A distribution on a share of common stock will be includible in the gross income of a U.S. Holder as ordinary income to the extent the distribution is paid out of our current or accumulated earnings and profits (as computed for U.S. Federal income tax purposes).  To the extent distributions with respect to a share of common stock in any taxable year are not paid out of current or accumulated earnings and profits, they will be treated as a non-taxable return (and reduction) of basis in that share of common stock to the extent thereof, and if and to the extent they exceed earnings and profits and basis, they will be treated as gain from the sale of the share of common stock (see “—Disposition of Common Stock”).

The rate of federal income tax that a non-corporate taxpayer pays on dividends generally is 20 percent.  Dividends received by a corporation may be eligible for a dividends received deduction, subject to the limitations under section 1059 of the Code relating to extraordinary dividends.

Disposition of Common Stock

Upon a sale or other taxable disposition of a share of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the share of common stock.  A U.S. Holder’s adjusted tax basis in common stock generally will equal the amount paid for the common stock.  That gain or loss will be long-term capital gain or loss if the holding period for that share of common stock is more than one year on the date of sale or other disposition.  The maximum rate of federal income tax applicable to a long-term capital gain of a non-corporate taxpayer is generally 20 percent.   The deductibility of capital losses is subject to limitations.

Medicare Tax

Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8 percent Medicare tax on some or all of their “net investment income,” which generally will include, among other items, dividends and capital gains on a disposition of common stock.  U.S. Holders should consult their tax advisers regarding the applicability of this tax in respect of their ownership of our stock.

Backup Withholding

A U.S. Holder may be subject to backup withholding in respect of dividends on common stock and the proceeds from a sale or other disposition of common stock unless the holder (a) is a corporation or other exempt recipient or (b) provides, when required, the U.S. Holder’s taxpayer identification number to the payer, certifies that the U.S. Holder is not subject to backup withholding and otherwise complies with the backup withholding rules.  Backup withholding is not an additional tax.  Any amount withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded by the IRS or credited against the U.S. Holder’s U.S. Federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of a share of common stock that for U.S. Federal income tax purposes is:

●  a non-resident alien individual;

● a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) created or organized under the laws of a jurisdiction other than the United States or any state or political  subdivision thereof; or

● an estate or trust that is not a U.S. Holder, other than an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

Distributions

Distributions of cash or property in respect of common stock will constitute dividends for U.S. Federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. Federal income tax principles).  Except as described below under “—U.S. Trade or Business Income,” a Non-U.S. Holder generally will be subject to U.S. Federal withholding tax at a 30 percent rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of common stock.  If the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain. However, unless we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds our common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. Federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) certifying the stockholder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. Federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.  Non-U.S. Holders are urged to consult their own tax advisers regarding possible entitlement to benefits under an income tax treaty.

Disposition of Common Stock

Except as described below under “—Information Reporting and Backup Withholding Tax” and “—FATCA”, a Non-U.S. Holder generally will not be subject to U.S. Federal income or withholding tax in respect of any gain on a sale or other taxable disposition of a share of common stock unless:

●	the gain is U.S. trade or business income, in which case the gain will be taxed as described in “—U.S. Trade or Business Income” below;

●
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. Federal income tax at a rate of 30 percent (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

●
we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the period (the “applicable period”) that is the shorter of the five-year period ending on the date of the disposition of common stock and the Non-U.S. Holder’s holding period for our common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, the gain will be subject to U.S. Federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests and of its other assets used or held for use in trade or business.  In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income under section 897 of the Code if a Non-U.S. Holder’s holdings (direct and indirect) at all times during the applicable period constituted five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market during that period.  We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. Federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of common stock will be considered to be “U.S. trade or business income” if (A) (i) that income or gain is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States, that income or gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that the Non-U.S. Holder maintains in the United States or (B) we are or have been a USRPHC at any time during the applicable period (subject to the exception set forth above in the second paragraph of “—Disposition of Common Stock”). Generally, U.S. trade or business income is not subject to U.S. Federal withholding tax (provided certain certification and disclosure requirements are satisfied, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, that income is subject to U.S. Federal income tax on a net basis at regular U.S. Federal income tax rates (in the same manner as a United States person).  Any U.S. trade or business income received by a foreign corporation may also be subject to a “branch profits tax” at a 30 percent rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. Federal withholding tax or that is exempt from withholding pursuant to an income tax treaty.  Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder resides.  Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments.  Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or otherwise establishes an exemption, and the applicable withholding agent does not have actual knowledge or reason to know that the stockholder is a United States person or that the conditions of the other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless the stockholder certifies as to the stockholder’s non-U.S. status under penalties of perjury or otherwise establishes an exemption, and the broker does not have actual knowledge or reason to know that the stockholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.  The payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”).  In the case of the payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a United States person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder, and the broker has no knowledge to the contrary.  Holders of our common stock are urged to consult their tax adviser on the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax.  Any amount withheld under the backup withholding rules from a payment to a stockholder will be refunded by the IRS or credited against the stockholder’s U.S. Federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder generally will be subject to 30 percent U.S. withholding tax on dividends paid with respect to (and, after December 31, 2016, gross proceeds from the sale or other taxable disposition of) common stock if the Non-U.S. Holder (i) is, or holds its common stock through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners.  The future adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements.

Non-U.S. Holders are urged to consult their own tax advisers regarding the effect, if any, of FATCA to them based on their particular circumstances.

Federal Estate Tax

Our common stock owned (or treated as owned) by an individual who is not a domiciliary of the United States at the time of death will be included in the holder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Greenberg Traurig, LLP, Miami, Florida.

EXPERTS

The audited consolidated financial statements of Integrity Applications, Inc. incorporated by reference into this prospectus have been so included in reliance upon the report of Fahn Kanne & Co., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes incorporated by reference into the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  Any document we file with the SEC (including the registration statement of which this prospectus is a part) may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of any such document may be obtained from the SEC upon the payment of fees prescribed by it.  You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015; and

•	our Current Report on Form 8-K filed with the SEC on March 13, 2015.

These reports and documents can be accessed free of charge on our website at http://www.integrity-app.com.  We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Integrity Applications, Inc.
P.O. Box 432
Ashkelon 7810301, Israel
972 (8) 675-7878
Attn:  Chief Executive Officer

INTEGRITY APPLICATIONS INC.

Common Stock

PROSPECTUS

April 22, 2015